UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act Of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Stifel Financial Corp.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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STIFEL FINANCIAL CORP.

One Financial Plaza

501 North Broadway

St. Louis, Missouri 63102-2102

(314) 342-2000

St. Louis, Missouri

May 22, 2007

To the Stockholders of

Stifel Financial Corp.:

We cordially invite you to attend a special meeting of the stockholders of Stifel Financial Corp. The meeting will be held on Friday, June 22, 2007, at 11:00 a.m. on the 2nd Floor, One Financial Plaza, 501 North Broadway, St Louis, Missouri. One Financial Plaza is located on the southwest corner of Washington and Broadway in downtown St. Louis.

The purpose of the Special Meeting is to (1) approve the issuance of up to 500,000 shares of our common stock upon the exercise of warrants and up to 1,000,000 additional shares of our common stock for the payment of earn-out consideration relating to our acquisition of Ryan Beck Holdings, Inc. and (2) to approve and adopt the Stifel Financial Corp. 2007 Incentive Stock Plan (For Ryan Beck Employees) to provide incentive equity compensation to certain employees of Ryan Beck Holdings following the recent completion of our acquisition of that company. Only holders of record of our common stock at the close of business on April 23, 2007 will be entitled to vote. Please take the time to carefully read the description of each proposal in the attached proxy statement.

Thank you for your support.

STIFEL FINANCIAL CORP.

Ronald J. Kruszewski Chairman of the Board and Chief Executive Officer

This proxy statement and the accompanying proxy card are

being mailed to our stockholders beginning about May 23, 2007.

Even though you may plan to attend the meeting in person,

please mark, date, and execute the enclosed proxy and mail it promptly. A postage-paid return envelope is enclosed for your convenience.

STIFEL FINANCIAL CORP.

One Financial Plaza

501 North Broadway

St. Louis, Missouri 63102-2102

(314) 342-2000

NOTICE OF SPECIAL MEETING OF

THE STOCKHOLDERS OF

STIFEL FINANCIAL CORP.

TO BE HELD JUNE 22, 2007

St. Louis, Missouri

May 22, 2007

Dear Stockholder:

A special meeting of stockholders of Stifel Financial Corp. (“Stifel”) will be held on the 2nd Floor, One Financial Plaza, 501 North Broadway, St. Louis, Missouri, on Friday, June 22, 2007, at 11:00 a.m., for the following purposes:

1.

To approve the issuance of (a) up to 500,000 shares of Stifel common stock issuable upon the exercise of five-year warrants issuable to the stockholders and certain former optionholders of Ryan Beck Holdings, Inc., and (b) up to 1,000,000 additional shares of Stifel common stock that may be issued and contingent “earn-out” payments, all pursuant to a merger agreement pursuant to which Stifel acquired Ryan Beck effective February 28, 2007;

2.	To approve and adopt the Stifel Financial Corp. 2007 Incentive Stock Plan (For Ryan Beck Employees) (the “Plan”), to provide incentive equity compensation to certain employees of Ryan Beck; and
3.	To consider and act upon such other business as may properly come before the meeting and any adjournment thereof.

The record date for the determination of stockholders entitled to receive notice of and to vote at the special meeting and any adjournment thereof has been fixed as the close of business on April 23, 2007. A stockholder list dated as of the record date will be available for inspection by any stockholder at our offices in St. Louis, Missouri for ten days prior to the special meeting.

We cordially invite you to attend the special meeting. Even if you plan to be present at the meeting in person, you are requested to date, sign and return the enclosed proxy card in the envelope provided so that your shares will be represented. The mailing of an executed proxy card will not affect your right to vote in person should you later decide to attend the special meeting.

By Order of the Board of Directors.

David M. Minnick, Secretary

May 22, 2007

St. Louis, Missouri

This proxy statement and the accompanying proxy card are

being mailed to Stifel stockholders beginning about May 23, 2007.

STIFEL FINANCIAL CORP.

One Financial Plaza

501 North Broadway

St. Louis, Missouri 63102-2102

PROXY STATEMENT

FOR THE

SPECIAL MEETING OF THE STOCKHOLDERS

TO BE HELD JUNE 22, 2007

ONE FINANCIAL PLAZA, ST. LOUIS, MISSOURI

This proxy statement is furnished to the holders of common stock of Stifel Financial Corp. (“Stifel” or the “Company”) in connection with the solicitation of proxies for use in connection with the Special Meeting of the stockholders of Stifel common stock (the “Stockholders”) to be held June 22, 2007, and all adjournments and postponements thereof, for the purpose set forth in the accompanying Notice of Special Meeting of the Stockholders. Stifel is first mailing this proxy statement and the enclosed form of proxy to Stockholders on or about May 23, 2007.

Pursuant to the Merger Agreement dated January 8, 2007 (the “Merger Agreement”) by and among Stifel, SF RB Merger Sub, Inc., a New Jersey corporation (“Merger Sub”), Ryan Beck Holdings, Inc., a New Jersey corporation (“Ryan Beck”), and BankAtlantic Bancorp, Inc., a Florida corporation (“Bancorp”), Stifel acquired Ryan Beck effective February 28, 2007 by merger (the “Merger”). Pursuant to the Merger Agreement, we agreed to seek stockholder approval to issue five-year warrants to the stockholders and certain former optionholders of Ryan Beck who were entitled to receive a portion of the Merger consideration. The warrants will provide these holders with the right to purchase up to an aggregate of 500,000 shares of Stifel common stock at an exercise price of $36.00 per share, and may be exercised immediately after their issuance. If Stifel does not obtain stockholder approval for the issuance of the shares issuable upon the exercise of the warrants on or prior to June 30, 2007, Stifel has agreed to pay $20.0 million to the Ryan Beck stockholders and optionholders in lieu of issuing the warrants.

The Merger Agreement provides for certain contingent “earn-out” payments after closing of the Merger, based on the achievement of certain performance criteria described below. If Stifel elects to make these earn-out payments in shares instead of in cash, as provided under the Merger Agreement, we may issue shares of Stifel common stock for such earn-out payments. One earn-out payment is based on the aggregate commissionable revenues attributable to certain individuals in Ryan Beck’s existing private client division during the two-year period following closing of the Merger. Stifel will pay the Ryan Beck stockholders an earn-out payment based on 30% of commissionable revenues attributable to such existing private client division employees to the extent such revenues exceed a base amount, up to a maximum payout value of $40.0 million. Two other earn-out payments are equal to revenues attributable to certain individuals in Ryan Beck’s existing investment banking division over each of the first two 12-month periods after closing of the Merger. Such earn-out payments will be equal to 25% of the amount by which the investment banking fees attributable to such individuals exceed $25.0 million in each 12-month period. If the Company elects to make the earn-out payments in shares of Stifel common stock instead of in cash, such shares of Stifel common stock will be valued according to the average of the daily closing price per share for the 10 consecutive business days ending on the day prior to the last day of the applicable earn-out period. We are seeking stockholder approval for the issuance of up to 1,000,000 shares of common stock to be used to pay any such contingent earn-out amounts; if such earn-out consideration exceeds the value of 1,000,000 of our shares, then we will pay the balance of the earn-out consideration in cash or seek further stockholder approval for the issuance of additional shares at that time.

In conjunction with the execution of the Merger Agreement, Stifel also entered into a Voting Agreement effective January 8, 2006 (the “Voting Agreement”) with Bancorp, the Western and Southern Life Insurance Company (“Western and Southern”), and several other individual holders of Stifel’s common stock (collectively, the “Voting Agreement Stockholders”), under which the Voting Agreement Stockholders agreed, among other things, to vote their shares of Stifel common stock in favor of the transactions contemplated by the Merger Agreement including, without limitation, the issuance of the warrants and the shares of Stifel common stock issuable upon exercise thereof and shares of Stifel common stock that may become issuable (and paid at the discretion of Stifel) as earn-out consideration, and such other matters regarding the Merger so as to facilitate the consummation thereof.

Additionally, the Voting Agreement Stockholders agreed to vote their shares of Stifel common stock against any action, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement under the Merger Agreement or the Voting Agreement.

Stifel’s board of directors (the “Board of Directors” or the “Board”) believes that obtaining stockholder approval for the issuance of the shares underlying the warrants and for payment of the earn-out amounts provides Stifel with greater long-term flexibility for both financial and operating performance of Stifel as a whole. Approval of the shares issuable upon exercise of the warrants or that may be issued to satisfy earn-out payments, if any, will require the vote of a majority of our stockholders excluding those who received common stock in connection with the Merger.

Summary Term Sheet for the Merger

•

Stifel entered into the Merger Agreement on January 8, 2007, under which Stifel agreed to acquire Ryan Beck by the merger of Ryan Beck with and into a newly formed merger subsidiary wholly owned by Stifel. The Merger was consummated on February 28, 2007.

•	The parties to the agreement are as follows:
•	Stifel Financial Corp., One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102, (314) 342-2000. Stifel is a financial services and bank holding company.

•	SF RB Merger Sub, Inc., One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102, (314) 342-2000. Merger Sub is a shell company organized specifically for the purposes of the Merger.

•	BankAtlantic Bancorp, Inc., 2100 West Cypress Creek Road, Fort Lauderdale, Florida 33309, (954) 940-5000. Bancorp is a diversified financial services holding company.

•	Ryan Beck Holdings, Inc., 18 Columbia Turnpike, Florham Park, New Jersey 07932, (973) 549-4000. Ryan Beck is a brokerage and financial consulting and advisory services holding company.

•	The consideration issued (and to be issued) in the Merger is as follows:

•	Initial consideration consisting of 2,467,600 shares of Stifel common stock, and cash consideration of approximately $2.65 million, as described in more detail on page 20.

•

Subject to the approval of Stifel’s stockholders, five-year, immediately exercisable warrants to purchase up to 500,000 shares of Stifel’s common stock, at an exercise price of $36.00 per share, as described in more detail on page 21.

•	Contingent payments, as follows:

•

A contingent payment based on the aggregate revenues attributable to certain individuals in Ryan Beck’s existing private client division over the two-year period following closing, as described in more detail on page 21.

•

Two contingent payments based on revenues attributable to certain individuals in Ryan Beck’s existing investment banking division over each of the first two 12-month periods following closing, as described in more detail on page 21.

Each of the contingent payments is payable in cash or Stifel common stock, at Stifel’s sole election.

•

Additionally, Stifel has agreed to establish a retention program for certain employees of Ryan Beck, with 1,200,000 shares of Stifel common stock reserved for issuance under the Stifel Financial Corp. 2007 Incentive Stock Plan (For Ryan Beck Employees).

•	Value of the Merger Consideration. Stifel issued 2,467,600 shares at the closing of the Merger. Utilizing a value of $41.55 per share (which represents the five-day average of the closing price of our stock as reported by the NYSE commencing two days before, and ending two days after, we announced the Merger), that stock had a value of $102.5 million. In addition, we paid approximately $2.65 million of cash at the closing of the Merger. As discussed elsewhere in this proxy statement, we also agreed to issue five-year warrants to purchase up to 500,000 shares of our common stock at an exercise price of $36.00 per share. Using the Black-Scholes valuation method for the warrants, which gives consideration to the price of the underlying stock at the date of grant, the exercise price of the warrant, the expected dividend yield and volatility of the underlying stock, the expected life of the warrant and the corresponding risk free interest rate, such warrants had a value of approximately $8.5 million. Accordingly, the initial share consideration, the cash and the Black-Scholes value of the warrants totals approximately $113.7 million. If the stockholders do not approve the issuance of the warrants, we are required to pay cash of $20.0 million in lieu of issuing the warrants. With the additional cash payment, the aggregate Merger consideration would equal approximately $125.2 million. If any contingent earn-out consideration is paid, the value of the Merger consideration paid to Bancorp and former optionholders of Ryan Beck will increase by the amount of such contingent consideration paid.

•

Maximum Number of Shares Issuable as Merger Consideration. The maximum number of shares of Stifel common stock that Stifel estimates it will issue in connection with the transaction is 3,967,600, consisting of:

•	2,467,600 shares issued as initial share consideration at the closing of the Merger, which shares were not subject to stockholder approval;
•	up to 500,000 shares issuable upon exercise of the warrants, subject to stockholder approval; and
•	up to 1,000,000 shares issuable in payment for any contingent “earn-out” consideration, also subject to stockholder approval.

As described above, the earn-out consists of two components, one based on revenues attributable to certain individuals in Ryan Beck’s existing private client division, which is capped at $40.0 million, and one based on revenues attributable to certain individuals in Ryan Beck’s existing investment banking division, which is not capped. Under the Merger Agreement, we may pay such amounts in stock, cash or any combination thereof, at our election. If we use stock to pay all or portion of any earn-out, the maximum amount of shares that we will issue will be 1,000,000 shares. If we desire to utilize all of such shares to pay any such earn-out, then to the extent that the value of any earn-out exceeds the value of 1,000,000 shares, we will pay the excess over the value of 1,000,000 shares in cash or seek stockholder approval to issue additional shares. Utilizing a value of $41.55 per share, we could pay up to $41.55 million of earn-out payments with our stock, if we so elect.

•

The parties entered into a registration rights agreement (the “Registration Rights Agreement”) pursuant to the Merger Agreement, which requires Stifel to register for resale the shares issued in conjunction with the Merger on certain timetables, as described in more detail on page 22. Additionally, the Registration Rights Agreement includes a lock-up provision and standstill provisions applicable to Bancorp, as described in more detail on page 22.

•	The Merger Agreement includes certain non-compete and non-solicitation provisions applicable to Bancorp, as described in more detail on page 22.
•

Subsequent to the closing of the Merger, Stifel’s Board will remain unchanged. Stifel anticipates that in conjunction with or following the annual stockholders meeting in 2007 that Ben Plotkin will be appointed to the Board. Mr. Plotkin is the Chief Executive Officer of Ryan Beck.

•

Stifel also entered into the Voting Agreement under which the Voting Agreement Stockholders (as defined above) agreed to vote their shares of Stifel common stock in favor of the Merger, the Merger Agreement, and related transactions, as described in more detail on page 22.

We are also seeking stockholder approval of the Stifel Financial Corp. 2007 Incentive Stock Plan (For Ryan Beck Employees) (the “Plan”), which reserves 1,200,000 shares of Stifel common stock for issuance under the Plan for incentive equity compensation to certain employees of Ryan Beck. Stifel currently anticipates that 600,000 of those shares will be issued upon the exercise of restricted stock units issued for purposes of retaining employees of Ryan Beck, and that 600,000 of those shares will be issued as restricted stock units in exchange for Ryan Beck appreciation units held by Ryan Beck employees under Ryan Beck’s deferred compensation plans. The value of the restricted stock units so issued will be the lower of (1) $47.65 (the closing price as of February 28, 2007, the date of closing of the Merger), or (2) the date on which we obtain stockholder approval for the Plan.

Stifel provides equity compensation to employees as an incentive to increase long-term stockholder value and to align the interests of our employees with those of our stockholders. We believe that our equity compensation programs help us to attract and retain talented and highly-skilled individuals to serve as employees. We also believe that these plans motivate high levels of performance and create incentives that reward the contributions of our employees to our success and to increased stockholder value. The Board believes these restricted stock units are a critically important part of the package of equity and cash used to provide incentives to the associates of Ryan Beck to remain with Stifel as part of our acquisition of that company.

Your vote is very important. Whether or not you plan to attend the Special Meeting, we request that you vote as soon as possible. Whether or not you expect to be present in person at the meeting, you are requested to complete, sign, date, and return the enclosed form of proxy. If you attend the meeting, you may vote by ballot. If you do not attend the meeting, your shares of common stock can be voted only when represented by a properly executed proxy.

Any person giving such a proxy has the right to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of Stifel, by duly executing and delivering a proxy bearing a later date, or by attending the Special Meeting and voting in person.

The close of business on April 23, 2007 has been fixed as the record date for the determination of the Stockholders entitled to vote at the Special Meeting of the Stockholders. As of the record date, 14,951,845 shares of Stifel common stock were outstanding and entitled to be voted at the Special Meeting. Stockholders will be entitled to cast one vote on each issue presented above for each share of Stifel common stock held of record on the record date.

The solicitation of this proxy is made by Stifel’s Board. The solicitation will primarily be by mail and the expense thereof will be paid by Stifel. In addition, proxies may be solicited by telephone or facsimile by directors, officers, or regular employees of Stifel.

ABOUT THE SPECIAL MEETING

WHY AM I RECEIVING THESE MATERIALS?

The Board is providing these proxy materials to you in connection with the solicitation of proxies for use at the Special Meeting of Stockholders to be held on Friday, June 22, 2007, at 11:00 a.m., Central time, and at any adjournment or postponement thereof (the “Special Meeting”), for the purpose of considering and acting upon the matters set forth herein.

WHO IS SOLICITING MY VOTE?

Our Board of Directors is soliciting your vote at the Special Meeting.

WHAT WILL I BE VOTING ON?

You will be voting on two proposals:

The first proposal is to approve the issuance of shares of Stifel common stock in connection with Stifel’s pending acquisition of Ryan Beck Holdings, Inc. (“Ryan Beck”) by merger (the “Merger”). Stifel is seeking stockholder approval of the issuance of 500,000 shares of Stifel common stock upon the exercise of five-year, immediately exercisable warrants issued to the stockholders and optionholders of Ryan Beck who receive a portion of the consideration for the Merger. The warrants have an exercise price of $36.00 per share. The Merger Agreement dated January 8, 2007 (the “Merger Agreement”) by and among Stifel, SF RB Merger Sub, Inc., a New Jersey corporation (“Merger Sub”), Ryan Beck and BankAtlantic Bancorp, Inc., a Florida corporation (“Bancorp”) provides that, if Stifel stockholder approval is not obtained for the issuance of the shares of Stifel common stock underlying the warrants on or before June 30, 2007, Stifel is obligated to pay the Ryan Beck stockholders and optionholders receiving a portion of the Merger consideration $20.0 million in cash in lieu of issuing the warrants.

The Merger Agreement further provides for certain earn-out payments after the closing of the Merger. The Merger Agreement permits Stifel to elect to make such earn-out payments in shares of Stifel common stock instead of in cash. Stifel is therefore seeking stockholder approval to issue up to 1,000,000 shares of Stifel common stock to make such earn-out payments. To the extent that the value of such earn-out payments exceed the value of 1,000,000 shares of Stifel common stock, we will pay the balance of the earn-out payments in cash or seek further stockholder approval for the issuance of additional shares at that time.

One earn-out payment is based on the aggregate commissionable revenues attributable to certain individuals in Ryan Beck’s existing private client division during the two-year period following the closing of the Merger. Stifel will pay the earn-out payment based on 30% of commissionable revenues attributable to such existing private client division employees to the extent such revenues exceed a base amount, up to a maximum payout value of $40.0 million. Two other earn-out payments are based on revenues attributable to certain individuals in Ryan Beck’s existing investment banking division over each of the first two 12-month periods after the closing of the Merger. Stifel will pay for each earn-out payment an amount equal to 25% of the amount by which the investment banking fees attributable to such individuals exceed $25.0 million in each 12-month period. If Stifel elects to make such earn-out payments in shares of Stifel common stock instead of in cash, such shares of Stifel common stock will be valued according to the average of the daily closing price per share for the 10 consecutive business days ending on the day prior to the last day of the applicable earn-out period, and Stifel will issue a number of shares of Stifel common stock with an aggregate valuation equal to each earn-out amount (up to 1,000,000 shares, for which stockholder approval is sought by this proxy statement).

If the issuance of these shares underlying the warrants and for payment of the earn-out payments is not approved at the Special Meeting, we believe that we will lose the flexibility we need to continue to grow our business, and in turn, we believe that this may have a negative effect on our long-term success.

The issuance of the shares underlying the warrants and for payment of the earn-out payments requires the approval of a majority of Stifel’s stockholders, excluding the stockholders who received share consideration in the Merger.

The second proposal is to approve and adopt the Stifel Financial Corp. 2007 Incentive Stock Plan (For Ryan Beck Employees) (the “Plan”), which provides incentive equity compensation to certain employees of Ryan Beck. The Plan reserves 1,200,000 shares of Stifel common stock for issuance under the Plan. Stifel currently anticipates that 600,000 of those shares will be issued upon the exercise of restricted stock units issued for purposes of retaining employees of Ryan Beck, that 600,000 of those shares will be issued as restricted stock units in exchange for Ryan Beck appreciation units held by Ryan Beck employees under Ryan Beck’s deferred compensation plans. The value of the restricted stock units so issued will be the lower of (1) $47.65 (the closing price as of February 28, 2007, the date of closing of the Merger), or (2) the date on which we obtain stockholder approval.

In addition to the consideration to be paid to the stockholders and optionholders of Ryan Beck who are receiving a portion of the Merger consideration, Stifel has agreed to issue certain equity compensation to key associates of Ryan Beck under the Plan. If the Plan is not approved at the Special Meeting, we believe that our ability to retain these employees will be negatively affected, and in turn, we believe our long-term success may be adversely affected.

HOW MANY VOTES DO I HAVE?

You will have one vote for each proposal for every share of common stock you owned on the record date, April 23, 2007, and on each other proposal presented at the Special Meeting; however, because Proposal I deals with the form in which additional consideration for the Merger may be paid, holders of shares of common stock issued as consideration for the Merger are not entitled to vote in respect of Proposal I.

HOW MANY VOTES CAN BE CAST BY ALL STOCKHOLDERS?

12,574,491 for Proposal I and 14,951,845 for Proposal II, consisting of one vote for each of the shares of common stock that were outstanding on the record date, less the number of shares of common stock issued as consideration for the Merger for Proposal I.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

7,475,923 votes, which represents a majority of the votes entitled to be cast with regard to Proposal II (which is the proposal to be decided at the Special Meeting with the largest number of shares eligible to be cast). If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted in determining the quorum. A broker non-vote occurs when a bank or broker holding shares in street name submits a proxy that states that the broker does not vote for some or all of the proposals, because the broker has not received instructions from the beneficial owners on how to vote on the proposals and does not have discretionary authority to vote in the absence of instructions.

We urge you to vote by proxy even if you plan to attend the Special Meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

DOES ANY SINGLE STOCKHOLDER CONTROL AS MUCH AS 5 PERCENT OF ANY CLASS OF STIFEL’S COMMON STOCK?

As of April 23, 2007 there are two stockholders that beneficially own over five percent of our common stock (see page 47).

ARE THERE ANY VOTING AGREEMENTS THAT MAY AFFECT THE VOTE?

Stifel entered into a Voting Agreement effective January 8, 2006 (the “Voting Agreement”) with several individual holders of Stifel’s common stock (collectively, the “Voting Agreement Stockholders”), under which the Voting Agreement Stockholders agreed to vote their shares of Stifel common stock in favor of the Merger, the Merger Agreement, and the transactions contemplated thereunder including, without limitation, the issuance of the warrants and the shares of Stifel common stock issuable upon exercise thereof and shares of Stifel common stock that may become issuable (and paid in the discretion of Stifel) as earn-out consideration, and such other matters regarding the Merger so as to facilitate the consummation thereof.

WHAT ARE THE BENEFITS THAT OFFICERS AND DIRECTORS RECEIVE IN THE TRANSACTION, AND WHAT ARE THE POTENTIAL CONFLICTS OF INTEREST?

Stifel’s officers and directors did not receive any direct or indirect benefit as a result of the transaction that would not be realized by holders of Stifel common stock, generally, and the Board has not identified any conflicts of interest among Stifel’s officers and directors.

Stifel anticipates that sometime after the annual stockholders meeting, the Board will appoint Ben Plotkin, the chief executive officer of Ryan Beck, to the Board of Stifel. Mr. Plotkin was not a member of the executive management of Stifel when the Merger was considered, and will not be a member of the Board during the time prior to the approval of the matters that are the subject of this proxy statement. At the time such matters were considered, Mr. Plotkin was on the board of, and was the chief executive officer of, Ryan Beck.

HOW DO I VOTE?

You can vote either by proxy with or without attending the Special Meeting or in person at the

Special Meeting.

To vote by proxy, you must either:

❖	If your shares are registered in your name at UMB Bank, n.a. (our transfer agent), you must fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope.

❖	If you hold your stock through a securities broker (that is, in street name), you must either:
➢	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,
➢	vote by telephone (instructions are on the proxy card), or
➢	vote by Internet (instructions are on the proxy card).

Our employees who participate in our employee benefit plans may vote on our Intranet or may have their proxy card mailed to them.

If you want to vote in person at the Special Meeting, and you hold your stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

CAN I CHANGE MY VOTE?

Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone, Internet or Intranet, or send a written notice of revocation to our corporate secretary at the address on the cover of this proxy statement. If you attend the Special Meeting and want to vote in person, you can request that your previously submitted proxy not be used.

WHAT IS THE VOTE REQUIRED TO APPROVE EACH PROPOSAL?

Approval of Proposal I requires the approval of a majority of total votes cast on Proposal I, excluding the votes of stockholders relating to the shares they received as consideration in the Merger, and approval and adoption of the Plan requires a majority of votes cast on Proposal II, provided that the total votes cast on such proposal represent over 50 percent of our outstanding shares entitled to vote on each such matter. Therefore, shares subject to abstention will be considered as present for quorum purposes and will have the effect of a vote against this proposal. A broker “non-vote” will have no effect on the proposals (except to the extent such abstentions and broker non-votes result in a failure to obtain total votes cast representing more than majority of the votes that can be cast at the Special Meeting regarding the issuance of the shares underlying the warrants and for payment of the earn-out amounts and regarding the Plan).

IF I SIGN A PROXY, HOW WILL IT BE VOTED?

All shares entitled to vote and represented by properly executed proxy cards received prior to the Special Meeting, and not revoked, will be voted at the Special Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board of Directors. As a result, your shares will be voted in favor of the Proposals.

WHEN ARE THE STOCKHOLDER PROPOSALS FOR INCLUSION IN THE PROXY STATEMENT FOR THE 2007 ANNUAL MEETING DUE?

In order to be considered for inclusion in the proxy statement for the 2007 Annual Meeting of Stockholders, stockholder proposals must have been in writing and received by December 7, 2006 by Stifel Financial Corp., One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102, Attn: Secretary.

WHEN ARE STOCKHOLDER PROPOSALS FOR PRESENTATION AT MEETINGS OF STOCKHOLDERS DUE?

If you desire to submit a proposal for consideration at a meeting of stockholders, or to nominate persons for elections as directors at any meeting duly called for the election of directors, written notice of your intent to make such proposal or nomination must be given and received by Stifel’s Secretary at its principal office not later than (1) with respect to an Annual Meeting of Stockholders, 60 days prior to the anniversary date of the immediately preceding Annual Meeting, and (2) with respect to a Special Meeting of Stockholders, the close of business on the 10th day following the date on which notice of the meeting is first sent or given to stockholders. Each notice shall describe the proposal or nomination in sufficient detail for a proposal or nomination to be summarized on the agenda for the meeting and shall set forth (1) the name and address, as it appears on the books of the Company, of the stockholder who intends to make the proposal or nomination; (2) a representation that the stockholder is a holder of record of the ordinary shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present such proposal or nomination; and (3) the class and number of ordinary shares of the Company which are beneficially owned by such stockholder.

COULD OTHER MATTERS BE DECIDED AT THE SPECIAL MEETING?

If any other matters are properly presented for consideration at the Special Meeting, including, among other things, consideration of a motion to adjourn the Special Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Stifel does not currently anticipate that any other matters will be raised at the Special Meeting.

WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting.

HOW CAN I ACCESS STIFEL’S PROXY MATERIALS AND ANNUAL REPORT ELECTRONICALLY?

This proxy statement and the 2006 annual report are available on our Internet site at www.stifel.com. Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

PROPOSAL I.

Issuance of Additional Shares of Stifel Common Stock in Connection with Stifel’s Acquisition of Ryan Beck

The Board of Directors is asking stockholders to approve the issuance of up to 1,500,000 shares of Stifel common stock in connection with the acquisition of Ryan Beck by merger. The Board of Directors approved such issuance on January 6, 2007, subject to stockholder approval.

Our Board has approved the issuance of shares underlying the warrants and for payment of the earn-out amounts and recommends that stockholders vote therefor.

Background of the Merger

On several occasions prior to September 2006, Ronald J. Kruszewski, President, CEO and Chairman of Stifel, discussed with Ben A. Plotkin, CEO and chairman of Ryan Beck, the possibility of a strategic combination or alliance involving Stifel and Ryan Beck. In each case, the contacts were preliminary, did not involve Bancorp, Ryan Beck’s sole shareholder, and did not result in any negotiations regarding any significant economic terms with respect to any transaction involving either of the two companies.

In mid-September 2006, Mr. Plotkin called Mr. Kruszewski and renewed their discussions. The two agreed to meet to discuss a potential transaction. On September 26, 2006, Mr. Kruszewski met with Mr. Plotkin at an off-site location in New Jersey to discuss the general merits of an acquisition by Stifel of Ryan Beck, including whether a combination of Stifel and Ryan would be beneficial for each their respective companies and Bancorp. Messrs. Kruszewski and Plotkin discussed their respective companies, industry trends and areas in which the two companies’ businesses might be complementary. Also discussed was the importance of retaining Ryan Beck’s key investment professional employees through various retention programs. The two agreed to further examine independently the benefits of such a combination.

On October 6, 2006, Mr. Plotkin circulated a draft confidentiality agreement to Mr. Kruszewski. Following conversations between the parties and respective legal counsel concerning the terms of the confidentiality agreement, it was executed on October 9, 2006 with the knowledge of Bancorp. The confidentiality agreement required each of the parties to maintain the confidentiality of nonpublic information that would be made available to the other for purposes of due diligence with respect to a potential acquisition of Ryan Beck by Stifel. Following the execution of the confidentiality agreement, the parties commenced their initial business and financial due diligence. At this time, Ryan Beck provided Stifel with access to a private online document room created to facilitate due diligence. Also, at this time discussions between Messrs. Kruszewski and Plotkin continued with respect to the various employee retention programs and post-acquisition operations.

On November 9, 2006, Mr. Kruszewski met with Alan B. Levan, the chairman of Bancorp, and Mr. Plotkin in Bancorp’s offices in Miami, Florida. Mr. Kruszewski and Mr. Levan discussed valuation generally, but only in a non-specific manner, as Stifel was early in the process of its evaluation of the various potential synergies and other benefits of a transaction and the costs relating to assimilating the Ryan Beck private client, capital markets and investment banking groups. Throughout this period, Stifel met and conferred with Citigroup Global Markets Inc. (“Citi”), Stifel’s financial advisor in connection with the proposed transaction, regarding a potential transaction with Ryan Beck, and Stifel reviewed selected materials, based on public information and information provided pursuant to the confidentiality agreement, relating to a potential strategic combination between Stifel and Ryan Beck.

On November 6, 2006, at a regularly scheduled meeting of the board of directors of Stifel, Mr. Kruszewski informed the board of the potential for entering into an acquisition agreement with Ryan Beck, but indicated that he did not know if the parties could reach an agreeable valuation.

During the last week of November and the first week of December 2006, Stifel and Bancorp discussed a summary of terms. Mr. Levan expressed interest in acquiring stock of Stifel in connection with the transaction, and the parties took note of the fact that Stifel’s market price during the previous three-month period had ranged between $30.07 and $37.30. The parties agreed that the valuation would be based on the book value of Ryan Beck as a stand-alone business and would be expressed in shares of Stifel having a valuation of $36.00 per share based on the recent historical trading price of the shares. In addition, the parties discussed potential warrant and earn-out consideration tied to the performance of each of the private client group and investment banking division of Stifel.

During the week of December 4, 2006, the parties instructed their legal counsel to commence drafting an acquisition agreement based on the summary of terms. Throughout December 2006 and in early January 2007, Stifel management and their advisors conducted due diligence of Ryan Beck, including through access to the private online data room, management meetings and site visits.

On December 5, 2006, the Stifel Board held a regular board meeting during which the directors were provided with an update regarding the due diligence process and the information provided by Ryan Beck to date.

On December 9, 2006, pursuant to the request of Stifel, Bryan Cave LLP, Stifel’s legal counsel for the transaction, provided an initial draft acquisition agreement to Stearns Weaver Miller Weissler Alhadeff & Sitterson, P.A., Bancorp’s legal counsel for the transaction. From December 10, 2006 through January 8, 2007, Stifel, with the assistance of Bryan Cave and Citi, negotiated the specific terms of the Merger Agreement and the related disclosure letter. These negotiations addressed the nature of the representations and warranties to be made in respect of Ryan Beck and its business, the limitations on the conduct of Ryan Beck’s between signing and closing and certain employee matters. Among the issues discussed, particular attention was given to (i) the scope, limitations and survival period of the indemnification obligations, (ii) the structure of the transaction and the mix of consideration to be delivered, (iii) certain tax issues, and (iv) the structure of the earn-out consideration and retention packages for Ryan Beck employees. During this period, in a series of telephone calls from mid-December through December 24, 2006, Messrs. Kruszewski and Levan agreed that the valuation would be based on the November 30, 2006 book value of Ryan Beck, approximately $91.1 million, and that the number of shares would be fixed at 2,531,278 (sometimes referred to as the “Initial Share Consideration”), subject to the limitation that the number would not exceed 19.9% of the outstanding voting stock of Stifel. In addition, the parties agreed on the structure of the earn-out with respect to the private client group and investment banking business. The respective parties and legal counsel continued to review and negotiate the Merger Agreement.

During the course of the negotiations of the Merger Agreement, Stearns Weaver Miller indicated the desirability of obtaining an agreement from Stifel’s significant stockholders (including Western and Southern, which at the time was Stifel’s largest shareholder) to vote in favor of any matters relating to the Merger requiring Stifel stockholder approval. On or about January 4, 2007, Mr. Kruszewski informed representatives of Western and Southern of the potential transaction and its material terms on a confidential basis, and those representatives indicated Western and Southern would be willing to enter into such a voting agreement. Other members of the Board of Directors, including Mr. Kruszewski, also were asked to enter into such a voting agreement. The terms of the Merger Agreement and the Voting Agreement are detailed below under “Terms of the Ryan Beck Acquisition” beginning on page 20 of this proxy statement.

On January 6, 2007, Stifel’s entire board of directors, together with its financial and legal advisors, met to review the proposed Merger and draft Merger Agreement. At the meeting, Citi provided to the Board a summary of its fairness opinion procedures, reviewed its analysis performed and delivered a verbal fairness opinion to Stifel’s Board to the effect that, as of such date and based upon and subject to the assumptions, qualifications and limitations described by Citi, the Merger consideration provided for in the Merger Agreement (assuming, however, with the consent of Stifel’s Board, that no cash would be substituted for the Initial Share Consideration as contemplated by the Merger Agreement) to be paid by Stifel in the Merger, was fair, from a financial point of view, to Stifel. Representatives from Bryan Cave summarized the principal terms of the Merger Agreement and the determinations to be made by the directors in the exercise of their fiduciary duties. After discussion and deliberation based upon the totality of the information presented and considered during its evaluation of the Merger and the Merger Agreement, the Board, by unanimous vote, approved the Merger Agreement and the transactions contemplated by the Merger Agreement, in substantially the form presented to the Board.

On January 8, 2007, Stifel and its wholly-owned subsidiary Merger Sub entered into the Merger Agreement with Bancorp, and its subsidiary, Ryan Beck, pursuant to which Stifel agreed to acquire Ryan Beck through the Merger of Ryan Beck with and into Merger Sub, with Merger Sub surviving. On the morning of January 9, 2007, Stifel issued a press release announcing the execution of the Merger Agreement. The Merger closed on February 28,

2007.

Reasons for the Merger

On January 6, 2007, the Board unanimously adopted resolutions, determining that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, were in Stifel’s best interests. The Board concluded that the Merger Agreement and the Merger were fair to Stifel’s stockholders, and recommends that the holders of Stifel common stock vote for the approval of the issuance of shares of Stifel common stock upon exercise of the Warrants and as additional earn-out consideration as described in this proxy statement.

In reaching these conclusions, the Board consulted with our management and our legal and financial advisors, and considered the short-term and long-term interests and prospects of Stifel and its stockholders. In reaching the foregoing determinations, the Board considered the following material factors that it believed supported its determinations:

•	the strategic nature of the transaction, which would expand Stifel’s broker-dealer network into the Northeast, with relatively little overlap with its current business operations;
•	the strong management team of Ryan Beck, and the relative fit of the cultures of Stifel and Ryan Beck;

•

Citi’s written opinion dated January 8, 2007, the date of the Merger Agreement, to the effect that, as of such date, and based upon and subject to the assumptions, qualifications and limitations set forth therein, the Merger consideration provided for in the Merger Agreement (assuming, however, with the consent of Stifel’s Board, that no cash would be substituted for the Initial Share Consideration as contemplated by the Merger Agreement) to be paid by Stifel in the Merger was fair, from a financial point of view, to Stifel; and

•	the terms and conditions of the Merger Agreement. The board of directors considered in particular:

o	the indemnification available to Stifel;
o	the structure of the consideration of the transaction, including a significant component relating to the contingent performance of certain business divisions of Ryan Beck;
o	the treatment of Ryan Beck’s deferred compensation plans;
o	the treatment of Ryan Beck management’s change of control contracts;
o	the fact that the Merger could be consummated quickly following regulatory approval;

o	the fact that Ryan Beck was not self-clearing and that substantial benefits would accrue to Stifel by leveraging its clearing platform;

o	the positive business reputation of Ryan Beck and its lack of any material contingent liabilities; and

o	the absence of any material regulatory issues.

The Board also considered a variety of risks and other potentially negative factors concerning the Merger. These factors included the following:

•

the conditions to the closing of the Merger, including regulatory approval, and the negative that failure to complete the Merger might have on the trading price of Stifel’s common stock and Stifel’s operating results, including the expenses associated with the transaction;

•	Stifel’s ability to retain key personnel of Ryan Beck following the closing;

•

the potential distraction to Stifel management in trying to integrate the operations of Ryan Beck, which may be particularly challenging given the pending acquisition of First Service Financial Company (which was subsequently consummated in April 2007) and the recent acquisition of the capital markets business of Legg Mason at the end of 2005;

•	the possible disruption to Stifel’s business that might result from the announcement of the Merger and the resulting distraction of the attention of Stifel’s management;

•	the amount of stock to be held by Bancorp and the possibility that Bancorp may seek to sell such shares in the future.

The foregoing discussion of the information and factors considered by the Stifel Board is not intended to be exhaustive but, we believe, includes all material factors considered by our board of directors. Based on the factors outlined above, the Stifel Board determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to and in the best interests of holders of Stifel common stock.

Opinion of Stifel’s Financial Advisor

Stifel retained Citi as its exclusive financial advisor in connection with the Merger. In connection with this engagement, the board of directors of Stifel requested that Citi evaluate the fairness, from a financial point of view, to Stifel of the Merger consideration to be paid by Stifel in the Merger. On January 6, 2007, at a meeting of the Stifel board of directors held to evaluate the Merger, Citi delivered a verbal fairness opinion, which opinion was confirmed by delivery of a written opinion dated January 8, 2007, the date of the Merger Agreement, to the effect that as of the date of such opinion, and based upon and subject to the assumptions, limitations and considerations set forth in the opinion and other factors it deemed relevant, the Merger consideration provided for in the Merger Agreement (assuming, however, with the consent of Stifel’s Board, that no cash would be substituted for the Initial Share Consideration as contemplated by the Merger Agreement) to be paid by Stifel in the Merger was fair, from a financial point of view, to Stifel.

The full text of Citi’s written opinion, dated January 8, 2007, which sets forth the assumptions made, general procedures followed, matters considered and limits on the review undertaken, is included as Annex II to this proxy statement. The summary of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. You are urged to read Citi’s opinion carefully and in its entirety.

The Citi opinion was provided for the information of the Stifel board of directors in its evaluation of the Merger, which has been consummated, and was limited solely to the fairness from a financial point of view as of the date of the opinion of the Merger consideration provided for in the Merger Agreement (assuming, however, with the consent of Stifel’s Board, that no cash would be substituted for the Initial Share Consideration as contemplated by the Merger Agreement) to be paid by Stifel in the Merger. Citi was not requested to opine as to, and its opinion does not address in any manner, Stifel’s underlying business decision to proceed with or effect the Merger. Neither Citi’s opinion nor its related analyses constituted a recommendation of the Merger to the Stifel board of directors. Citi makes no recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the Merger, including with respect to the Proposal I described in this proxy statement.

In arriving at its opinion, Citi reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Stifel and certain senior officers and other representatives and advisors of Ryan Beck concerning the business, operations and prospects of Stifel and Ryan Beck. Citi examined certain publicly available business and financial information relating to Stifel and Ryan Beck as well as certain financial forecasts and other information and data relating to Stifel and Ryan Beck which were provided to or discussed with Citi by the respective managements of Stifel and Ryan Beck, including adjustments to the forecasts and other information and data relating to Stifel and Ryan Beck discussed with Citi by the respective managements of Stifel and Ryan Beck, and including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Stifel and Ryan Beck to result from the Merger. In addition, Citi assumed, with the consent of Stifel’s Board, that there were no material undisclosed liabilities of Ryan Beck for which adequate reserves or other provisions had not been made. Citi reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to or in light of, among other things:

•	current and historical market prices and trading volumes of Stifel common stock;
•	the historical and projected earnings and other operating data of Stifel and Ryan Beck;
•	the capitalization and financial condition of Stifel and Ryan Beck; and
•	the liquidity requirements and capital resources of Ryan Beck.

Citi considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Stifel and Ryan Beck. Citi also evaluated certain potential pro forma financial effects of the Merger on Stifel. In addition to the foregoing, Citi conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the respective managements of Stifel and Ryan Beck that they were not aware of any relevant information that had been omitted or that remained undisclosed to Citi. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Citi relating to Stifel and Ryan Beck and, in the case of certain potential pro forma financial effects of, and strategic implications and operational benefits resulting from, the Merger, relating to Stifel, Citi was advised by the respective managements of Stifel and Ryan Beck that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Stifel and Ryan Beck as to the future financial performance of Stifel and Ryan Beck, the potential strategic implications and operational benefits anticipated to result from the Merger and other matters covered thereby, and Citi assumed, with Stifel’s consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.

Citi assumed, with Stifel’s consent, that the Merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Stifel, Ryan Beck or the contemplated benefits to Stifel of the Merger.

The Merger Agreement provides for the substitution of an amount of cash, referred to as the Substituted Cash Consideration, for a portion of the Initial Share Consideration in certain circumstances. Citi assumed, with the consent of Stifel’s Board, that no Substituted Cash Consideration would be paid in connection with the Merger. Citi also assumed, with the consent of Stifel’s Board, that the Merger would be treated as a tax-free reorganization for federal income tax purposes.

Citi’s opinion, as set forth therein, relates to the relative values of Stifel and Ryan Beck. Citi did not express any opinion as to what the value of the Stifel common stock would be when issued pursuant to the Merger or the price at which the Stifel common stock would trade at any time. Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Stifel or Ryan Beck, nor did Citi make any physical inspection of the properties or assets of Stifel or Ryan Beck. Citi expressed no view as to, and its opinion did not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Stifel or the effect of any other transaction in which Stifel might engage. Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of the opinion.

               Citi’s advisory services and the opinion expressed in Citi’s written opinion dated January 8, 2007, were provided solely for the information of the board of directors of Stifel in its evaluation of the proposed Merger, and may not be relied upon by any third party or used for any other purpose as set forth in Citi’s engagement letter with Stifel dated January 5, 2007. Citi’s engagement letter expressly states that Citi has been retained under such engagement letter solely as an adviser to Stifel, and not as an adviser to or agent to any other person, and that neither the engagement, nor the delivery of any advice in connection therewith, is intended to confer rights upon any person not a party to the engagement letter (including security holders, employees or creditors of Stifel) as against Citi or its affiliates or their respective directors, officers, agents and employees. The availability of a defense under applicable state law based on the foregoing disclaimer of third party reliance on Citi’s written opinion would have no effect on the rights and responsibilities of the Stifel board of directors under applicable state law, or the rights and responsibilities of the Stifel board of directors or Citi under the federal securities laws.

Citi has consented to the inclusion of its written opinion dated January 8, 2007, to the board of directors of Stifel relating to the Merger as Annex II to this proxy statement.

Financial Analyses of Citi

In connection with rendering its opinion, Citi made a presentation to the Stifel board of directors on January 6, 2007 with respect to the material analyses performed by Citi in evaluating the fairness to Stifel, from a financial point of view, of the Merger consideration provided for in the Merger Agreement (assuming, however, with the consent of Stifel’s Board, that no Substituted Cash Consideration would be paid in connection with the Merger) to be paid by Stifel in the Merger. The following is a summary of the financial analyses contained in that presentation. The summary includes information presented in tabular format. In order to understand fully the financial analyses used by Citi, these tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The following quantitative information, to the extent it is based on market data, is, except as otherwise indicated, based on market data as it existed at or prior to January 5, 2007, and is not necessarily indicative of current or future market conditions.

The written opinion of Citi did not reflect any development that may have occurred after the date of such opinion and prior to completion of the Merger. Stifel did not request an updated opinion from Citi in connection with the Merger.

Comparable Companies Analysis. Citi reviewed market values and trading multiples for the following publicly held companies in the brokerage, financial advisory, investment banking, investment advisory and related financial advisory services sectors and compared them with financial data for Ryan Beck:

•	Stifel;
•	A.G. Edwards & Sons, Inc.;
•	Raymond James Financial, Inc.;
•	Oppenheimer & Co.;
•	Sanders Morris Harris Group Inc.;
•	Piper Jaffray & Co.;
•	KBW, Inc.;
•	Thomas Weisel Partners Group, Inc.; and
•	Cowen Group, Inc.

All multiples were based on market data as of January 5, 2007. The forecasted financial information used by Citi for the selected comparable companies in the course of this analysis was based on information published by Institutional Brokers Estimate System, or “IBES,” as provided by Thomson Financial and IDD Information Services, or “IDD.” IBES contains estimated and actual earnings cash flows, dividends, sales and pre-tax income data for companies in the U.S., Europe, Asia and emerging markets. The forecasted financial information used by Citi in the course of these analyses with respect to Stifel and Ryan Beck was based on Stifel and Ryan Beck management estimates and, with respect to Stifel, do not include any compensation expenses related to Stifel’s acquisition of Legg Mason’s capital market business.

For each of the selected comparable companies, Citi derived and compared, among other things:
•	the price as a multiple of 2006 earnings per share (2006 EPS);
•	the price as a multiple of 2007 earnings per share (2007 EPS);
•	the price as a multiple of book value (Book Value);
•	the price as a multiple of tangible book value (Tangible Book Value);
•	broker premium (defined as market capitalization less tangible book value, expressed on a per broker basis ($ in thousands)) (Broker Premium); and
•	long term earnings per share growth rate (Long Term EPS Growth Rate).

The following table sets forth the results of this analysis:

	High	Median	Low
Price as a multiple of 2006 EPS	23.5x	17.6x	13.5x
Price as a multiple of 2007 EPS	21.4x	15.8x	11.0x
Price as a multiple of Book Value	3.13x	2.05x	1.24x
Price as a multiple of Tangible Book Value	3.13x	2.27x	1.77x
Broker Premium ($ in thousands)	$623.0	$433.7	$147.8
Long Term EPS Growth Rate	10.0%	10.0%	5.0%

Based on this comparable company analysis and taking into consideration other performance metrics, Citi derived a reference range for the implied estimated equity value of Ryan Beck of approximately $135.0 million to $150.0 million. Citi calculated that this reference range would result in an implied multiple of equity value to estimated 2007 Net Income of 29.0x to 32.2x, an implied multiple of equity value to Tangible Book Value of 1.49x to 1.65x and an implied Broker Premium of $114.0 to $152.5 (each in thousands).

Precedent Transactions Analysis. Citi reviewed publicly available information for the following eleven merger or acquisition transactions in the brokerage, financial advisory, investment banking, investment advisory and related financial advisory services sectors publicly announced since September 28, 1999:

Acquiror	Target	Date Announced
UBS	McDonald (Retail Only)	9/6/2006
UBS	Piper Jaffray & Co. (Retail Only)	4/11/2006
Merrill Lynch & Co.	Advest Group, Inc. (AXA)	9/14/2005
Royal Bank of Canada	Tucker Anthony Sutro	8/1/2001
Regions Financial	Morgan Keegan	12/18/00
Royal Bank of Canada	Dain Rauscher	9/28/00
MONY	Advest	8/24/00
UBS	Paine Webber	7/12/00
First Union	First Albany	5/10/00
Paine Webber	J.C. Bradford	4/28/00
Wells Fargo	Ragen MacKenzie	9/28/99

For each selected precedent transaction, Citi derived and compared, among other things:
•

the ratio of purchase price (excluding retention payments) of the acquired company based on the consideration paid in the transaction to net revenues, for the last 12-month period prior to the announcement of the transaction for which financial results were available (LTM Net Revenues);

•

the ratio of purchase price (excluding retention payments) of the acquired company based on the consideration paid in the transaction to net income, for the last 12-month period prior to the announcement of the transaction for which financial results were available (LTM Net Income);

•

the ratio of purchase price (excluding retention payments) of the acquired company based on the consideration paid in the transaction to net income, for the current fiscal year period during which the transaction was consummated (CFY Net Income);

•	the ratio of purchase price (excluding retention payments) of the acquired company based on the consideration paid in the transaction to tangible book value (Tangible Book Value); and
•	the broker premium (Broker Premium).

With respect to the financial information for the companies involved in the selected precedent transactions, Citi relied on information available in public documents, company press releases and information published by IDD.

The following table presents the results of this analysis:
	High	Median	Low
Ratio of Purchase Price to LTM Net Revenues	3.05x	1.39x	0.84x
Ratio of Purchase Price to LTM Net Income	73.4x	16.1x	6.8x
Ratio of Purchase Price to CFY Net Income	47.3x	16.9x	13.2x
Ratio of Purchase Price to Tangible Book Value	3.43x	2.90x	1.98x
Broker Premium ($ in thousands)	$1,014	$564	$288

               Based upon this precedent transactions analysis and taking into consideration other performance metrics, Citi derived a reference range for the implied estimated equity value of Ryan Beck of approximately $180.0 million to $200.0 million. Citi calculated that this reference range would result in an implied multiple of equity value to estimated 2007 Net Income of 38.7x to 43.0x, an implied multiple of firm value to Tangible Book Value of 1.99x to 2.21x and an implied Broker Premium of $229.6 to $281.1 (each in thousands).

Discounted Cash Flow Analysis. Citi performed a discounted cash flow analysis to calculate the estimated present value of the after-tax free cash flows that Ryan Beck could generate from fiscal years 2007 through 2011 based on financial projections developed with and reviewed by Stifel management, both on a standalone basis and taking into account the value of synergies anticipated to result from the Merger by Stifel’s management.

Citi calculated the after-tax free cash flows by calculating estimated net income of Ryan Beck for each of fiscal years 2007 through 2011, by applying a 7% compound annual growth rate to estimated revenues for Ryan Beck and a pre-tax net margin thereto, and adjusting estimated net income for estimated additional investments required. Citi calculated the terminal value of Ryan Beck by applying to Ryan Beck’s fiscal year 2011 estimated net income a range of terminal multiples of 11.5x to 13.5x. The present value of the cash flows and the terminal value of Ryan Beck were calculated using discount rates ranging from 10.5% to 13.5%, which Citi viewed as appropriate based on weighted average cost of capital analysis for Ryan Beck.

Citi derived a reference range for the implied estimated equity value of Ryan Beck of approximately $125.0 million to $150.0 million based on the discounted cash flow analysis for Ryan Beck without taking into account synergies anticipated to result from the Merger by Stifel’s management. In addition, Citi derived a reference range for the implied estimated equity value of Ryan Beck of approximately $250.0 million to $275.0 million based on the discounted cash flow analysis taking into account synergies anticipated to result from the Merger by Stifel’s management.

Contribution Analysis. Citi reviewed certain historical and estimated future operating, financial and market information for Ryan Beck and Stifel, and the implied contribution percentages of Stifel and Ryan Beck to the combined company. The information used by Citi in the course of this analysis was based on estimates provided to Citi by the respective managements of Stifel and Ryan Beck.

Based upon the foregoing analysis, and assuming Stifel’s stockholders would approve the issuance of the common stock issuable upon the exercise of five-year warrants that is the subject of the Proposal I described in this proxy statement, Citi calculated an implied Stifel contribution range in the combined company of approximately 67% to 92%, compared with an implied ownership percentage of Stifel shareholders in the pro forma entity of 81%, taking into account options, deferred compensation and assuming the issuance of 500,000 shares of Stifel common stock upon the exercise of the five-year warrants and up to $20 million in additional shares of Stifel common stock in respect of earn-out consideration relating to Stifel’s acquisition of Ryan Beck.

                The results of this analysis were based on estimates provided to Citi by the respective managements of Stifel and Ryan Beck, and are set forth below:

Metric	Stifel Contribution
Equity	71%
Revenues 2007 Estimated	68%
Net Income 2007 Estimated 2007 Estimated (assuming anticipated annual synergies)	92% 73%
Private Client Revenue 2007 Estimated	67%
Number of Brokers 2007 Estimated	69%
Relative Discounted Cash Flow Standalone Standalone (assuming anticipated annual synergies)	82% 70%

Pro Forma Analysis. Citi also analyzed the potential pro forma effect of the Merger on the projected earnings per share, or EPS, for Stifel, based upon fiscal 2007 earnings estimates prepared by Stifel and Ryan Beck managements for Stifel and Ryan Beck, for the following two scenarios:

•	Stifel’s stockholders approve the issuance of the common stock issuable upon the exercise of five-year warrants that is the subject of Proposal I described in this proxy statement;
•

Stifel’s stockholders do not approve the issuance of the common stock issuable upon the exercise of five-year warrants that is the subject of Proposal I described in this proxy statement, and cash is substituted in lieu thereof.

The effect on EPS was calculated assuming the transaction closed on December 31, 2006 and using various other assumptions. Citi compared the Stifel management’s estimates of standalone 2007 earnings per share of Stifel (GAAP EPS), GAAP EPS excluding the effect of amortizing intangibles and acquisition related compensation expenses for the acquisition of the Legg Mason capital markets business and the Merger (Operating EPS), and the tangible book value per share, to the estimated GAAP EPS, Operating EPS and tangible book value per share, respectively, of the combined company for both the base case which takes into account 50% of the full amount of the synergies anticipated to result from the Merger by Stifel’s management (Base Case), and the run rate which takes into account the full amount of the synergies anticipated to result from the Merger by Stifel’s management (Run Rate).

The following table sets forth the results of the pro forma analysis for the Base Case and the Run Rate in the case that the issuance of the common stock issuable upon the exercise of five-year warrants that is the subject of Proposal I described in this proxy statement is approved by Stifel’s stockholders:

	2007 Estimated
Metric	Base Case Pro Forma Combined % Accretion/(Dilution)	Run Rate % Accretion/(Dilution)

Estimated GAAP EPS	(0.9%)	16.7%

Estimated Operating EPS	2.5%	14.6%

Tangible Book Value per Share		12.2%

The following table sets forth the results of the pro forma analysis for the Base Case and the Run Rate in the case that the issuance of the common stock issuable upon the exercise of five-year warrants that is the subject of Proposal I described in this proxy statement is not approved by Stifel’s stockholders, and cash is paid in lieu thereof:

	2007 Estimated
Metric	Base Case Pro Forma Combined % Accretion/(Dilution)	Run Rate Pro Forma Combined % Accretion/(Dilution)

Estimated GAAP EPS	(2.6%)	15.1%

Estimated Operating EPS	1.4%	13.5%

Tangible Book Value per Share		4.1%

General

Citi’s opinion was provided for the information of the Stifel board of directors in its evaluation of the proposed Merger, which has been consummated, and was limited solely to the fairness to Stifel, from a financial point of view, as of the date of the opinion, of the Merger consideration provided for in the Merger Agreement (assuming, however, with the consent of Stifel’s Board, that no Substituted Cash Consideration would be paid in connection with the Merger) to be paid by Stifel in the Merger. Neither Citi’s opinion nor its related analyses constituted a recommendation of the Merger to the Stifel board of directors. Citi makes no recommendation to any stockholder regarding how such stockholder should vote or act on any matters relating to the Merger, including with respect to Proposal I described in this proxy statement.

The preceding discussion is a summary of the material financial analyses furnished by Citi to the Stifel board of directors, but it does not purport to be a complete description of the analyses performed by Citi or of its presentation to the Stifel board of directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Citi made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all of the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Citi believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Citi, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Citi and its opinion. With regard to the comparable companies and precedent transactions analyses summarized above, Citi selected comparable public companies and precedent transactions on the basis of various factors, including size and similarity of the line of business of the relevant entities; however, no company utilized in these analyses is identical to Ryan Beck and no precedent transaction is identical to the Merger. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the Merger, the transactions in connection with the Merger or the public trading value of the subject companies to which Ryan Beck was being compared.

In its analyses, Citi made numerous assumptions with respect to Stifel and Ryan Beck, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Stifel and Ryan Beck. Any estimates contained in Citi’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of Stifel, Ryan Beck, the Stifel board of directors, Citi or any other person assumes responsibility if future results or actual values differ materially from the estimates. Citi’s analyses were prepared solely as part of

Citi’s analysis of the fairness to Stifel, from a financial point of view, of the Merger consideration provided for in the Merger Agreement (assuming, however, with the consent of Stifel’s Board, that no Substituted Cash Consideration would be paid in connection with the Merger) to be paid by Stifel in the Merger and were provided for the information of the Stifel board of directors in that connection.

Stifel retained Citi as its exclusive financial advisor in connection with the Merger, which was consummated on February 28, 2007, based on Citi’s qualifications, expertise and reputation. Citi is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Citi was not requested to, and it did not, recommend the specific consideration payable in the Merger, which consideration was determined between Stifel and Bancorp, and the decision to enter into the Merger was solely that of the Stifel board of directors. Citi’s opinion and financial analyses were only one of many factors considered by the Stifel board of directors in its evaluation of the Merger and should not be viewed as determinative of the views of the Stifel board of directors or Stifel’s management with respect to the Merger or the consideration to be paid by Stifel in the Merger.

Citi entered into an engagement letter with Stifel dated as of January 5, 2007, pursuant to which Stifel agreed to pay Citi (1) $50,000 promptly following the execution of the engagement letter, (2) $500,000 promptly upon delivery by Citi of the fairness opinion, and (3) an additional fee of $2 million (less any amounts paid under (1) and (2)) promptly upon consummation of the Merger. Stifel also agreed to reimburse Citi for all reasonable travel and other expenses incurred by Citi in connection with performing its services, including reasonable fees and expenses of its legal counsel. In addition, Stifel also agreed to indemnify Citi and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citi acted as the exclusive financial advisor to Citigroup Inc. in connection with its sale of the Legg Mason capital markets business to Stifel on December 1, 2005. In connection therewith and pursuant to that certain Acquisition Agreement, dated as of September 15, 2005, as amended, between Stifel and Citigroup Inc., Stifel may owe Citigroup Inc. certain contingent “earn-out” payments based on the combined revenues of Stifel and Ryan Beck, subject to certain exceptions and thresholds agreed upon by Citigroup Inc. and Stifel.

In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Stifel and Bancorp for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Stifel, Bancorp and Ryan Beck and their respective affiliates.

Potential Dilution

As of March 1, 2007, the day following the closing of the Merger, Stifel had authorized 30,000,000 shares of common stock and 14,906,752 shares outstanding. The maximum number of shares issuable in connection with the issuance of the shares underlying the warrants and for payment of the earn-out amounts is 1,500,000 shares of common stock. This total does not include the 1,200,000 shares to be reserved for issuance under the Plan, which is also subject to stockholder approval under Proposal II, as described beginning on page 42. The issuance of the shares underlying the warrants and for payment of the earn-out amounts will result in a dilution in the ownership percentage of common stock held by current stockholders as described in the tables below.

The issuance of the shares underlying the warrants and for payment of the earn-out amounts may also result in a significant ownership position in Stifel by the former stockholders of Ryan Beck. Specifically, if all 1,500,000 shares described in this Proposal I are issued, the former stockholders of Ryan Beck will own 24.18% of the outstanding shares of Stifel common stock. Under the standstill provisions of the Registration Rights Agreement, Bancorp’s ownership of shares of Stifel common stock is capped at 24.9% of the outstanding voting securities of Stifel for a period of 10 years.

                The following table illustrates the potential dilutive effect of the issuance of the shares underlying the warrants and for payment of the earn-out amounts described in Proposal I, including both the dilutive effective of the shares underlying the warrants with and without the payment of any earn-out consideration:

	Number	%	Number	%
Stockholders before Issuance (including 2,467,600 shares issued at closing of the Merger)	14,906,752	96.8%	14,906,752	90.9%
Shares subject to Proposal I:
– Warrants	500,000	3.2%	500,000	3.0%
– Contingent earn-out	--	--	1,000,000	6.1%
Total	15,406,752	100.0%	16,406,752	100.0%

The following table illustrates the potential collective dilutive effect of each of the potential issuances of common stock (Proposal I and Proposal II, if both are approved) in connection with this proxy statement, including both the dilutive effective of the shares underlying the warrants with and without the payment of any earn-out consideration:

	Number	%	Number	%
Stockholders before Issuance and Plan (including 2,467,600 shares issued at closing of the Merger)	14,906,752	89.8%	14,906,752	84.7%
Shares subject to Proposal I and II:
– Warrants	500,000	3.0%	500,000	2.8%
– Contingent earn-out	--	--	1,000,000	5.7%
Shares pursuant to the Plan	1,200,000	7.2%	1,200,000	6.8%
Total	16,606,752	100.0%	17,606,752	100.0%

Terms of the Ryan Beck Acquisition

Pursuant to the Merger, Ryan Beck was merged with and into Merger Sub. Merger Sub was the surviving entity, is a wholly-owned subsidiary of Stifel. Merger Sub has subsequently changed its name to “Ryan Beck Holdings, Inc.” As previously discussed, the consideration issued (and to be issued) in the Merger is as follows:

•

As initial consideration for the Merger, Stifel (1) issued 2,467,600 shares of Stifel common stock in a private placement to Bancorp, as the sole stockholder of Ryan Beck, and to certain optionholders of Ryan Beck (as described below) and (2) cash consideration of approximately $2.65 million. Stifel had agreed to issue 2,531,278 shares, subject to reduction so that the total number of shares was equal to approximately 19.9% of the outstanding common stock as of the date of issuance. The amount of cash substituted for each such share of Stifel common stock was equal to the average of the daily closing price of a share of Stifel common stock for the 10 consecutive business days ending on February 27, 2007, the day prior to the closing date.

•

Subject to the approval of Stifel stockholders requested in this proxy, warrants to purchase up to 500,000 shares of Stifel’s common stock, at an exercise price of $36.00 per share. After their issuance, the warrants will have a term of five years and will be immediately exercisable. If Stifel does not obtain such stockholder approval on or before June 30, 2007, Stifel will pay $20.0 million in cash to the stockholders of Ryan Beck common stock in lieu of issuing the warrants, and Stifel will have no further obligation to issue the warrants or any shares of Stifel common stock upon exercise of any such warrants.

•	Contingent payments, as follows:

•	A contingent payment based on the aggregate commissionable revenues attributable to certain individuals in Ryan Beck’s existing private client division over the two-year period following closing. The earn-out is based on 30% of commissionable revenue attributable to specified individuals above a base commissionable revenues amount for the entire two-year earn-out period, up to a maximum payout of $40.0 million, subject to adjustment in certain events.

•

Two contingent payments based on revenues attributable to certain individuals in Ryan Beck’s existing investment banking division over each of the first two 12-month periods following closing. The earn-out is equal to 25% of the amount by which the investment banking fees attributed to specified individuals in Ryan Beck’s investment banking division exceeds $25.0 million in each of the two 12-month periods following closing.

Each of the contingent payments is payable in cash or Stifel common stock, at Stifel’s election. Any shares of Stifel stock delivered as consideration for either of the contingent earn-outs will be valued according to the average of the daily closing price of a share of Stifel stock for the 10 consecutive business days ending on the day prior to the last day of the earn-out period. Stifel is seeking stockholder approval for the issuance of up to 1,000,000 shares of common stock to be used to pay any such contingent earn-out payments; if such earn-out consideration exceeds the value of 1,000,000 shares, then we will pay the balance of the earn-out payments in cash or seek further stockholder approval for the issuance of additional shares at that time.

Because the exercise of such warrants and/or the issuance of shares of Stifel common stock in consideration of the earn-out payments, together with the initial share consideration, would in the aggregate exceed 20% of the outstanding Stifel common stock prior to the Merger, the Stifel Board of Directors is seeking stockholder approval for the issuance of shares of common stock, $0.15 par value, in connection with the Merger, pursuant to the rules of the New York Stock Exchange (the “NYSE”).

It is not possible to determine the exact number of shares issuable in connection with a potential payment of earn-out consideration because (1) the amount of any earn-out payments have not been finally determined, (2) the valuation of such shares as relating to the earn-out payments has not been determined, and (3) Stifel may elect to pay all or a portion of such earn-out payments in cash. However, Stifel is only seeking approval of the issuance of up to 1,000,000 shares in connection with payment of the earn-out consideration, and that would be the maximum amount issuable in respect of the earn-out consideration.

In the event Stifel does not obtain such stockholder approval of Proposal I on or before June 30, 2007, Stifel will be obligated to pay $20.0 million in cash to the stockholders of Ryan Beck common stock in lieu of issuing the warrants, and Stifel will be required to pay all earn-out payments in cash instead of in shares of Stifel common stock.

Prior to the acquisition, Ryan Beck had established the RB Holdings, Inc. Amended and Restated Common Stock Option Program. In connection with entering into the Merger Agreement, Ryan Beck’s board of directors and Bancorp, the sole shareholder of Ryan Beck, took action to cause the options under that plan, to the extent such options were (or could become) “in the money” to be canceled and converted into the right to receive a portion of the Merger consideration, net of applicable exercise price. The aggregate Merger consideration paid by Stifel did not change as a result of these adjustments to the Ryan Beck options. These optionholders received 90,246 shares of the 2,467,600 shares of Stifel common stock and approximately $24,000 of the overall $2.65 million cash portion of the initial Merger consideration paid by Stifel at the closing of the Merger.

Value of the Merger Consideration. Stifel issued 2,467,600 shares at the closing of the Merger. Utilizing a value of $41.55 per share (which represents the five-day average of the closing price of our stock as reported by the NYSE commencing two days before, and ending two days after, we announced the Merger), that stock had a value of $102.5 million. In addition, we paid approximately $2.65 million of cash at the closing of the Merger. As discussed elsewhere in this proxy statement, we also agreed to issue five-year warrants to purchase up to 500,000 shares of our common stock at an exercise price of $36.00 per share. Using the Black-Scholes valuation method for the warrants, which gives consideration to the price of the underlying stock at the date of grant, the exercise price of the warrant, the expected dividend yield and volatility of the underlying stock, the expected life of the warrant and the corresponding risk free interest rate, such warrants had a value of approximately $8.5 million. Accordingly, the initial share consideration, the cash and the Black-Scholes value of the warrants totals approximately $113.7 million. If the stockholders do not approve the issuance of the warrants, we are required to pay cash of $20.0 million in lieu of issuing the warrants. With the additional cash payment, the aggregate Merger consideration would equal approximately $125.2 million. If any contingent earn-out consideration is paid, the value of the Merger consideration paid to Bancorp and former optionholders of Ryan Beck will increase by the amount of such contingent consideration paid.

In connection with the closing of the Merger, Stifel entered into a registration rights agreement (the “Registration Rights Agreement”) with Bancorp (on its own behalf and on behalf of the holders of options to acquire shares of Ryan Beck common stock who acquire shares of Stifel common stock in the Merger) relating to the registration of shares of Stifel common stock issued as Merger consideration. The Registration Rights Agreement requires Stifel to register for resale (i) all such shares held by stockholders other than Bancorp within 180 days after the closing of the Merger and (ii) one-third of such shares held by Bancorp within 180 days after the closing of the Merger, and another one-third of such shares held by Bancorp by the first and second anniversaries of Stifel’s initial share registration. Additionally, the Registration Rights Agreement includes a lock-up provision under which Bancorp will agree not to sell, other than in a private sale, or enter into a hedging transaction with respect to, such shares for certain amounts of time; specifically, Bancorp may sell one-third of its shares acquired in respect of the Merger after 180 days after the closing of the Merger, two-thirds of its shares acquired in respect of the Merger after 18 months after the closing of the Merger, and all of its shares acquired in respect of the Merger after 30 months after the closing of the Merger. Finally, the Registration Rights Agreement includes standstill provisions under which Bancorp will agree not to, by itself or through its affiliates, acquire shares of Stifel common stock in excess of certain thresholds, and not to otherwise seek to acquire, merge or exert control over Stifel, other than as provided in the Merger Agreement, for a period of time as defined in the Registration Rights Agreement.

The Merger Agreement includes certain non-compete provisions under which Bancorp agreed, for a period of two years after the closing of the Merger, not to directly or indirectly engage in the broker/dealer business in the United States, subject to certain exceptions in the case of acquisitions by or of Bancorp. The Merger Agreement also includes a two-year non-solicitation provision under which Bancorp agreed not to directly or indirectly solicit the employment of Ryan Beck employees engaged in the broker-dealer business.

The Merger Agreement provided for certain customary representations, warranties and covenants on the part of the Stifel, Merger Sub, Bancorp and Ryan Beck, as well as customary closing conditions and the approval of all required governmental and other regulatory entities. The Merger was closed on February 28, 2007, following satisfaction of such closing conditions. The Merger Agreement also provides for indemnification of each of the parties in certain instances.

Voting Agreement

In conjunction with the execution of the Merger Agreement, Stifel also entered into a Voting Agreement effective January 8, 2006 (the “Voting Agreement”) with Bancorp, Western and Southern, and several other individual holders of Stifel’s common stock (collectively, the “Stockholders”), under which the Stockholders agreed to vote their shares of Stifel common stock, among other things, in favor of the transactions contemplated by the Merger Agreement including, without limitation, the issuance of the consideration, the warrant and the shares of Stifel common stock issuable upon exercise thereof and shares of Stifel common stock that may become issuable (and paid at the discretion of Stifel) as earn-out consideration, each as described above, and such other matters regarding the Merger so as to facilitate the consummation thereof. Additionally, the Stockholders agreed to vote their shares of Stifel common stock against any action, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement under the Merger Agreement or the Voting Agreement.

Interest of Certain Persons in the Merger

Stifel’s officers and directors and their associates did not receive any direct or indirect benefit as a result of the transaction that would not be realized by holders of Stifel common stock, generally, and the Board has not identified any conflicts of interest among Stifel’s officers and directors.

Stifel anticipates that sometime after the annual stockholders meeting, the Board will appoint Ben A. Plotkin, the chairman and chief executive officer of Ryan Beck, to the Board of Stifel. Mr. Plotkin was not a member of the executive management of Stifel when the Merger was considered, and will not be a member of the Board during the time prior to the approval of the matters that are the subject of this proxy statement. At the time such matters were considered, Mr. Plotkin was chairman of the board of, and was the chief executive officer of, Ryan Beck.

NYSE Listing

In accordance with the rules of the New York Stock Exchange, on which Stifel’s common stock is listed for trading, the Company filed a Listing Application for the additional shares of Common Stock issued and issuable pursuant to the Merger Agreement. Prior to the effective time of the merger, the shares issued as initial share consideration were approved and the shares issuable upon exercise of the warrants and as payment for the earn-out consideration were approved, subject to stockholder approval.

Expenses

The Acquisition Agreement provides that all fees and expenses incurred in connection with the Acquisition Agreement and the related transactions will be paid by the party incurring such fees or expenses.

Certain Federal Income Tax Considerations

The acquisition is intended to qualify as a tax-free reorganization pursuant to the provisions of section 368(a)(2)(D) of the Internal Revenue Code of 1986, as amended (the “Code’). In such tax-free reorganization, the target corporation (in this case, Ryan Beck, the company being acquired), merges with and into a controlled subsidiary of the parent corporation (in this case, Stifel) with the controlled subsidiary surviving. Stifel’s Merger Sub is acquiring substantially all of the assets of Ryan Beck in exchange for Merger consideration, which is limited to Stifel common stock and cash. Because the transaction is a merger, Merger Sub will assume all liabilities of Ryan Beck; however, no Merger Sub stock or securities will be issued. Merger Sub will remain a wholly-owned subsidiary of Stifel with Stifel owning 100% of Merger Sub outstanding common stock.

Upon Bancorp’s exchange of its Ryan Beck stock for the Merger consideration, it will recognize gain in an amount equal to the lesser of (i) the difference between (A) the fair market value of the Stifel common stock and cash received in the exchange and (B) its basis in the Ryan Beck stock; or (ii) the amount of cash received in the exchange. Bancorp will have a basis in the Stifel common stock received equal to its basis in the Ryan Beck stock exchanged, decreased by the cash received and increased by any gain recognized on the exchange. Stifel has not made any determination as to whether the transaction contemplated by the Merger Agreement will successfully qualify as a tax-free reorganization pursuant to Section 368(a)(2)(D) of the Code, and Bancorp is responsible for obtaining its own independent tax advice with regard to these issues.

In general, Stifel and Merger Sub will not recognize any gain or loss upon the receipt by the Merger Sub of the assets of Ryan Beck in exchange for the Merger consideration and the assumption by Merger Sub of the liabilities of Ryan Beck. The holding period for the assets of Ryan Beck received by Merger Sub will include the period during which such assets were held by Ryan Beck. The tax basis of the assets of Ryan Beck held by Merger Sub will be the same tax basis of such assets in the hands of Ryan Beck immediately prior to the Merger.

Accounting Treatment

The acquisition has been treated as a “purchase” for financial reporting and accounting purposes, in accordance with generally accepted accounting principles. After the Closing Date, the results of operations of Ryan Beck’s business will be included in the consolidated financial statements of Stifel. See “Summary Unaudited Pro Forma Combined Financial Data” on page 50.

Regulatory Matters

The Merger Agreement provided customary closing conditions, including the approval of all required governmental and other regulatory entities.

The Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the regulations promulgated thereunder (the “HSR Act”) required Stifel and Bancorp to file notification and report forms with respect to the merger and related transactions with the Antitrust Division of the U.S. Department of Justice and the Federal Trade Commission. Stifel and Bancorp both filed their required notifications and report forms on January 16, 2007. Early termination of the waiting period required under the HSR Act was granted on January 30, 2007.

Our acquisition of Ryan Beck was also subject to approval by the National Association of Securities Dealers (NASD), which provided formal written approval on March 2, 2007. The NYSE also provided informal approval of the transaction in February 2007.

There were no other material regulatory approvals required in connection with the Merger.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present and entitled to vote at the meeting will constitute approval of Proposal I.

As described above, in conjunction with the execution of the Merger Agreement, directors, officers and principal stockholders of Stifel entered into the Voting Agreement pursuant to which they agreed to vote the shares of Stifel common stock listed in an exhibit to the Voting Agreement in favor of such matters regarding the merger so as to facilitate the consummation thereof, including issuance of the warrants and shares issuable upon exercise thereof and shares issuable to pay a portion of the earn-out consideration. The signatory stockholders to the Voting Agreement collectively beneficially owned, as of the date of the Voting Agreement, 3,020,370 shares of Stifel common stock, constituted approximately 24.3% of the outstanding Stifel common stock as of February 27, 2007, and approximately 24.3% of the shares of Stifel common stock entitled to vote on Proposal I following the consummation of the Merger. Because of the number of shares obligated to be voted in favor of Proposal I, Stifel believes the chances of its approval are substantially improved.

We recommend a vote “FOR” Proposal I.

Past Contacts, Transactions Or Negotiations

Except as described under “— Background of the Merger” above, there have not been any negotiations, transactions or material contacts during the past two years concerning any merger, consolidation, acquisition, tender offer or other acquisition of any class of Ryan Beck’s securities, election of Ryan Beck’s directors or sale or other transfer of a material amount of Ryan Beck’s assets (i) between Stifel or Merger Sub or any of their respective affiliates, on the one hand, and Bancorp, Ryan Beck, their respective executive officers, directors, members or controlling persons, on the other hand, (ii) between any affiliates of Stifel or (iii) between Stifel and its affiliates, on the one hand, and any person not affiliated with Stifel who would have a direct interest in such matters, on the other hand.

DESCRIPTION OF RYAN BECK

As described elsewhere in this proxy statement, on February 28, 2007, Stifel closed on the acquisition of Ryan Beck Holdings, Inc. and its wholly-owned broker-dealer subsidiary, Ryan Beck & Co., Inc., from Bancorp. Ryan Beck will continue to operate as a free standing subsidiary of Stifel until after all existing branches are converted to Stifel Nicolaus. Unless the context requires otherwise in this description, the term “Ryan Beck” as used herein means Ryan Beck Holdings, Inc. and its subsidiaries. The description of Ryan Beck’s business is on a stand-alone basis effective immediately as of the closing, unless the context requires otherwise.

Ryan Beck offers securities-related financial services principally through its subsidiary, Ryan Beck & Co., Inc., including brokerage, trading, investment banking, investment advisory, and related financial services primarily to customers throughout the United States. Ryan Beck’s customers include individuals, corporations, municipalities, and institutions. Although Ryan Beck has customers throughout the United States, its major geographic area of concentration is in the Mid-Atlantic region.

Ryan Beck is headquartered in Florham Park, New Jersey and employed 929 employees at March 1, 2007, including 395 investment executives, in 33 private client branch offices throughout the Mid-Atlantic region. Ryan Beck was founded in 1946.

Through its broker-dealer subsidiary, Ryan Beck provides securities services to approximately 158,000 client accounts. No single client accounts for a material percentage of any segment of Ryan Beck’s business.

SEGMENTS

Ryan Beck’s business has four segments: Private Client Group, Equity Capital Markets, Fixed Income Capital Markets, and Other.

Private Client Group

Ryan Beck provides securities transaction and financial planning services to its private clients through the Ryan Beck branch systems. At March 1, 2007, the Private Client Group employed 676 individuals, including 395 Ryan Beck investment executives.

Private Client

Ryan Beck had 33 private client branches located in 9 states, primarily in the Mid-Atlantic region. Its 395 investment executives provide a broad range of services and financial products to their clients. While an increasing number of clients are electing asset-based fee alternatives to the traditional commission schedule, in most cases Ryan Beck charges commissions on both stock exchange and over-the-counter transactions, in accordance with its commission schedule. In certain cases, varying discounts from the schedule are granted. In addition, Ryan Beck distributes equity securities, through public offerings and secondary markets, and taxable and tax-exempt fixed income products to its private clients, including municipal, corporate, government agency and mortgage-backed securities, preferred stock, and unit investment trusts. In addition, it distributes insurance and annuity products and investment company shares. Ryan Beck has dealer-sales agreements with numerous distributors of investment company shares. These agreements generally provide for dealer discounts ranging up to 5.75% of the purchase price, depending upon the size of the transaction.

Equity Capital Markets

The Ryan Beck Equity Capital Markets segment includes corporate finance, research, syndicate, over-the-counter equity trading, and institutional sales and trading. At March 1, 2007, Ryan Beck’s Equity Capital Markets segment employed 74 individuals.

Corporate Finance

Ryan Beck’s corporate finance group consisted of 33 professionals and support associates.  Its corporate finance activities include public offerings and private placements of debt and equity securities and the provision of financial advisory services principally with respect to merger and acquisition transactions.  The corporate finance group principally focuses on mid-sized companies as well as on larger companies in targeted industry sectors which include Real Estate, Financial Services, Healthcare, IT Services, Business & Consumer Services, and Aerospace, Defense and Homeland Security.

Research

The Ryan Beck research department consisted of 32 analysts and support associates, who publish research on 18 companies. Proprietary research reports are provided to private and institutional clients at no charge and are supplemented by research purchased from outside vendors.

Syndicate

Ryan Beck has a syndicate function, which coordinates the marketing, distribution, pricing, and stabilization of Ryan Beck’s lead and co-managed underwritings. In addition, the syndicate department coordinates the Ryan Beck’s syndicate and selling group activities managed by other investment banking firms.

Equity Trading

Ryan Beck trades as principal and agent in the over-the-counter market. The over-the-counter equity trading group, which consisted of four professionals and support associates, acts as both principal and agent to facilitate the execution of customers’ orders. Ryan Beck makes a market in various securities of interest to its customers through buying, selling, and maintaining an inventory of these securities. At March 1, 2007, Ryan Beck made a market in 408 equity issues in the over-the-counter market. Ryan Beck does not engage in a significant amount of trading for its own account.

Institutional Sales and Trading

The Ryan Beck institutional equity sales and trading group consisted of four professionals and support associates, who provide equity products to its institutional accounts in both the primary and secondary markets. At March 1, 2007, the Ryan Beck institutional equity sales and trading department maintained relationships with approximately 132 institutional accounts.

Fixed Income Capital Markets

The Ryan Beck Fixed Income Capital Markets segment includes institutional sales and competitive underwriting, and trading. At March 1, 2007, Ryan Beck’s Fixed Income Capital Markets segment employed 53 individuals, including of institutional sales professionals and support associates, and is comprised of taxable and tax-exempt sales departments. Ryan Beck buys both tax-exempt and taxable products, primarily municipal, corporate, government agency, and mortgage-backed securities for their own account, maintain an inventory of these products, and resell from that inventory to their institutional accounts. The institutional fixed income sales group maintained relationships with approximately 79 accounts at March 1, 2007.

Other Segment

Included in the Other Segment are unallocated interest expense, interest income from stock borrow activities, and interest income and gains and losses on investments held in the Other Segment as well as the unallocated overhead cost associated with the execution of orders; processing of securities transactions; custody of client securities; receipt, identification, and delivery of funds and securities; compliance with regulatory and legal requirements; internal financial accounting and controls; and general administration. At March 1, 2007, Ryan Beck employed 126 persons in the Other Segment.

BUSINESS CONTINUITY

Ryan Beck has a disaster recovery plan for each of Ryan Beck’s branches. From Ryan Beck’s data center in Jersey City, New Jersey, Ryan Beck can redirect all critical business functions for any of Ryan Beck’s branches. Ryan Beck has deployed internet protocol telephony through a majority of Ryan Beck’s branches, which enables redirection of all calls remotely. Ryan Beck has developed a business continuity plan that is designed to permit continued operation of business critical functions in the event of disruptions to Ryan Beck’s primary data center. All business critical functions can be supported without the Jersey City facility through Ryan Beck’s back-up data center located in Florham Park, New Jersey. Ryan Beck also has provided for a back-up trading facility located in Jersey City, which can fully support all trading activities currently located in Florham Park. Additionally, through Ryan Beck’s clearing broker, Ryan Beck has provided for continuity of all customer related processing activities. Stifel is in the process of integrating Ryan Beck’s business continuity program into its own program.

COMPETITION

Ryan Beck competes with other securities firms, some of which offer their customers a broader range of brokerage services, have substantially greater resources, and may have greater operating efficiencies. The securities industry is dominated by several large Wall Street and foreign firms. Over the past several years there have been numerous acquisitions of securities firms by large financial institutions. Ryan Beck also compete with regional broker-dealers and in some cases with small boutique firms. In addition, Ryan Beck compete with alternative trading systems via the internet and other media through which securities and futures transactions are effected. Competition is principally based on price, quality of service, reputation and financial resources. In addition, Ryan Beck faces increasing competition from other financial institutions, such as insurance companies, commercial banks, online service providers, mutual fund sponsors and other companies offering financial services. The Financial Modernization Act, signed into law in late 1999, lifted restrictions on banks and insurance companies, permitting them to provide financial services once dominated by securities firms. In addition, recent consolidation in the financial services industry may lead to increased competition from larger, more diversified organizations. Some of these firms generally charge lower commission rates to their customers without offering services such as portfolio valuation, investment recommendations, and research.

In addition, there is competition within Ryan Beck’s industry in obtaining and retaining the services of qualified employees. Because of the importance of Ryan Beck’s employees in the performance of Ryan Beck’s business, Ryan Beck’s ability to compete effectively is dependent upon attracting, retaining and motivating qualified individuals. Ryan Beck’s ability to attract, retain and motivate such persons depends, among other things, on geographical location, work environment, culture and compensation.

Management relies on the expertise acquired in its market area over its 61-year history, its personnel, and its equity capital to operate in the competitive environment.

REGULATION

The securities industry in the United States is subject to extensive regulation under federal and state laws. The SEC is the federal agency charged with the administration of the federal securities laws. Much of the regulation of broker-dealers, however, has been delegated to self-regulatory organizations (“SRO”), principally the National Association of Securities Dealers, Inc. (“NASD”), the Municipal Securities Rulemaking Board, and the national securities exchanges, such as the NYSE. SROs adopt rules (which are subject to approval by the SEC) that govern the industry and conduct periodic examinations of member broker-dealers. Securities firms are also subject to regulation by state securities commissions in the states in which they are registered.

As a result of federal and state registration and SRO memberships, broker-dealers are subject to overlapping schemes of regulation which cover all aspects of their securities businesses. Such regulations cover matters including capital requirements; uses and safekeeping of clients’ funds; conduct of directors, officers, and employees; recordkeeping and reporting requirements; supervisory and organizational procedures intended to assure compliance with securities laws and to prevent improper trading on material nonpublic information; employee-related matters, including qualification and licensing of supervisory and sales personnel; limitations on extensions of credit in securities transactions; clearance and settlement procedures; requirements for the registration, underwriting, sale, and distribution of securities; and rules of the SROs designed to promote high standards of commercial honor and just and equitable principles of trade. A particular focus of the applicable regulations concerns the relationship between broker-dealers and their customers. As a result, many aspects of the broker-dealer customer relationship are subject to regulation, including, in some instances, “suitability” determinations as to certain customer transactions, limitations on the amounts that may be charged to customers, timing of proprietary trading in relation to customers’ trades, and disclosures to customers.

Additional legislation, changes in rules promulgated by the SEC and by SROs, and changes in the interpretation or enforcement of existing laws and rules often directly affect the method of operation and profitability of broker-dealers. The SEC and the SROs conduct regular examinations of Ryan Beck’s broker-dealer subsidiary and also initiate targeted and other specific inquiries from time to time, which generally include the investigation of issues involving substantial portions of the securities industry. The SEC and the SROs may determine to take no formal action in certain matters. The SEC and the SROs may conduct administrative proceedings, which can result in censures, fines, suspension, or expulsion of a broker-dealer, its officers, or employees. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the securities markets rather than the protection of creditors and stockholders of broker-dealers.

On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). The Sarbanes-Oxley Act represents a comprehensive revision of laws affecting corporate governance, accounting obligations, and corporate reporting. The Sarbanes-Oxley Act is applicable to all companies with equity or debt securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In particular, the Sarbanes-Oxley Act established: (1) new requirements for audit committees, including independence, expertise, and responsibilities; (2) the implementation of an internal control structure and procedures for financial reporting; (3) additional responsibilities regarding financial statements for the Chief Executive Officer and Chief Financial Officer of the reporting company and their assessment of Ryan Beck’s internal controls over financial reporting; (4) new standards for auditors and regulation of audits; (5) increased disclosure and reporting obligations for the reporting company and its directors and executive officers; (6) increased work by independent auditors to audit management’s assessment of internal controls over financial reporting; and (7) new and increased civil and criminal penalties for violations of the securities laws. Before being acquired by Stifel, Ryan Beck was a subsidiary of Bancorp, another public company, and as a result compliance with these aspects of the Sarbanes-Oxley Act, particularly Section 404, has increased Ryan Beck’s costs.

As broker-dealers, Ryan Beck’s broker-dealer subsidiary is subject to the Uniform Net Capital Rule (Rule 15c3-1) promulgated by the SEC, which provides that a broker-dealer doing business with the public shall not permit its aggregate indebtedness (as defined) to exceed 15 times its net capital (as defined) or, alternatively, that its net capital shall not be less than two percent of aggregate debit balances (primarily receivables from customers and broker-dealers) computed in accordance with the SEC’s Customer Protection Rule (Rule 15c3-3). The Uniform Net Capital Rule is designed to measure the general financial integrity and liquidity of a broker-dealer and the minimum net capital deemed necessary to meet the broker-dealer’s continuing commitments to its customers and other broker-dealers. Both methods allow broker-dealers to increase their commitments to customers only to the extent their net capital is deemed adequate to support an increase. Management believes that the alternative method, which is utilized by most full-service securities firms, is more directly related to the level of customer business. Ryan Beck computes its net capital under the aggregate indebtedness method.

Under SEC rules, a broker-dealer may be prohibited from expanding its business and declaring cash dividends. A broker-dealer that fails to comply with the Uniform Net Capital Rule may be subject to disciplinary actions by the SEC and self-regulatory agencies, such as the NYSE and NASD, including censures, fines, suspension, or expulsion. Ryan Beck had net capital of approximately $20.4 million at March 31, 2007, which was approximately $19.4 million in excess of required net capital.

PROPERTIES

Ryan Beck’s corporate and executive offices are located at 18 Columbia Turnpike, Florham Park, New

Jersey. Corporate support, operations and administration are located in Livingston, New Jersey. Ryan Beck’s primary data center is located in Jersey City, New Jersey. As of March 31, 2006, Ryan Beck operated 40 locations throughout the United States. Ryan Beck has branch facilities in Connecticut, Florida, Illinois, Maryland, Massachusetts, Nevada, New Jersey, New York, Ohio, Pennsylvania and Virginia.

All of Ryan Beck’s facilities are leased. The leases are for varying terms through 2019. See Note 13 to Ryan Beck’s audited consolidated financial statements for additional information.

LEGAL PROCEEDINGS

Ryan Beck is involved in a number of complaints, legal actions, arbitrations, investigations and proceedings concerning matters arising in connection with its business. Some of these actions have been brought on behalf of various classes of plaintiffs and seek substantial or indeterminate damages.

Ryan Beck is also involved, from time to time, in investigations and proceedings by governmental agencies and self-regulatory organizations, which can result in fines or other disciplinary action being imposed.

Ryan Beck is named as a defendant in various judicial, regulatory and arbitration proceedings in the ordinary course of business. The nature of such proceedings do not involve large claims subjecting Ryan Beck to exposure, such as claims relating to investment banking underwritings, but rather are routine retail customer complaints regarding losses in individual accounts. These claims are ordinarily subject to arbitration proceedings, as specified in the agreements customers enter into when they transact with or through us. Additionally, legal proceedings may be brought from time to time in the future. Although there can be no assurance as to the ultimate outcome of a particular matter, Ryan Beck has generally denied, or believes that Ryan Beck has meritorious defenses and will deny, liability in all significant actions pending against them and Ryan Beck intends to vigorously defend such actions. In view of the inherent difficulty of predicting the outcome of legal proceedings, particularly where the plaintiffs seek substantial or indeterminate damages or where novel legal theories or a large number of parties are involved, Ryan Beck cannot state what the eventual outcome of currently pending matters will be, what the timing of the ultimate resolution of these matters will be or what the eventual result in each pending matter will be. Subject to the foregoing caveat, Ryan Beck believes, based upon its current knowledge, after appropriate consultation with legal counsel and taking into account our legal reserves, that pending judicial, regulatory and arbitration proceedings will be resolved with no material adverse effect on our financial condition, although Ryan Beck can provide no assurance that such actions will not be material to our operating results and cash flows, depending in part, upon operating results and cash flows for a particular period. A provision has been made for all legal contingencies that are both probable and reasonably estimable.

Dividends, Market for Ryan Beck Stock and Other Stockholder Information. Ryan Beck was a wholly-owned subsidiary of Bancorp prior to its acquisition by Stifel on February 28, 2007. Ryan Beck’s shares were not traded on any stock exchange or other stock market. No dividends were paid during the two most recent fiscal years. Ryan Beck paid a dividend to its parent in fiscal year 2004 equal to $5.0 million, or $0.204 per common share.

Prior to the merger, Ryan Beck maintained the Ryan Beck & Co., Inc. Common Stock Option Plan. As of December 31, 2006, there were options to acquire 2,364,500 shares of Ryan Beck’s common stock outstanding under this plan at a weighted average exercise price of $3.82, and 73,000 shares remained available for grant as of such date. See Note 11 to Ryan Beck financial statements included elsewhere in this proxy statement for a description of this plan.

SELECTED HISTORICAL FINANCIAL DATA OF RYAN BECK

The following table presents Ryan Beck’s selected consolidated financial data for the periods and dates indicated. The information set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for Ryan Beck and its consolidated financial statements and notes to those statements included elsewhere in this proxy statement. The selected statements of operations data for the years ended December 31, 2004, 2005 and 2006, and the other financial data as of December 31, 2005 and 2006, are derived from our audited consolidated financial statements included as Appendix III to this proxy statement. The selected statements of operations data for the years ended December 31, 2002 and 2003, and the other financial data as of December 31, 2002, 2003 and 2004, are derived from Ryan Beck’s audited consolidated financial statements (or, in the case of the financial data as of and for the periods December 31, 2002, Ryan Beck’s unaudited consolidated financial statements) not included in this proxy statement.

	For the fiscal year ended December 31,
(In thousands, except per share amounts)	2002	2003	2004	2005	2006

Statement of Operations Data:
Total Revenue	$128,358	221,376	$243,155	$253,311	$218,461
Total Expenses	134,499	204,578	213,981	226,473	238,611
Income (loss) before income taxes and minority interest	(6,141)	16,798	29,174	26,838	(20,150)
Income tax benefit/(expense)	(2,476)	6,924	(11,692)	(10,095)	7,965
(Loss)/income before minority interest	(3,665)	9,874	17,482	16,743	(12,185)
Minority interest benefit/(expense)	--	--	--	(87)	750
Net (loss) income	(3,665)	9,874	17,482	16,656	(11,435)

Earnings (loss) per share:(1)
Basic	$(0.15)	$0.41	$0.72	$0.68	$(0.47)
Diluted	$(0.15)	$0.40	$0.69	$0.65	$(0.47)

Other Data:
Total Assets	$107,819	$175,233	$190,778	$234,379	$188,628
Dividends per share	--	--	$0.20	--	--

(1) Earnings per share of common stock is calculated in accordance with generally accepted accounting principles. Basic earnings per share is calculated by dividing income available to shareholders by the weighted average number of commons shares outstanding. Diluted earnings per share reflects additional common share equivalents that had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by Ryan Beck relate solely to outstanding options and are determined using the treasury stock method. The calculation of diluted earnings per share excludes Ryan Beck stock options considered antidilutive.

Management’s Discussion and Analysis Of Financial Condition

And Results Of Operations

For Ryan Beck Holdings, Inc.

In addition to historical statements, the following discussion contains forward-looking statements, including with respect to industry outlook and our expectations regarding the performance of our business. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and the business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those expressed in or implied by these forward-looking statements. In particular, the factors which could affect these forward-looking statements include, among other things: our ability to implement our growth and diversification strategy; the overall environment for interest rates; risk associated with equity investments; activity in the secondary securities markets; competition among financial services firms for business and personnel; our ability to recruit and retain financial consultants and other employees; volatility of the securities markets; available technologies; the effect of government regulation and of general economic conditions on our own business and on the business in the industry areas on which we focus our investment banking activities; fluctuating quarterly operating results; and the availability of capital to us.

Our actual results may differ materially from those projected in or implied by any forward-looking statements.

Overview

In recent periods, our financial results have been impacted by these broader market conditions. For example, during the period from 2001 to 2002, the equity markets were generally characterized by declining stock prices and trading volumes, reduced capital markets issuances, decreased volume of merger and acquisition transactions and subdued investor confidence. Beginning in 2003, corporate earnings and operating performance and investor confidence improved, leading to more merger and acquisition activity, increased capital markets issuances and stronger trading volume. Commencing in the second quarter of 2005, interest rate increases and other factors adversely affected trading volumes in fixed-income securities, financial institution merger and acquisition transactions and capital markets issuances.

In addition to the impact of broader market conditions, our sales and trading business has experienced increased competition, which has in turn led to pricing pressures on commissions. The entrance of new competitors such as electronic communication networks into the brokerage sector has resulted in a steady decline in commission rates over the past five years.

We have added to our base of experienced financial consultants, increased our number of locations, expanded our client service offerings and extended our industry focus and research coverage as part of our strategy to grow and diversify our revenues.

On February 28, 2007 BankAtlantic Bancorp (“BankAtlantic”) and the Company’s option holders (collective, the “Shareholders”) exchanged their entire interest in Ryan Beck Holdings, Inc. common stock and options to acquire the Company’s common stock for approximately 2,500,000 shares of Stifel Financial Corp. common stock and five-year warrants to purchase an aggregate of 500,000 shares of Stifel Financial Corp’s. common stock at an exercise price of $36.00 per share. This resulted in the merger of Ryan Beck Holdings, Inc. and Ryan Beck into Stifel Financial Corp. The merger resulted in the triggering of change of control provisions with various deferred compensation and stock option arrangements of the Company resulting in the acceleration and recognition of liabilities, upon closing of the merger.

This proposed merger will result in the triggering of change of control provisions with various deferred compensation and stock option arrangements of the Company resulting in the acceleration and recognition of liabilities, upon closing of the merger. In addition, the proposed merger may also impact the ultimate realizability of certain deferred tax assets of which there is currently no valuation allowance established.

For the year ended December 31, 2006 compared to the same 2005 period:

We recorded a loss of $11.4 million for 2006 compared to a profit of $16.7 million for 2005. The 2006 net loss primarily resulted from lower revenues from investment banking and principal transactions activities, as well as increased compensation costs and direct expenses associated with the expansion in late 2005 and 2006 of investment banking and capital markets activities, including expansion of municipal finance and trading areas. Net income for 2005 was impacted significantly from one large investment banking transaction which contributed significant investment banking fees, principal transactions fees and commissions.

	Year ended December 31,		Period-to-period
(in thousands, except percentages, earnings per share and employee and location data)	2006	2005	$ Change	% Change
Revenues
PPrincipal transactions, net	$90,190	$100,287	$(10,097)	(10.1)%
Commissions	85,866	83,073	2,793	3.4
Interest and dividends	25,151	22,187	2,964	13.4
Underwriting and investment banking	14,221	45,527	(31,306)	(68.8)
Other	3,033	2,237	796	35.6
Total revenues	218,461	253,311	(34,850)	(13.8)

Expenses
Compensation and benefits	170,605	165,323	5,282	3.2
Occupancy, equipment rental and depreciation	16,588	15,816	772	4.9
Communications	15,187	13,554	1,633	12.0
Professional fees	8,790	6,706	2,084	31.1
Floor brokerage, exchange and clearing fees	8,612	9,118	(506)	(5.5)
Interest expense	5,995	3,419	2,576	75.3
Advertising and market development	5,788	5,418	370	6.8
Other	7,046	7,119	(73)	(1.0)
Total expenses	238,611	226,473	12,138	5.4
Income (loss) before income taxes and minority interest	(20,150)	26,838	(46,988)	(175.1)
Income tax benefit/(expense)	7,965	(10,095	18,060	178.9
Minority interest benefit/(expense)	750	(87	837	n/a
Net (loss) income	$(11,435)	$16,656	$(28,091)	(168.7)%

Principal transactions revenue decreased 10.1% to $90.2 million for 2006 from $100.3 million for 2005. The decrease was primarily due to a decrease in equity gross sales credits associated with the large investment banking transaction mentioned above. This decrease was partially offset by an increase in fixed income trading gains during 2006.

Commission revenue increased 3.4% to $85.9 million for 2006 from $83.1 million for 2005. The increase was primarily attributable to increased equity transactions, insurance commissions and managed money fee revenues.

Interest and dividends income increased 13.4% to $25.2 million for 2006 from $22.2 million for 2005. This increase primarily resulted from an increase in interest income received on fixed-income securities.

Underwriting and investment banking revenue decreased by 68.8% to $14.2 million for 2006 compared to $45.5 million for 2005. The decrease resulted principally from the large underwriting transaction which occurred in the second quarter of 2005.

Other income, which remained relatively unchanged, is primarily comprised of transaction fees and other miscellaneous income.

Employee compensation and benefits increased by 3.2% to $170.6 million for 2006 compared to $165.3 million for 2005. Increased salaries and guaranteed bonuses associated with the firm’s capital markets and investment banking unit expansion was partially offset by a decrease in incentive compensation and commission expense as a result of the decreased investment banking revenue in 2006 as well as an overall lack of profitability.

Occupancy, equipment rental and depreciation increased by 4.9% to $16.6 million for 2006, compared to $15.8 million for 2005 primarily due to the addition of offices and the increase in capital markets personnel in 2006.

Communications increased 12.0% to $15.2 million for 2006 compared to $13.6 million for 2005 primarily due to the addition of offices and the increase in capital markets personnel in 2006.

Professional fees increased 31.1% to $8.8 million for 2006 compared to $6.7 million for 2005. The increase was primarily due to the expensing of offering costs associated with the cancelled Ryan Beck initial public offering as well as an increase in legal expenses and settlement reserves. As a consequence of this decision to cancel the offering, $860,000 of offering costs were expensed during the third quarter of 2006.

Floor brokerage, exchange and clearing fees decreased 5.5% to $8.6 million for 2006 compared to $9.1 million for 2005. The decrease was primarily attributed to a new clearing arrangement effective May 1, 2006, offset by an increase in tickets processed.

Interest expense increased 75.3% to $6.0 million for 2006 from $3.4 million for 2005. The increase was primarily due to financing costs associated with the firm's increased inventory position at higher short-term interest rates.

Advertising and market development increased 6.8% to $5.8 million for 2006 compared to $5.4 million for 2005 mainly due to increased travel and entertainment expenses associated with the expansion of Ryan Beck’s capital markets business. These increases were partially offset by lower advertising expenses in 2006 due to the completion of Ryan Beck’s advertising campaign which ran through the second quarter of 2005.

Other expenses, consisting primarily of insurance, bad debt, postage, recruitment, and other miscellaneous expenses, were relatively unchanged at $7.0 million for 2006 compared to $7.1 million for 2005.

Minority interest – hedge fund represents gains and losses in a hedge fund limited partnership that were allocated to investors.

Our effective tax rate for the year ended December 31, 2006 was 40.1%, compared to the effective tax rate for the year ended December 31, 2005 of 37.6%. The increase in the effective tax rate was primarily due to less tax exempt interest income and higher travel and entertainment expense.

For the year ended December 31, 2005 compared to the same 2004 period:

Our net income declined 4.7% to $16.7 million for 2005 from $17.5 million for 2004, primarily as a result of decreased investment banking revenues, increased expenditures associated with the increase in capital markets personnel and a reduction in average production per financial consultant. This decrease was partially offset by an increase in principal transactions associated with a large mutual-to-stock conversion and an increase in interest and dividends reflecting higher yields on our fixed income inventory as short-term interest rates rose over this period.

	Year ended December 31,		Period-to-period
(in thousands, except percentages, earnings per share and employee and location data)	2005	2004	$ Change	% Change
Revenues
Principal transactions, net	$100,287	$90,416	$9,871	10.9%
Commissions	83,073	82,575	498	0.6
Investment banking	45,527	48,245	(2,718)	(5.6)
Interest and dividends	22,187	18,064	4,123	22.8
Other	2,237	3,855	(1,618)	(42.0)
Total revenues	253,311	243,155	10,156	4.2

Expenses
Compensation and benefits	165,323	158,867	6,456	4.1
Communications	13,554	12,527	1,027	8.2
Occupancy, equipment rental and depreciation	15,816	15,429	387	2.5
Floor brokerage, exchange and clearing fees	9,118	9,835	(717)	(7.3)
Professional fees	6,706	5,481	1,225	22.3
Advertising and market development	5,418	4,734	684	14.4
Interest expense	3,419	924	2,495	270.0
Other	7,119	6,184	935	15.1
Total expenses	226,473	213,981	12,492	5.8
Income before income taxes and minority interest	26,838)	29,174	(2,336)	(8.0)
Income tax benefit/(expense)	(10,095)	(11,692	(1,597)	(13.7)
Minority interest benefit/(expense)	(87)	-	87	n/a
Net (loss) income	$16,656	$17,482	$(826)	(4.7)%

Principal transactions revenues increased 10.9% to $100.3 million for 2005 from $90.4 million for 2004. This increase was primarily due to a large mutual-to-stock conversion during the second quarter of 2005 in which principal gross sales credits of approximately $16.7 million were recorded. This increase was partially offset by a decrease in gross sales credits associated with fixed-income business of $3.9 million to $18.5 million for 2005 from $22.4 million for 2004.

Commission revenues were relatively unchanged at $83.1 million for 2005 versus $82.6 million for 2004. For 2005, average production per financial consultant was $352,000 versus $359,000 in 2004. The reduction in average production per financial consultant was partially offset by the activities of new institutional sales personnel hired throughout 2005. The additional institutional sales personnel contributed to the growth of $2.5 million in commission revenue in 2005.

Investment banking revenues decreased 5.6% to $45.5 million for 2005 from $48.2 million for 2004. The decrease was largely attributable to a decline in mergers and acquisitions and advisory business during 2005 of $13.7 million. The decrease was primarily offset by an $11.6 million increase in fees for financings within the financial institutions department.

Interest and dividends income increased 22.8% to $22.2 million for 2005 from $18.1 million for 2004. This increase primarily resulted from an increase in interest income received on fixed-income securities in 2005. This increase correlates with the overall increase in inventory positions and interest rates that occurred throughout 2005.

Other income, consisting of transaction fees and other miscellaneous income, decreased 42.0% to $2.2 million for 2005 from $3.9 million for 2004. The decrease was primarily due to lower miscellaneous income in 2005.

Compensation and benefits increased 4.1% to $165.3 million for 2005 from $158.9 million for 2004. This increase was primarily attributable to expansion and related hiring, most significantly in our capital markets group. Compensation and benefits include transitional compensation, principally enhanced payouts, amortization of upfront loans and amortization of deferred compensation for the first twelve months after the date of hiring. Transitional compensation represented approximately $3.2 million of total employee compensation and benefits for the year ended December 31, 2005.

Communications expense increased 8.2% to $13.6 million for 2005 from $12.5 million for 2004. This increase was primarily due to the addition of branch locations and the increase in capital markets personnel in 2005.

Occupancy, equipment rental and depreciation expenses increased 2.5% to $15.8 million for 2005 from $15.4 million for 2004. This increase was primarily due to the additional locations opened to accommodate our growth in 2005.

Floor brokerage, exchange and clearing fees decreased 7.3% to $9.1 million for 2005 from $9.8 million for 2004. This was a result of a 7% decrease in transactions processed in 2005.

Professional fees increased 22.3% to $6.7 million for 2005 from $5.5 million for 2004. This was primarily due to settlements of litigation, increases in settlement reserves, increases in legal expenses, fees associated with additional internal and external audit services, and consulting fees associated with various administrative projects.

Advertising and market development expense increased 14.4% to $5.4 million for 2005 from $4.7 million for 2004. This increase was primarily attributable to an increase in travel and entertainment expenses due to the expansion of our equity capital markets business during 2005.

Interest expense increased 270.0% to $3.4 million for 2005 from $924,000 for 2004. The increase was primarily due to financing costs associated with the firm’s increased inventory position at higher short-term interest rates in 2005.

Other expenses increased 15.1% to $7.1 million for 2005 from $6.2 million for 2004. This increase was due primarily to recruiter fees associated with our capital markets expansion.

Our effective tax rate for the year ended December 31, 2005 was 37.6% compared to the effective tax rate for the year ended December 31, 2004 of 40.1%. The decrease in the effective tax rate was primarily due to more tax exempt interest income during 2005.

Liquidity and capital resources

We have generally satisfied our capital and liquidity needs from cash generated from net income and the ability to borrow from our clearing broker. Our assets consist primarily of cash and assets readily convertible into cash. Securities owned are carried on our financial statements at market value and are generally readily marketable. As of December 31, 2006, of our total assets of $188.6 million, $115.6 million were cash and securities owned.

Our primary sources of funds during the year ended December 31, 2006 were clearing broker borrowings, proceeds from the sale of securities owned, proceeds from securities sold but not yet purchased, repayment of a note to us from the buyer of The GMS Group, LLC, or GMS, and fees from customers. These funds were primarily utilized to pay operating expenses and fund capital expenditures.

In the ordinary course of business, we borrow, under an agreement with Pershing, by pledging securities owned as collateral primarily to finance our trading inventories. The amount and terms of the borrowings are subject to the lending policies of Pershing and can be changed at Pershing’s discretion. Additionally, the amount financed is also impacted by the market value of the securities owned. At December 31, 2006 we had a net receivable from clearing brokers of $15.6 million and available borrowing capabilities of approximately $56.1 million.

Ryan Beck is subject to the net capital provision of Rule 15c3-1 under the Securities Exchange Act, which requires the maintenance of minimum net capital. Additionally, Ryan Beck, as a market maker, is subject to supplemental requirements of Rule 15c3-1(a) 4, which provides for the computation of net capital to be based on the number of and price of issues in which markets are made by us, not to exceed $1.0 million. At December 31, 2006 and 2005, Ryan Beck’s regulatory net capital was $23.0 million and $41.2 million, respectively, which was $22.0 million and $40.2 million, respectively, in excess of its required net capital of $1.0 million at these dates.

Ryan Beck operates under the provisions of paragraph (k)(2)(ii) of Rule 15c3-3 under the Securities Exchange Act as a fully disclosed introducing broker and, accordingly, customer accounts are carried on the books of the clearing broker. However, Ryan Beck safekeeps and redeems municipal bond coupons for the benefit of its customers. Accordingly, Ryan Beck is subject to certain of the provisions of Rule 15c3-3 relating to possession or control and customer reserve requirements and was in compliance with such provisions at December 31, 2006 and 2005.

Cash flows

Year ended December 31, 2006.    Cash decreased $2.1 million to $3.2 million at December 31, 2006 as compared to $5.3 million at December 31, 2005. Cash provided by operating activities was $0.5 million, and included a decrease in amounts due to clearing broker of $40.1 million, and net loss adjusted for non-cash items of $4.4 million, offset by a decrease in securities owned of $67.9 million. Cash use in investing activities was $1.3 million, primarily attributed to the purchase of premises and equipment of $4.7 million, offset by repayment of principal amounts from notes receivable of $3.4 million. Cash used in financing activities of $1.3 million was the result of net capital withdrawals from minority interest holders in the limited partnership.

Year ended December 31, 2005.    Cash increased $1.8 million to $5.3 million at December 31, 2005 as compared to $3.5 million at December 31, 2004. Cash provided by operating activities was $0.1 million, and included an increase in amounts due to clearing broker of $41.1 million, and net income adjusted for non-cash items of $23.0 million, offset by an increase in securities owned of $54.9 million. Cash provided by investing activities was $0.2 million, primarily attributed to the repayment of principal amounts from notes receivable of $3.0 million offset by purchase of premises and equipment of $2.8 million. Cash provided by financing activities of $1.5 million was the result of capital contributions from minority interest holders in the limited partnership of $2.0 million, offset by $0.5 million repurchase of common stock.

On February 28, 2007 BankAtlantic and the Company’s option holders (collective, the "Shareholders") exchanged their entire interest in Ryan Beck Holdings, Inc. common stock and options to acquire the Company’s common stock for approximately 2,500,000 shares of Stifel Financial Corp. common stock and five-year warrants to purchase an aggregate of 500,000 shares of Stifel Financial Corp’s. common stock at an exercise price of $36.00 per share. This resulted in the merger of Ryan Beck Holdings, Inc. and Ryan Beck into Stifel Financial Corp. The merger of Ryan Beck Holdings, Inc. into Stifel Financial Corp. resulted in the triggering of change of control provisions with various deferred compensation and stock option arrangements of the Company resulting in the acceleration and recognition of liabilities, upon closing of the merger.

Inflation

Because our assets are, to a large extent, liquid in nature, they are not significantly affected by inflation. However, the rate of inflation affects such expenses as employee compensation and communications charges, which may not be readily recoverable in the prices of services we offer. To the extent inflation results in rising interest rates and has other adverse effects on the securities markets, it may adversely affect our combined financial condition and results of operations in certain businesses.

Critical accounting policies and estimates

The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and of revenues and expenses during the reporting periods. We base our estimates and assumptions on historical experience and on various other factors that we believe are reasonable under the circumstances. The use of different estimates and assumptions could produce materially different results. For example, if factors such as those described in the section entitled “Risk factors” cause actual events to differ from the assumptions we used in applying the accounting policies, our results of operations, financial condition and liquidity could be materially adversely affected.

Our significant accounting policies are summarized in Note 2 to the audited consolidated financial statements. On an ongoing basis, we evaluate our estimates and assumptions, particularly as they relate to accounting policies that we believe are most important to the presentation of our financial condition and results of operations. We regard an accounting estimate or assumption to be most important to the presentation of our financial condition and results of operations where:

•

the nature of the estimate or assumption is material due to the level of subjectivity and judgment necessary to account for highly uncertain matters or the susceptibility of such matters to change; and

•	the impact of the estimate or assumption on our financial condition or operating performance is material.

Using these criteria, we believe the following to be our critical accounting policies.

Fair value of financial instruments

“Securities owned” and “securities sold, but not yet purchased” in our consolidated statement of financial condition consist of financial instruments carried at estimated fair value, with related unrealized gains or losses recognized in our results of operations. The use of fair value to measure these financial instruments, with related unrealized gains and losses recognized immediately in our results of operations, is fundamental to our financial statements and is one of our most critical accounting policies. The fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

Fair values of our financial instruments are generally obtained from quoted market prices in active markets, broker or dealer price quotations, or alternative pricing sources with reasonable levels of price transparency. To a lesser extent we may hold certain financial instruments traded infrequently or are non-marketable securities and, therefore, have little or no price transparency, we value these instruments using methodologies such as the present value of known or estimated cash flows, and we generally do not adjust these underlying valuation assumptions unless there is substantive evidence supporting a change (such as similar market transactions, changes in financial ratios and changes in credit ratings of the underlying companies).

Financial instruments we own (long positions) are marked to bid prices and instruments we have sold but not yet purchased (short positions) are marked to offer prices. If liquidating a position is reasonably expected to affect its prevailing market price, our valuation is adjusted generally based on market evidence or predetermined policies. In certain circumstances, such as for highly illiquid positions, management’s estimates are used to determine this adjustment.

Accounting for contingencies

Contingent liabilities consist of liabilities that we may incur in connection with arbitration proceedings, litigation, and regulatory uncertainties arising from the conduct of our business activities. We establish reserves for legal and other claims when it becomes probable that we will incur a loss and the loss is reasonably estimated. We consult with legal and other advisors regarding the probability of the estimated amounts. Changes in these assessments can lead to changes in the recorded reserves and the actual costs of resolving the claims may be substantially higher or lower than the amounts reserved for the claim. The reserving for contingencies is based on management’s judgment on uncertain events in which changes in circumstances could significantly affect the amounts recorded in our financial statements.

Recently issued accounting pronouncements

On September 15, 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 157 “Fair Value Measurement” (“FAS 157”). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value instruments. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. The standard clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity’s own data. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. The Statement does not expand the use of fair value in any new circumstances. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of FAS 157 to have a material impact on our consolidated results of operations and financial condition.

In June 2006, the FASB issued Financial Interpretation No. 48 “Accounting for Uncertainty in Income Taxes-an interpretation of FASB No. 109” (“FIN 48”). FIN 48 provides guidance for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. FIN 48 substantially changes the accounting policy for uncertain tax positions and could result in increased volatility in the Company’s provision for income taxes. The interpretation also revises disclosure requirements including a tabular presentation to reflect the roll-forward of unrecognized tax benefits. This interpretation is effective as of January 1, 2007 and any changes in net assets that result from the application of this interpretation should be reflected as an adjustment to retained earnings. The Company does not expect the adoption of FIN 48 to have a material impact on our consolidated results of operations and financial condition.

Off-balance-sheet arrangements

Ryan Beck enters into various transactions involving derivatives and other off-balance sheet financial instruments. These financial instruments include futures, mortgage-backed to-be-announced securities (TBAs) and securities purchased and sold on a when-issued basis (when-issued securities). These derivative financial instruments are used to meet the needs of customers, conduct trading activities, and manage market risks and are, therefore, subject to varying degrees of market and credit risk. Derivative transactions are entered into for trading purposes or to economically hedge other positions or transactions.

Changes In And Disagreements With Accountants On Accounting And Financial Disclosure.

There have been no changes in or disagreements with the auditors of Ryan Beck during the two most recent fiscal years or any subsequent interim period within the meaning of Item 304 of Regulation S-K under the Securities Act of 1933.

 Qualitative and quantitative disclosures about market risk

Market risk

Market risk represents the risk of loss that may result from the change in value of a financial instrument due to fluctuations in its market price. Market risk may be exacerbated in times of trading illiquidity when market participants refrain from transacting in normal quantities or at normal bid-offer spreads. Ryan Beck’s exposure to market risk is directly related to its role as a financial intermediary in customer trading and to its market making and investment activities. Market risk is inherent in financial instruments.

Ryan Beck trade in equity and taxable and tax-exempt debt securities as an active participant in both listed and over-the-counter markets. Ryan Beck typically maintain securities in inventory to facilitate Ryan Beck’s market making activities and customer order flow. Ryan Beck may use a variety of risk management techniques and hedging strategies in the ordinary course of Ryan Beck’s trading business to manage its exposures.

In connection with Ryan Beck’s trading business, management also reviews reports relating to the risk profile of specific trading activities. Typically, these reports evaluate market conditions and review transaction details and securities positions. Reporting activities include price verification procedures, position reconciliations and reviews of transaction booking. Through this analysis, Ryan Beck seek to maintain trading strategies within acceptable risk tolerance parameters. Ryan Beck generally do not commit material capital to facilitate individual client trading. Ryan Beck believe these procedures, which stress timely communications between traders, trading management and senior management, are important elements of the risk management process.

Management monitors risk in its trading activities by establishing limits and reviewing daily trading results, inventory aging, pricing, concentration and securities ratings. Ryan Beck use a variety of tools, including aggregate and statistical methods. Value at risk, or VaR, is the principal statistical method and measures the potential loss in the fair value of a portfolio due to adverse movements in underlying risk factors. Substantially all of Ryan Beck’s trading inventory is subject to measurement using VaR.

Ryan Beck use a historical simulation approach to measuring VaR using a 99% confidence level, a one-day holding period and the most recent three months average volatility. A 99% confidence level means that, on average, one would not expect to exceed such loss amount more than one time every one hundred trading days if the portfolio were held constant for a one-day period.

        Modeling and statistical methods rely on approximations and assumptions that could be significant under certain circumstances. As such, the risk management process also employs other methods such as sensitivity to interest rates and stress testing.

The following table sets forth Ryan Beck’s high, low and average VaR for the year ended December 31, 2006:

	High	Low	Average
	(in thousands)
VaR	$415	$73	$190
Aggregate long value	206,398	80,245	141,483
Aggregate short value	148,919	32,241	72,306
The following table sets forth Ryan Beck’s high, low and average VaR for the year ended December 31, 2005:

	High	Low	Average
	(in thousands)
VaR	$443	$55	$206
Aggregate long value	195,123	64,358	96,676
Aggregate short value	97,793	15,772	40,261

Interest rate risk

Interest rate risk represents the potential loss from adverse changes in market interest rates. As Ryan Beck may hold debt securities and other interest sensitive liabilities from time to time, Ryan Beck are exposed to interest rate risk arising from changes in the level and volatility of interest rates and in the shape of the yield curve. Interest rate risk is primarily managed through the use of U.S. Treasury futures and short positions in corporate debt securities.

Credit risk

Ryan Beck engage in various securities underwriting, trading and brokerage activities servicing a diverse group of domestic and institutional investor clients. A substantial portion of Ryan Beck’s transactions are collateralized by the underlying securities and are executed with and on behalf of institutional investor clients including other brokers or dealers, commercial banks and other financial institutions. Ryan Beck’s exposure to credit risk associated with the nonperformance of these clients in fulfilling their contractual obligations pursuant to securities transactions can be directly impacted by volatile trading markets which may impair the client’s ability to satisfy its obligations to us. Ryan Beck’s activities as principal also are subject to the risk of counterparty nonperformance. Pursuant to Ryan Beck’s clearing agreement with Pershing, Ryan Beck are required to reimburse Ryan Beck’s clearing broker without limit for any losses incurred due to a counterparty’s failure to satisfy its contractual obligations with respect to a transaction executed by Pershing as a clearing agent. However, as noted above, these transactions are collateralized by the underlying securities, thereby reducing the associated risk to changes in the market value of the securities through the settlement date. Ryan Beck also seek to mitigate the risks associated with sales and trading services through active customer screening and selection procedures and through requirements that clients maintain collateral in appropriate amounts where required or deemed necessary.

Inflation risk

Because Ryan Beck’s assets are, to a large extent, liquid in nature, they are not significantly affected by inflation. However, the rate of inflation affects such expenses as employee compensation and communications charges, which may not be readily recoverable in the prices of services Ryan Beck offer. To the extent inflation results in rising interest rates and has other adverse effects on the securities markets, it may adversely affect Ryan Beck’s combined financial condition and results of operations in certain businesses.

Operational risk

Operational risk is the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. Ryan Beck are focused on maintaining Ryan Beck’s overall operational risk management framework and minimizing or mitigating these risks through continual assessment, reporting and monitoring of potential operational risks. Transactions may expose Ryan Beck to off-balance-sheet risk, wherein our clearing broker may charge Ryan Beck for any losses it incurs in the event that customers may be unable to fulfill their contractual commitments and margin requirements are not sufficient to fully cover losses.

PROPOSAL II.

Stifel Financial Corp. 2007 Incentive Stock Plan (For Ryan Beck Employees)

The Board of Directors is asking stockholders to approve the Stifel Financial Corp. 2007 Incentive Stock Plan (For Ryan Beck Employees) (the “Plan”), which will provide incentive equity compensation to certain employees of Ryan Beck in the form of restricted stock units entitling their holders to shares of Stifel common stock upon vesting. The Board of Directors approved the Plan on January 29, 2007, subject to stockholder approval.

Our Board has approved the Plan and recommends that stockholders vote for the Plan.

Background

See the “Background” section of “Proposal I. Issuance of Additional Shares of Stifel Common Stock in Connection with Stifel’s Acquisition of Ryan Beck” on page 9 for a description of Stifel’s acquisition of Ryan Beck. In connection with this transaction, Stifel has agreed to establish a retention program including cash and equity compensation awards ( in the form of restricted stock units) for certain investment executives and officers of Ryan Beck.  In addition, participants in certain of Ryan Beck’s deferred compensation programs were permitted to convert their portion of equity incentive deferred compensation into Stifel’s equity incentive deferred compensation in the form of restricted stock units. In order to provide the equity compensation included in such retention program, the Board of Directors is seeking stockholder approval of the Plan, which will provide incentive equity compensation to certain employees of Ryan Beck, as described below.

Purpose of Equity Incentive Plans

We provide equity compensation to our employees as an incentive to increase long-term stockholder value. In connection with Stifel’s acquisition of Ryan Beck, Stifel agreed to establish a retention program for certain key employees of Ryan Beck because the Board of Directors and management concluded that equity compensation as a part of such employees’ total compensation package following the transaction was required in order to provide incentives to retain these Ryan Beck employees. As a result, the Board of Directors has adopted the Plan. Stifel is now seeking stockholder approval of the Plan.

The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility in Ryan Beck, to provide additional incentive to Ryan Beck employees, and to promote the success of the Ryan Beck business. We believe that equity-based incentives should be a key part of employee compensation, that equity-based awards promote employee attention to the importance of running the business with a focus on revenue growth and profitability and that restricted stock units enable us to compete effectively for the best talent in our industry.

Equity compensation is a key component of employee compensation at Stifel, and we encourage equity ownership. Equity awards give employees the perspective of an owner with a stake in the success of Stifel. We believe that equity awards align the interests of our employees with those of our stockholders by providing an incentive to increase long-term stockholder value. Because our restricted stock unit grants generally vest over a period of three to five years, our employees derive benefit from these restricted stock units only after they have remained with Stifel through the vesting date. Furthermore, we believe that equity awards motivate high levels of performance and provide an effective means of recognizing, rewarding and encouraging employee contributions to our success.

In addition, we believe that equity awards are an important competitive tool in the securities industry and are essential to recruiting and retaining the highly qualified personnel which are key to our success. We believe that we must offer competitive compensation packages in order to attract and retain people who can keep us on a course of continued success. Although higher salaries can compensate to some extent for the lack of equity compensation, we believe that over time we would be at a competitive disadvantage without the focus on success and power of retention provided by equity compensation. Elimination of our equity compensation program would seriously hamper our ability to attract and retain the talent we need to ensure our business continues to be successful. Our entire employee base, substantially all of whom receive equity compensation, are motivated to achieve results that drive stockholder value. We believe our equity compensation programs have been critical in attracting and retaining a highly effective work force.

Description of the Stifel Financial Corp. 2007 Incentive Stock Plan (For Ryan Beck Employees)

Under the terms of the Plan, officers and key employees of Stifel and its subsidiaries who were employed by Ryan Beck or any of its subsidiaries immediately prior to Stifel’s consummation of the acquisition of Ryan Beck and its subsidiaries, as determined in the sole discretion of our administrator, will be eligible to receive (a) stock appreciation rights, (b) restricted shares of common stock, (c) performance awards, (d) stock options exercisable into shares of our common stock which may or may not qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 (options so qualifying are hereinafter referred to as incentive stock options) and (e) stock units. No benefits or amounts under the Plan that will be received by or allocated to our executive officers. The approximate number of persons who may be eligible under the Plan is 250. A description of the Plan follows:

Share Reservation. The total number of shares of our common stock reserved for issuance under the Plan will be 1,200,000 shares, subject to adjustment in the event of any change in the outstanding shares of common stock without new consideration to us (such as by reason of a stock dividend or stock split), and subject to adjustment if a participant in the Plan elects to have tax withholding requirements satisfied by a reduction in the number of shares otherwise deliverable to him or her. Stifel currently anticipates that 600,000 of those shares will be issued upon the exercise of restricted stock units issued for purposes of retaining employees of Ryan Beck, and that 600,000 of those shares will be issued as restricted stock units in exchange for Ryan Beck appreciation units held by Ryan Beck employees under Ryan Beck’s deferred compensation plans. The value of the restricted stock units so issued will be the lower of (1) $47.65 (the closing price as of February 28, 2007, the date of closing of the Merger), or (2) the date on which we obtain stockholder approval.

Administration. The Plan will be administered by either the board of directors or the compensation committee. The administrator, by majority action thereof, is authorized to determine the individuals to whom the benefits will be granted, the type, amount, price, expiration date and other material conditions upon which the benefits will be granted. The administrator has the exclusive authority to interpret and administer the Plan, to establish rules relating to the Plan, to delegate some or all of its authority under the Plan and to take such other steps and make such other determinations as it may deem necessary or advisable.

Stock Appreciation Rights. The administrator may grant stock appreciation rights giving the holder thereof a right to receive, at the time of surrender, a payment equal to the difference between the fair market value of such stock on the date of surrender of the stock appreciation right and the exercise price of the stock appreciation right established by the administrator at the time of grant, subject to any limitation imposed by the administrator in its sole discretion. In the administrator’s discretion, the value of a stock appreciation right may be paid in cash or our common stock, or a combination thereof. A stock appreciation right may be granted either independent of, or in conjunction with, any stock option. If granted in conjunction with a stock option, at the discretion of the administrator, a stock appreciation right may either be surrendered (a) in lieu of the exercise of such stock option, (b) in conjunction with the exercise of such stock option or (c) upon expiration of such stock option. The term of any stock appreciation right shall be established by the administrator, but in no event shall a stock appreciation right be exercisable after ten years from the date of grant.

Restricted Stock. The administrator may issue shares of our common stock either as a stock bonus or at a purchase price of less than fair market value, subject to the restrictions or conditions specified by the administrator at the time of grant. During the period of restriction, holders of restricted stock shall be entitled to receive all dividends and other distributions made in respect of such stock and to vote such stock without limitation.

Performance Awards. The administrator may grant performance awards consisting of shares of our common stock, monetary units payable in cash or a combination thereof. These grants would result in the issuance, without payment therefor, of common stock or the payment of cash upon the achievement of certain pre-established performance goals, such as return on average total capital employed, earnings per share or increases in share price, during a specified performance period not to exceed five years. The participating employee will have no right to receive dividends on or to vote any shares subject to performance awards until the goals are achieved and the shares are issued.

Stock Options. Stock options granted under the Plan shall entitle the holder to purchase common stock at a purchase price established by the administrator, which price shall not be less than the fair market value of our common stock on the date of grant in the case of incentive stock options and at any price determined by the administrator in the case of all other options. The administrator shall determine the term of the stock options and the times at, and conditions under which, the stock options will become exercisable. Stock options will generally not be exercisable after ten years from the date of the grant.

There is no maximum or minimum number of shares for which a stock option may be granted; however, for any employee, the aggregate fair market value of our common stock subject to qualifying incentive stock options that are exercisable for the first time in any calendar year may not exceed $100,000.

Stock Units. The administrator may issue stock units representing the right to receive shares of our common stock at a designated time in the future, subject to the terms and conditions as established by the administrator in its sole discretion. A holder of stock units generally does not have the rights of a stockholder until receipt of the common stock, but, in the administrator’s sole discretion, may receive payments in cash or adjustments in the number of stock units equivalent to the dividends the holder would have received if the holder had been the owner of shares of our common stock instead of stock units.

The Board of Directors may terminate the Plan at any time, and from time to time may amend or modify the Plan; provided, however, that no such action of the Board of Directors may, without the approval of our stockholders: (a) increase the total amount of stock or the amount or type of benefit that may be issued under the Plan; (b) modify the requirements as to eligibility for benefits; or (c) reduce the amount of any existing benefit or change the terms or conditions thereof without the participating employee’s consent.

Valuation

The fair market value per share of our common stock on any relevant date under the Plan is deemed to be equal to the closing selling price per share on that date on the New York Stock Exchange. On April 23, 2007, the record date, the fair market value per share of our common stock determined on such basis was $47.89.

Dilution

As described below, an employee will realize income as a result of an award of stock units at the time shares are distributed in an amount equal to the fair market value of such shares at that time, and we are entitled to a corresponding tax deduction in the year of such issuance. We may satisfy tax withholding obligations on income associated with such grants by reducing the number of shares otherwise deliverable in connection with such awards, such reduction to be calculated based on a current market price of our stock. Based on current tax law, Stifel anticipates that the shares issued when the awards are paid to the employees will be reduced by approximately 35% to satisfy such withholding obligations, so that approximately 65% of the total restricted stock units that are distributable in any particular year will be converted into issued and outstanding shares. In addition, because transition rules currently in effect relating to deferred compensation, our Board of Directors may determine to accelerate the issuance of shares of common stock issuable under certain outstanding stock unit awards.

The following table illustrates the potential dilutive effect of the Plan (Proposal II):

	Number	%
Stockholders before Plan (including 2,467,600 shares issued at closing of the Merger)	14,906,752	92.5%
Shares pursuant to the Plan (Proposal II)	1,200,000	7.5%
Total	16,106,752	100.0%

The following table illustrates the potential collective dilutive effect of each of the potential issuances of common stock (Proposal I and Proposal II, if both are approved) in connection with this proxy statement, including in the case of Proposal I, the dilutive effect of the issuance of the shares underlying the warrants both with and without the payment of any earn-out consideration:

	Number	%	Number	%
Stockholders before Issuance and Plan (including 2,467,600 shares issued at closing of the Merger)	14,906,752	89.8%	14,906,752	84.7%
Warrants and Earn-out (Proposal I) and Plan (Proposal II)
– Warrants	500,000	3.0%	500,000	2.8%
– Contingent earn-out	--	--	1,000,000	5.7%
Shares pursuant to the Plan	1,200,000	7.2%	1,200,000	6.8%
Total	16,606,752	100.0%	17,606,752	100.0%

Federal Income Tax Consequences

No income will be realized by a participating employee on the grant of an incentive stock option or a stock option which is not an incentive stock option, the grant of a stock appreciation right, the award of restricted stock or the award of stock units, and we will not be entitled to a deduction at such time. If a holder exercises an incentive stock option and does not dispose of the shares acquired within two years from the date of the grant, or within one year from the date of exercise of the option, no income will be realized by the holder at the time of exercise. We will not be entitled to a deduction by reason of the exercise. If a holder disposes of the shares acquired pursuant to an incentive stock option within two years from the date of grant of the option or within one year from the date of exercise of the option, the holder will realize ordinary income at the time of disposition equal to the excess, if any, of the lesser of (a) the amount realized on the disposition or (b) the fair market value of the shares on the date of exercise, over the holder’s basis in the shares. We generally will be entitled to a deduction in an amount equal to such income in the year of the disqualifying disposition.

Upon the exercise of a stock option that does not qualify as an incentive stock option or the surrender of a stock appreciation right, the excess, if any, of the fair market value of the stock on the date of exercise over the purchase price or base price, as the case may be, is ordinary income to the holder as of the date of exercise. We generally will be entitled to a deduction equal to such excess amount in the year of exercise.

Subject to a voluntary election by the holder under Section 83(b) of the Internal Revenue Code of 1986, a holder will realize income as a result of the award of restricted stock at the time the restrictions expire on such shares. An election pursuant to Section 83(b) of the Internal Revenue Code of 1986 would have the effect of causing the holder to realize income in the year in which such award was granted. The amount of income realized will be the difference between the fair market value of the shares on the date such restrictions expire (or on the date of issuance of the shares, in the event of a Section 83(b) election) over the purchase price, if any, of such shares. We generally will be entitled to a deduction equal to the income realized in the year in which the holder is required to report such income.

An employee will realize income as a result of a performance award at the time the award is issued or paid. The amount of income realized by the participant will be equal to the fair market value of the shares on the date of issuance, in the case of a stock award, and to the amount of the cash paid, in the event of a cash award. We will be entitled to a corresponding tax deduction equal to the income realized in the year of such issuance or payment.

An employee will realize income as a result of an award of stock units at the time shares of our common stock are issued in an amount equal to the fair market value of such shares at that time. We will be entitled to a corresponding tax deduction equal to the income realized in the year of such issuance. Under the Plan, we are entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan after giving the person entitled to receive such payment or delivery notice as far in advance as practicable. An employee entitled to any such delivery may, upon notice to us, elect to have such withholding satisfied by a reduction of the number of shares otherwise so deliverable, such reduction to be calculated based on a closing market price on the date of the notice.

Vote Required and Recommendation of the Board of Directors

The affirmative vote of a majority of the shares present and entitled to vote at the meeting will constitute approval of the adoption of the Plan.

As previously reported, in conjunction with the execution of the Merger Agreement, directors, officers and principal stockholders of Stifel entered into the Voting Agreement pursuant to which they agreed to vote the shares of Stifel common stock listed in an exhibit to the Voting Agreement in favor of such matters regarding the merger so as to facilitate the consummation thereof. The signatory stockholders to the Voting Agreement collectively beneficially owned, as of the date of the Voting Agreement, 3,020,370 shares of Stifel common stock, constituting approximately 24.3% of the outstanding Stifel common stock as of February 27, 2007, and approximately 20.3% of the shares entitled to vote on Proposal II following the consummation of the Merger. Because of the number of shares obligated to be voted in favor of Proposal II, the chances of its approval are greatly improved.

We recommend a vote “FOR” the adoption of the Plan.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The close of business on April 23, 2007 has been fixed as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. On April 23, 2007, there were 14,951,845 shares of our common stock outstanding and entitled to vote.

Ownership of Directors and Executive Officers

The following table sets forth information regarding the amount of common stock beneficially owned, as of April 23, 2007, by each of our directors and the executive officers and all of our directors and executive officers as a group:

Name	Total Shares Beneficially Owned (1)	Percent Of Class	Unvested Restricted Stock Units
Ronald J. Kruszewski	667,604	4.35%	91,908
James M. Zemlyak	325,567	2.15%	27,786
Scott B. McCuaig	323,184	2.14%	26,720
Thomas P. Mulroy	95,029	(2)	46,167
Richard J. Himelfarb	91,016	(2)	46,167
Joseph A. Sullivan	90,886	(2)	42,808
James M. Oates	80,320	(2)	--
David D. Sliney	65,791	(2)	14,952
Bruce A. Beda	45,569	(2)	--
Charles A. Dill	42,747	(2)	--
Robert E. Lefton	37,728	(2)	--
Robert J. Baer	21,317	(2)	--
Richard F. Ford	20,357	(2)	--
John P. Dubinsky	16,888	(2)	--
Fredrick O. Hanser	13,155	(2)	--
David M. Minnick	3,289	(2)	2,724

Total Directors & Executive Officers (16 persons)	1,940,447	12.24%	299,232

(1) Includes the following shares that such persons and group have the right to acquire currently or within 60 days following April 23, 2007, upon the exercise of stock options: Mr. Kruszewski – 235,633; Mr. Zemlyak – 136,001; Mr. McCuaig – 129,068; Mr. Sliney – 38,333; Mr. Beda – 15,688; Mr. Lefton – 10,807; Mr. Dill – 6,467; Mr. Ford – 6,467; Mr. Baer – 5,668; Mr. Dubinsky – 5,402; Mr. Hanser – 5,402; Mr. Minnick – 1,200; and directors and executive officers as a group – 596,136. Also includes the following shares allocated to such persons and group underlying stock units vested currently or within 60 days following April 23, 2007: Mr. Kruszewski – 144,795; Mr. McCuaig – 39,934; Mr. Zemlyak – 23,822; Mr. Oates – 12,923; Mr. Sliney – 10,475; Mr. Beda – 13,208; Mr. Dill – 11,894; Mr. Lefton – 10,610; Mr. Ford – 5,486; Mr. Baer – 10,849; Mr. Dubinsky – 6,420; Mr. Hanser – 6,420; Mr. Minnick – 2,041; and directors and executive officers as a group – 298,877.

(2) The shares beneficially owned do not exceed 1% of the outstanding shares.

Ownership of Certain Beneficial Owners

As of April 23, 2007, the following persons were the only persons known to us to be beneficial owners of more than 5 percent of our common stock:

Name and Address	Shares Beneficially Owned	Percent of Class
BankAtlantic Bancorp, Inc. (1)	2,377,354	15.90%
The Western & Southern Life Insurance Company	1,359,749	9.09%

(1) Because it received its shares as consideration for the Merger, BankAtlantic Bancorp, Inc. is not entitled to vote those shares on Proposal I.

FINANCIAL AND OTHER INFORMATION

Representatives of Stifel’s independent registered public accounting firm for the current year and for fiscal year 2006, Deloitte & Touche LLP, are expected to be present at the Special Meeting. These representatives will have the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

We are incorporating by reference the financial and other information required to be included in this proxy statement pursuant to the provisions of the section entitled “Where You Can Find More Information” set forth below.

SELECTED HISTORICAL FINANCIAL DATA OF STIFEL

The selected historical financial information presented for Stifel for the fiscal years 2002 through 2006 was derived from the Audited Consolidated Financial Statements of Stifel contained in its Annual Report on Form 10-K, filed on March 16, 2007.

You should read the financial information with respect to Stifel in conjunction with the historical consolidated financial statements and related notes contained in the annual, quarterly and other reports filed by the Company with the SEC, which we have incorporated by reference into this proxy statement. See “Where You Can Find Additional Information” beginning on page 56.

	For the fiscal year ended December 31,
(In thousands, except per share amounts)	2002	2003	2004	2005	2006

Statement of Operations Data:
Total Revenue	$194,113	$221,620	$251,189	$270,010	$471,388
Net Revenue	$187,794	$216,512	$246,823	$263,735	$451,807
Net Income (Loss)	$2,780	$15,007	$23,148	$19,644	$15,431
Net Revenues
Earnings per share:
Basic	$0.30	$1.63	$2.39	$2.00	$1.34
Diluted	$0.26	$1.37	$1.88	$1.56	$1.11
Weighted average common equivalent shares outstanding:
Basic	9,377	9,233	9,702	9,828	11,513
Diluted	10,892	10,971	12,281	12,586	13,909

Balance Sheet Data:
Total Assets	$422,976	$412,239	$382,314	$842,001	$1,084,774
Long term obligations and redeemable preferred stock	$63,227	$61,541	$61,767	$97,182	$98,379

SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

 (In thousands, except per share amounts)

The following unaudited pro forma combined financial statements give effect to the acquisition by Stifel Financial Corp. (“Stifel” or the “Company”) of Ryan Beck Holdings, Inc. (“Ryan Beck”) and its wholly-owned broker-dealer subsidiary Ryan Beck & Company, Inc. on February 28, 2007 (the “Transaction”). Under the terms of the purchase agreement, Stifel paid initial consideration of $2,653 in cash and issued 2,467,600 shares of Company common stock valued at $41.55 per share which was the five day average closing price of Company common stock for the two days prior to, the day of, and two days subsequent to January 9, 2007, the date the negotiations regarding the principal financial terms were substantially completed, for a total initial consideration of $105,181. In addition Stifel will issue five-year immediately exercisable warrants to purchase up to 500,000 shares of Company common stock at an exercise price of $36.00 per share, pending shareholder approval. The estimated value of the warrants on date of announcement using the Black-Scholes pricing model was $8,530. Stifel is also obligated to make certain contingent payments based on the performance of Ryan Beck’s private client and investment banking divisions over the two-year period following closing, which may be made in Company common stock or cash. The Company is seeking shareholder approval of the warrants and the issuance of up to 1,000,000 additional shares of Company common stock for the payment of potential earn-out consideration. If shareholder approval is not obtained by June 30, 2007, the Company will pay $20,000 cash in lieu of the warrants and will make any earn-out payments in cash.

In addition to the transaction described above, Stifel has agreed: i) to establish a retention program for certain associates of Ryan Beck valued at $45,191, consisting of $24,423 cash and $20,768 of Stifel restricted stock units (“Units”) using a share price of $47.65, the price on the date of closing; ii) to fund $7,800 change in control payments for certain executives of Ryan Beck; and iii) to issue Units valued at $10,418 using a share price of $47.65, the price on the date of closing, in exchange for Ryan Beck Appreciation Units related to the Ryan Beck deferred compensation plan, of which $1,053 is fully vested and accrued on Ryan Beck’s financial statements as “accrued employee compensation” as of the date of closing. The unaudited pro forma financial statements reflect the establishment of the retention program, the payment of the change in control payments, and the issuance of units in exchange for Ryan Beck Appreciation Units.

The unaudited pro forma combined statement of financial condition presents the combined financial position of Stifel and Ryan Beck as of December 31, 2006 as if the transactions had occurred as of that date. The unaudited pro forma combined statement of operations is presented for the twelve months ended December 31, 2006 as if the transactions had occurred at the beginning of the period. The acquisition of Ryan Beck was completed on February 28, 2007. As of the date of this document, Stifel has estimated the fair values of the assets acquired and liabilities assumed. The excess of the purchase price over the estimated fair values of the net assets of Ryan Beck acquired has been reflected as goodwill. The unaudited pro forma does not take into consideration the significant cost savings that Stifel expects to achieve from the elimination of clearing fees and redundant corporate overhead expenses, and increased interest income from customer’s margin receivables.

The actual effect of these transactions upon Stifel’s financial statements may differ from that reflected in these unaudited pro forma combined financial statements as a result of (i) the completion of the valuation study required to finalize the purchase price allocation which may ultimately result in a portion of the purchase price allocation being allocated to identifiable intangible assets subject to amortization and (ii) final resolution of contingent consideration for the acquisition.

The unaudited pro forma combined financial statements are provided for informational purposes only and are not necessarily indicative of the financial position or results of operations had the transactions occurred on the dates specified above, nor are they indicative of any results of operations or financial position that may occur in the future. The unaudited pro forma combined financial statements do not include integration costs, other than other transactions or events that the combined entity may undertake or experience as a result of the acquisition. As such, changes in revenue or expense levels, or cost savings, are not presented in the unaudited pro forma combined financial statements. These unaudited pro forma combined financial statements should be read in conjunction with the historical financial statements and notes thereto of Stifel and Ryan Beck.

STIFEL FINANCIAL CORP.

UNAUDITED PRO FORMA COMBINED STATEMENT OF FINANCIAL CONDITION

DECEMBER 31, 2006

(dollars in thousands)

	Historical
	Stifel Financial Corp.	Ryan Beck	Adjustments		Unaudited Pro Forma Combined
ASSETS
Cash and cash equivalents	$20,982	$3,188	$(2,653)	a)	$—
			10,706	a)
			(24,423)	b)
			(7,800)	c)
Cash segregated under federal and other regulations	18	97	—		115
Securities purchased under agreements to resell	156,145	—	—		156,145
Receivable from brokers and dealers:
Securities failed to deliver	36,232	—	—		36,232
Deposits paid for securities borrowed	35,646	—	—		35,646
Clearing organizations	62,342	15,629	—		77,971
	134,220	15,629	—		149,849
Receivable from customers, net of allowance for
doubtful receivables	274,269	—	—		274,269
Securities owned, at fair value	80,587	112,382	—		192,969
Securities owned and pledged, at fair value	250,432	—	—		250,432
	331,019	112,382	—		443,401
Investments	49,465	—	—		49,465
Memberships in exchanges	168	—	—		168
Office equipment and leasehold improvements, at cost,
net of allowances for depreciation and amortization	14,353	9,644	—		23,997
Goodwill	15,861	454	34,271	a)	50,586

Intangible assets, net of allowances for amortization	5,842	—	—		5,842
Loans and advances to investment executives and other
employees, net of allowance for doubtful receivables
from former employees	24,517	18,582	24,423	b)	67,522

Income taxes receivable	4,275	3,602	3,083	c)	10,960
Deferred tax asset	8,988	16,406	—		25,394
Other assets	44,652	8,644	—		53,296

Total Assets	$1,084,774	$188,628	$37,607		$1,311,009

See Notes to Unaudited Pro Forma Combined Financial Statements

STIFEL FINANCIAL CORP.

UNAUDITED PRO FORMA COMBINED STATEMENT OF FINANCIAL CONDITION (CONTINUED)

DECEMBER 31, 2006

(in thousands, except par value and share amounts)

	Historical
	Stifel Financial Corp.	Ryan Beck	Adjustments		Pro Forma Combined
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Short-term borrowings from banks	$195,600	$—	$10,706	a)	$206,306
Drafts payable	34,900	—	—		$34,900
Payable to brokers and dealers:
Securities failed to receive	12,973	—	—		12,973
Deposits received from securities loaned	86,018	—	—		86,018
Clearing organizations	10,778	—	—		10,778
	109,769	—	—		109,769
Payable to customers	128,676	—	—		128,676
Securities sold, but not yet purchased, at fair value	203,376	31,407	—		234,783
Accrued employee compensation	61,862	56,320	(1,053)		117,129
Accounts payable and accrued expenses	31,947	11,015	10,400	a)	53,362
Debenture to Stifel Financial Capital Trust I	34,500	—	—		34,500
Debenture to Stifel Financial Capital Trust II	35,000	—	—		35,000
Warrants	—	—	8,530	a)	8,530
Minority interest	—	45	—		45
Other	24,598	—	—		24,598
	860,228	98,787	28,583		987598
Liabilities subordinated to claims of general creditors	4,281	—	—		4,281
Stockholders’ equity
Preferred stock - $1 par value; authorized 3,000,000 shares; none issued	—
Common stock - $.15 par value; authorized 30,000,000 shares; issued 14,493,004 shares	1,804	24	(24)	a)	2,174
			370	a)

Additional paid-in capital	125,165	38,241	(38,241)	a)	228,092
			102,159	a)
			1,053	b)
Retained earnings	94,651	52,068	(52,068)	a)	89,934
			(4,717)	c)
	221,620	90,333	8,532		320,485
Less:
Treasury stock, at cost, 0 shares	—	(492)	492		—
Unearned employee stock ownership plan shares, at cost, 140,995 shares	1,355	—	—		1,355
Total Stockholders’ Equity	220,265	89,841	9,024		319,130
Total Liabilities and Stockholders’ Equity	$1,084,774	$188,628	$37,607		$1,311,009

See Notes to Unaudited Pro Forma Combined Financial Statements

STIFEL FINANCIAL CORP.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2006

(in thousands, except per share amounts)

	Historical
	Stifel Financial Corp.	Ryan Beck(1)	Adjustments		Unaudited Pro Forma Combined
REVENUES
Commissions	$199,056	$85,866	$—		$284,922
Principal transactions	86,365	90,190	—		176,555
Investment banking	82,856	14,221	—		97,077
Asset management and service fees	57,713	—	—		57,713
Interest	35,804	25,151	—		60,955
Other	9,594	3,033	—		12,627
Total Revenue	471,388	218,461	—		689,849
Less: Interest expense	19,581	5,995	—		25,576
Net Revenues	451,807	212,466	—		664,273

NON-INTEREST EXPENSES
Employee compensation and benefits	329,703	170,605	8,113	d)	508,421
Occupancy and equipment rental	30,751	16,588	—		47,339
Communications and office supplies	26,666	15,187	—		41,853
Commissions and floor brokerage	6,388	8,612	—		15,000
Other operating expenses	31,930	21,624	—		53,554
Total Non-Interest Expenses	425,438	232,616	8,113		666,167

Income (Loss) Before Income Taxes
and Minority Interest	26,369	(20,150)	(8,113)		(1,894)
Provision (benefit) for income taxes	10,938	(7,965)	(3,365)	e)	(392)
Income (Loss) Before Minority Interest	15,431	(12,185)	(4,748)		(1,502)
Minority interest	—	(750)	—		(750)

Net Income (Loss)	$15,431	$(11,435)	$(4,748)		$(752)

Earnings per share:
Basic	$1.34			f)	$(0.05)
Diluted	$1.11			f)	$(0.05)
Weighted average common equivalent shares outstanding:
Basic	11,513			f)	13,981
Diluted	13,909			f)	13,981

(1) Ryan Beck historical financial statements reflect interest expense as a component of “non-interest expenses.” For the unaudited pro forma combined statement of operations, this Ryan Beck interest expense of $5,995 is reflected as a component of “net revenues” to conform the presentation of the financial information.

See Notes to Unaudited Pro Forma Combined Financial Statements

STIFEL FINANCIAL CORP.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

(in thousands, except share and per share amounts)

Unaudited Pro Forma Adjustments

The unaudited pro forma combined statement of financial condition has been prepared to reflect the acquisition of Ryan Beck by Stifel. Unaudited pro forma adjustments have been made to the combined statement of financial condition to reflect:

a)

An adjustment to record goodwill for the amount of cash proceeds paid and stock and warrants issued in excess of the net book value of $89,841 in accordance with the acquisition agreement, capitalize certain transaction charges, and reflect $10,706 of short-term borrowings from banks to fund the cash payments. Incremental interest expense on the short-term borrowings from banks to fund the cash payments made in the acquisition has not been reflected, as it is assumed that the short-term borrowings would be repaid the next day.   In the event shareholder approval of the warrants is not obtained, Stifel would be required to pay $20,000 cash, which would result in an increase in goodwill of $11,470 for a total of $45,741 based on the net book value of $89,841.  Furthermore, the unaudited pro forma combined statement of financial condition would exclude the liability of $8,530 related to the warrants and reflect an increase of $20,000 in short-term borrowings for a total of $30,706 to fund the cash payment.  Any and all future contingent payments would be required to be paid in cash.

b)

An adjustment to record $24,423 cash payment for the establishment of a retention program for certain Ryan Beck associates. The cash payment will be established as “loans and advances to investment executives” and forgiven by a charge to “employee compensation and benefits” over a seven year period. In addition to the cash payment, Stifel anticipates issuing 632,371 unvested Units and 22,097 fully vested Units valued at $30,133 and $1,053, respectively, using a share price of $47.65, the price on the date of closing, for the establishment of the retention program and the exchange of Ryan Beck Appreciation Units related to the Ryan Beck deferred compensation plan. Amortization will be on a straight-line basis over the vesting period. See further discussion at Note d) below related to the unaudited pro forma adjustments to the unaudited combined statement of operations.

c)	An adjustment to record the $7,800 change in control payment for certain Ryan Beck executives per the agreement.

The unaudited pro forma combined statement of operations has been prepared to reflect the acquisition of Ryan Beck by Stifel. Unaudited pro forma adjustments have been made to reflect:

d)

An adjustment to increase the compensation and benefits to reflect the first year amortization charge of $3,489 related to the upfront cash payments of $24,423 and the first year compensation expense of $4,624 related to the 632,371 unvested Units granted in establishing the retention program for certain Ryan Beck associates and exchange for Ryan Beck Appreciation Units related to the Ryan Beck deferred compensation plan. The first year expense of $4,624 excludes approximately $1,873 of compensation expense associated with Ryan Beck Appreciation Units as such amount has already been included in the Ryan Beck Historical Statement of Operations under the caption “Employee compensation and benefits”. The upfront cash payments will be established as “loans and advances to investment executives” and forgiven by a charge to “employee compensation and benefits” over a seven year period. The restricted stock units will be amortized on a straight-line basis over the vesting period.

e)	An adjustment to reflect the income tax benefit related to the unaudited pro forma adjustments based on the Company’s effective tax rate.

f)

Unaudited pro forma combined basic earnings (loss) per share is computed by dividing unaudited pro forma net loss by the weighted average number of common shares outstanding during the periods, including the 2,467,600 shares of common stock issued in the acquisition. Dilutive securities of 2,395,226 included in Stifel historical financial statements and representing the dilutive effect of employee benefit plans calculated using the treasury method have been excluded in the calculation of unaudited pro forma diluted loss per share as the inclusion would have the effect of being anti-dilutive. In addition, the dilutive effect of the warrants issued in the acquisition calculated at 4,303 using the treasury method, have also been excluded in the calculation of unaudited diluted earnings loss per share as the inclusion would have the effect of being anti-dilutive. No dilutive effect is assumed for the issuance of Units in the establishment of the Ryan Beck retention program and the exchange of Ryan Beck Appreciation Units related to the Ryan Beck deferred compensation plan as the issuance and exchange is assumed to occur at the then current market price of Stifel common stock.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

(UNAUDITED)

Set forth below are historical and pro forma amounts, per share of Stifel and Ryan Beck common stock, of income from continuing operations, cash dividends and book value.

The following table also sets forth combined per share data on an unaudited pro forma consolidated basis. The pro forma amounts were derived using the purchase method of accounting for business combinations as described under “Unaudited Pro Forma Combined Statement of Financial Condition” above. In accordance with Emerging Issues Task Force No. 99-12, Determination of the Measurement Date for the Market Price of Acquirer Securities Issued in a Purchase Business Combination, the fair value of Stifel securities issued in the Merger is based on a stock price of $41.55 per share, which corresponds to the average closing stock price of a share of Stifel common stock for the five-day period beginning two days before and ending two days after January 9, 2006 (the date the combination was announced), and not the price of a Stifel share when the Merger was completed. The closing price of a Stifel share on May 21, 2007 (the last trading day prior to the date of this document) was $49.65 per share.

You should read the information below together with the financial information and related notes of Stifel and Ryan Beck appearing elsewhere in this document. The unaudited pro forma combined data below is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or of the future results of Stifel. You should read the pro forma information below together with the unaudited pro forma condensed consolidated financial data included under “Unaudited Pro Forma Combined Statement Of Financial Condition.”

December 31, 2006
Stifel Financial Corp Per Share Data, as reported
Basic earnings per common share from continuing operations	$1.34
Diluted earnings per common share from continuing operations	$1.11
Cash dividends per common share	- -
Book value per common share at the end of period	$18.52

December 31, 2006
Stifel Financial Corp. Pro Forma Per Share Data
Basic earnings per common share from continuing operations	$(0.05)
Diluted earnings per common share from continuing operations	$(0.05) (1)
Cash dividends per common share	- -
Book value per common share at the end of period	$22.24

(1) Potential common stock is excluded because of anti-dilution.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this proxy statement, except for any information directly superseded by information contained in this proxy statement.

We incorporate by reference into this proxy statement the following financial statements and other information (SEC File No. 001-09305), which contain important information about us and our business and financial results:

•

the financial statements, quarterly data, management’s discussion and analysis of financial condition and results of operations, changes in and disagreements with accountants on accounting and financial disclosure and market risk disclosures contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2007;

•

Our current report on Form 8-K, filed January 9, 2007 (as amended by Form 8-K/A filed January 12, 2007); our current report on Form 8-K filed February 14, 2007; our current report on Form 8-K filed March 1, 2007 (as amended by Form 8-K/A filed March 6, 2007 and as further amended by Form 8-K/A filed May 7, 2007); and our two current reports on Form 8-K filed on April 5, 2007.

We may file additional documents with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this proxy statement and before the Special Meeting. The SEC allows us to incorporate by reference into this proxy statement such documents. You should consider any statement contained in this proxy statement (or in a document incorporated into this proxy statement) to be modified or superseded to the extent that a statement in a subsequently filed document modifies or supersedes such statement.

You may get copies of any of the incorporated documents (excluding exhibits, unless the exhibits are specifically incorporated) at no charge to you by writing or calling David M. Minnick, Secretary, Stifel Financial Corp., One Financial Plaza, 501 North Broadway, St. Louis, Missouri 63102-2102 (telephone: (314) 342-2000).

ANNEX I

STIFEL FINANCIAL CORP. 2007

INCENTIVE STOCK PLAN (FOR RYAN BECK EMPLOYEES)

1.          Purpose. The purpose of the 2007 Stifel Financial Corp. Incentive Stock Plan is to encourage eligible key employees of Stifel Financial Corp. (the “Corporation”) and such subsidiaries of the Corporation as the Administrator designates, to acquire shares of common stock of the Corporation (“Common Stock”) or to receive monetary payments based on the value of such stock or based upon achieving certain goals on a basis mutually advantageous to such employees and the Corporation and thus provide an incentive for employees to contribute to the success of the Corporation and align the interests of key employees with the interests of the stockholders of the Corporation.

2.          Administration. The Plan shall be administered by the Board of Directors of the Corporation or the Compensation Committee of the Board of Directors (the “Administrator”).

The authority to select persons eligible to participate in the Plan, to grant benefits in accordance with the Plan, and to establish the timing, pricing, amount and other terms and conditions of such grants (which need not be uniform with respect to the various participants or with respect to different grants to the same participant), may be exercised by the Administrator in its sole discretion, or by any member of the Compensation Committee of the Board of Directors upon a specific recommendation from the Executive Committee of Stifel, Nicolaus & Company.

Subject to the provisions of the Plan, the Administrator shall have exclusive authority to interpret and administer the Plan, to establish appropriate rules relating to the Plan, to delegate some or all of its authority under the Plan and to take all such steps and make all such determinations in connection with the Plan and the benefits granted pursuant to the Plan as it may deem necessary or advisable.

The Board of Directors in its discretion may delegate and assign specified duties and authority of the Administrator to any other committee and retain the other duties and authority of the Administrator to itself. Also, the Board of Directors in its discretion may appoint a separate committee of outside directors to make awards that satisfy the requirements of Section 162(m) of the Internal Revenue Code.

3.          Shares Reserved Under the Plan. Subject to the provisions of Section 12 (relating to adjustment for changes in capital stock) the Plan initially reserved for issuance under the Plan an aggregate of 1,200,000 shares of Common Stock of the Corporation, which may be authorized but unissued or treasury shares, which may be awarded pursuant to any of the types of benefits described in Section 5 in the ten-year period commencing January 1, 2007.

As used in this Section 3, the term “Plan Maximum” shall refer to the number of shares of Common Stock of the Corporation that are available for grant of awards pursuant to the Plan. Stock underlying outstanding options, stock appreciation rights, or performance awards will reduce the Plan Maximum while such options, stock appreciation rights or performance awards are outstanding. Shares underlying expired, canceled or forfeited options, stock appreciation rights or performance awards shall be added back to the Plan Maximum. If a Participant elects under Section 14 to have tax withholding requirements satisfied by a reduction of the number of shares otherwise deliverable, the Plan Maximum shall be reduced by the net (rather than the gross) number of shares issued pursuant to such distribution, regardless of the number of shares surrendered for withholding. If the exercise price of stock options is paid by delivery of shares of Common Stock of the Corporation, or if the Administrator approves the withholding of shares from a distribution in payment of the exercise price, the Plan Maximum shall be reduced by the net (rather than the gross) number of shares issued pursuant to such exercise, regardless of the number of shares surrendered or withheld in payment. If the Administrator approves the payment of cash to an optionee equal to the difference between the fair market value and the exercise price of stock subject to an option, or if a stock appreciation right is exercised for cash or a performance award is paid in cash, the Plan Maximum shall be increased by the number of shares with respect to which such payment is applicable. Restricted stock issued pursuant to the Plan will reduce the Plan Maximum while outstanding even while subject to restrictions. Shares of restricted stock shall be added back to the Plan Maximum if such restricted stock is forfeited or is returned to the Corporation as part of a restructuring of benefits granted pursuant to this Plan.

Notwithstanding the above, the maximum number of shares subject to stock options that may be awarded in any calendar year to any individual shall not exceed 100,000 shares (as adjusted in accordance with Section 11).

4.        Participants. Participants will consist solely of such officers and key employees of the Corporation or any designated subsidiary who were employed by Ryan Beck Holdings, Inc. or any of its subsidiaries immediately prior to consummation of the acquisition of Ryan Beck Holdings, Inc. and its subsidiaries by Stifel Financial Corp., as the Administrator in its sole discretion shall determine. Designation of a participant in any year shall not require the Administrator to designate such person to receive a benefit in any other year or to receive the same type or amount of benefit as granted to the participant in any other year or as granted to any other participant in any year. The Administrator shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective benefits.

5.          Types of Benefits. The following benefits may be granted under the Plan: (a) stock appreciation rights (“SARs”); (b) restricted stock (“Restricted Stock”); (c) performance awards (“Performance Awards”); (d) incentive stock options (“ISOs”); (e) nonqualified stock options (“NQSOs”); and (f) Stock Units, all as described below.

6.           Stock Appreciation Rights. A SAR is the right to receive all or a portion of the difference between the fair market value of a share of Common Stock at the time of exercise of the SAR and the exercise price of the SAR established by the Administrator, subject to such terms and conditions set forth in a SAR agreement as may be established by the Administrator in its sole discretion. At the discretion of the Administrator, SARs may be exercised (a) in lieu of exercise of an option, (b) in conjunction with the exercise of an option, (c) upon lapse of an option, (d) independent of an option or (e) each of the above in connection with a previously awarded option under the Plan. If the option referred to in (a), (b) or (c) above qualified as an ISO pursuant to Section 422 of the Internal Revenue Code of 1986 (“Code”), the related SAR shall comply with the applicable provisions of the Code and the regulations issued thereunder. At the time of grant, the Administrator may establish, in its sole discretion, a maximum amount per share which will be payable upon exercise of a SAR, and may impose conditions on exercise of a SAR. At the discretion of the Administrator, payment for SARs may be made in cash or shares of Common Stock of the Corporation, or in a combination thereof. SARs will be exercisable not later than ten years after the date they are granted and will expire in accordance with the terms established by the Administrator.

7.          Restricted Stock. Restricted Stock is Common Stock of the Corporation issued or transferred under the Plan (other than upon exercise of stock options or as Performance Awards) at any purchase price less than the fair market value thereof on the date of issuance or transfer, or as a bonus, subject to such terms and conditions set forth in a Restricted Stock agreement as may be established by the Administrator in its sole discretion. In the case of any Restricted Stock:

(a)	The purchase price, if any, will be determined by the Administrator.

(b)   The period of restriction shall be established by the Administrator for any grants of Restricted Stock;

(c)    Restricted Stock may be subject to (i) restrictions on the sale or other disposition thereof; (ii) rights of the Corporation to reacquire such Restricted Stock at the purchase price, if any, originally paid therefor upon termination of the employee’s employment within specified periods; (iii) representation by the employee that he or she intends to acquire Restricted Stock for investment and not for resale; and (iv) such other restrictions, conditions and terms as the Administrator deems appropriate.

(d)   The participant shall be entitled to all dividends paid with respect to Restricted Stock during the period of restriction and shall not be required to return any such dividends to the Corporation in the event of the forfeiture of the Restricted Stock.

(e)    The participant shall be entitled to vote the Restricted Stock during the period of restriction.

(f)    The Administrator shall determine whether Restricted Stock is to be delivered to the participant with an appropriate legend imprinted on the certificate or if the shares are to be issued in the name of a nominee or deposited in escrow pending removal of the restrictions.

8.         Performance Awards. Performance Awards are Common Stock of the Corporation, monetary units or some combination thereof, to be issued without any payment therefor, in the event that certain performance goals established by the Administrator are achieved over a period of time designated by the Administrator, but not in any event more than five years. The goals established by the Administrator may include return on average total capital employed, earnings per share, increases in share price or such other goals as may be established by the Administrator. In the event the minimum corporate goal is not achieved at the conclusion of the period, no payment shall be made to the participant. Actual payment of the award earned shall be in cash or in Common Stock of the Corporation or in a combination of both, as the Administrator in its sole discretion determines. If Common Stock of the Corporation is used, the participant shall not have the right to vote and receive dividends until the goals are achieved and the actual shares are issued.

9.             Incentive Stock Options. ISOs are stock options to purchase shares of Common Stock at not less than 100% of the fair market value of the shares on the date the option is granted, subject to such terms and conditions set forth in an option agreement as may be established by the Administrator in its sole discretion that conform to the requirements of Section 422 of the Code. Said purchase price may be paid (a) by check or (b), in the discretion of the Administrator, by the delivery of shares of Common Stock of the Corporation owned by the participant for at least six months, or (c), in the discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement. The aggregate fair market value (determined as of the time an option is granted) of the stock with respect to which ISOs are exercisable for the first time by an optionee during any calendar year (under all option plans of the Corporation and its subsidiary corporations) shall not exceed $100,000.

10.       Nonqualified Stock Options. NQSOs are nonqualified stock options to purchase shares of Common Stock at purchase prices established by the Administrator on the date the options are granted, subject to such terms and conditions set forth in an option agreement as may be established by the Administrator in its sole discretion. The purchase price may be paid (a) by check or (b), in the discretion of the Administrator, by the delivery of shares of Common Stock of the Corporation owned by the participant for at least six months, or (c), in the discretion of the Administrator, by a combination of any of the foregoing, in the manner provided in the option agreement. NQSOs granted after the date of stockholder approval of the Plan shall be exercisable no later than ten years after the date they are granted.

11.       Stock Units. A Stock Unit represents the right to receive a share of Common Stock from the Corporation at a designated time in the future, subject to such terms and conditions set forth in a Stock Unit agreement as may be established by the Administrator in its sole discretion. The participant generally does not have the rights of a stockholder until receipt of the Common Stock. The Administrator may in its discretion provide for payments in cash, or adjustment in the number of Stock Units, equivalent to the dividends the participant would have received if the participant had been the owner of shares of Common Stock instead of the Stock Units.

12.	Adjustment Provisions.

(a)    If the Corporation shall at any time change the number of issued shares of Common Stock without new consideration to the Corporation (such as by stock dividends or stock splits), the total number of shares reserved for issuance under this Plan and the number of shares covered by each outstanding benefit shall be adjusted so that the aggregate consideration payable to the Corporation, if any, and the value of each such benefit shall not be changed. Benefits may also contain provisions for their continuation or for other equitable adjustments after changes in the Common Stock resulting from reorganization, sale, merger, consolidation, issuance of stock rights or warrants, or similar occurrence.

(b)   Notwithstanding any other provision of this Plan, and without affecting the number of shares reserved or available hereunder, the Board of Directors may authorize the issuance or assumption of benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it may deem appropriate.

13.        Nontransferability. Each benefit granted under the Plan to an employee shall not be transferable otherwise than by will or the laws of descent and distribution; provided, however, NQSOs granted under the Plan may be transferred, without consideration, to a Permitted Transferee (as defined below). Benefits granted under the Plan shall be exercisable, during the participant’s lifetime, only by the participant or a Permitted Transferee. In the event of the death of a participant, exercise or payment shall be made only:

(a)     By or to the Permitted Transferee, executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the benefit shall pass by will or the laws of descent and distribution; and

(b)    To the extent that the deceased participant or the Permitted Transferee, as the case may be, was entitled thereto at the date of his death.

For purposes of this Section 13, “Permitted Transferee” shall include (i) one or more members of the participant’s family, (ii) one or more trusts for the benefit of the participant and/or one or more members of the participant’s family, or (iii) one or more partnerships (general or limited), corporations, limited liability companies or other entities in which the aggregate interests of the participant and members of the participant’s family exceed 80% of all interests. For this purpose, the participant’s family shall include only the participant’s spouse, children and grandchildren.

14.        Taxes. The Corporation shall be entitled to withhold the amount of any tax attributable to any amounts payable or shares deliverable under the Plan after giving the person entitled to receive such payment or delivery notice as far in advance as practicable, and the Corporation may defer making payment or delivery as to any benefit if any such tax is payable until indemnified to its satisfaction. The person entitled to any such delivery may, by notice to the Corporation at the time the requirement for such delivery is first established, elect to have such withholding satisfied by a reduction of the number of shares otherwise so deliverable, such reduction to be calculated based on a closing market price on the date of such notice.

15.         Tenure. A Participant’s right, if any, to continue to serve the Corporation and its subsidiaries as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

16.       Duration, Interpretation, Amendment and Termination. No benefit shall be granted more than ten years after the date of adoption of this Plan; provided, however, that the terms and conditions applicable to any benefit granted within such period may thereafter be amended or modified by mutual agreement between the Corporation and the participant or such other person as may then have an interest therein. Also, by mutual agreement between the Corporation and a participant hereunder, stock options or other benefits may be granted to such participant in substitution and exchange for, and in cancellation of, any benefits previously granted such participant under this Plan. To the extent that any stock options or other benefits which may be granted within the terms of the Plan would qualify under present or future laws for tax treatment that is beneficial to a recipient, then any such beneficial treatment shall be considered within the intent, purpose and operational purview of the Plan and the discretion of the Administrator, and to the extent that any such stock options or other benefits would so qualify within the terms of the Plan, the Administrator shall have full and complete authority to grant stock options or other benefits that so qualify (including the authority to grant, simultaneously or otherwise, stock options or other benefits which do not so qualify) and to prescribe the terms and conditions (which need not be identical as among recipients) in respect to the grant or exercise of any such stock option or other benefits under the Plan. The Board of Directors may amend the Plan from time to time or terminate the Plan at any time. However, no action authorized by this paragraph shall reduce the amount of any existing benefit or change the terms and conditions thereof without the participant’s consent. No amendment of the Plan shall, without approval of the stockholders of the Corporation, (a) increase the total number of shares which may be issued under the Plan or increase the amount or type of benefits that may be granted under the Plan; or (b) modify the requirements as to eligibility for benefits under the Plan.

17.       Effective Date. This 2007 Stifel Financial Corp. Incentive Stock Plan shall become effective as of the date it is adopted by the Board of Directors of the Corporation subject only to approval by the holders of a majority of the outstanding voting stock of the Corporation within twelve months before or after the adoption of the Plan by the Board of Directors.

The undersigned hereby certifies that this 2007 Stifel Financial Corp. Incentive Stock Plan was adopted by the Board of Directors of the Corporation at its special meeting on January 29, 2007.

By:	/s/ David M. Minnick

Title:	Secretary

Date: May 22, 2007

ANNEX II

FAIRNESS OPINION OF CITIGROUP GLOBAL MARKETS INC.

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

Confidential

January 8, 2007

The Board of Directors

Stifel Financial Corp.

501 North Broadway

St. Louis, Missouri 63102

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Stifel Financial Corp. (“Stifel”) of the Merger Consideration (defined below) to be paid by Stifel pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of January 8, 2007 (the “Merger Agreement”), by and among Stifel, SF RB Merger Sub, Inc., Ryan Beck Holdings, Inc. (“Ryan Beck”) and BankAtlantic Bancorp, Inc. (“Bancorp”). As more fully described in the Merger Agreement, (i) SF RB Merger Sub, Inc. will be merged with and into Ryan Beck (the “Merger”) and (ii) each share of the common stock, $0.001 par value per share, of Ryan Beck (“Ryan Beck Common Stock”) issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement) shall, by virtue of the Merger, automatically without any action on the part of the holder thereof be converted into the right to receive, upon surrender of the certificate representing each such share, if any, its Pro Rata Portion (as defined in the Merger Agreement) of (A) 2,531,278 shares (“Initial Share Consideration”) of the common stock, $0.15 par value per share, of Stifel (“Stifel Common Stock”); (B)(1) subject to the receipt by Stifel of the approval of Stifel’s shareholders with respect to the same, warrants to purchase an aggregate of 500,000 shares of Stifel Common Stock at an exercise price of $36.00 per share, pursuant to the Warrant (as defined in the Merger Agreement), or (2) in the event such shareholder approval is not obtained, cash in the amount of $20,000,000; and (C) the Earn-Out Consideration (as defined in the Merger Agreement), if any (collectively, the “Merger Consideration”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Stifel and certain senior officers and other representatives and advisors of Ryan Beck concerning the business, operations and prospects of Stifel and Ryan Beck. We examined certain publicly available business and financial information relating to Stifel and Ryan Beck as well as certain financial forecasts and other information and data relating to Stifel and Ryan Beck which were provided to or discussed with us by the respective managements of Stifel and Ryan Beck, including adjustments to the forecasts and other information and data relating to Stifel and Ryan Beck discussed with us by the respective managements of Stifel and Ryan Beck, and including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Stifel and Ryan Beck to result from the Merger. In addition, we have assumed with your consent, that there are no material undisclosed liabilities of Ryan Beck for which adequate reserves or other provisions have not been made. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Stifel Common Stock, the historical and projected earnings and other operating data of Stifel and Ryan Beck and the capitalization and financial condition of Stifel and Ryan Beck; and in light of the liquidity requirements and capital resources of Ryan Beck. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information

The Board of Directors

Stifel Financial Corp.

January 8, 2007

relating to the businesses of other companies whose operations we considered relevant in evaluating those of Stifel and Ryan Beck. We also evaluated certain potential pro forma financial effects of the Merger on Stifel. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.

In rendering our opinion, we have assumed and relied, without assuming any responsibility for independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the respective managements of Stifel and Ryan Beck that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us relating to Stifel and Ryan Beck and, in the case of certain potential pro forma financial effects of, and strategic implications and operational benefits resulting from, the Merger, Stifel, we have been advised by the respective managements of Stifel and Ryan Beck that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Stifel and Ryan Beck as to the future financial performance of Stifel and Ryan Beck, the potential strategic implications and operational benefits anticipated to result from the Merger and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger)reflected in such forecasts and other information and data will be realized in the amounts and at the times projected. We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Stifel, Ryan Beck or the contemplated benefits to Stifel of the Merger. The Merger Agreement provides for the substitution of an amount of cash, the Substituted Cash Consideration(as defined in the Merger Agreement), for a portion of the Initial Share Consideration in certain circumstances. We have assumed, with your consent, that no Substituted Cash Consideration will be paid in connection with the Merger. We also have assumed, with your consent, that the Merger will be treated as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of Stifel and Ryan Beck. We are not expressing any opinion as to what the value of the Stifel Common Stock will be when issued pursuant to the Merger or the price at which the Stifel Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Stifel or Ryan Beck, nor have we made any physical inspection of the properties or assets of Stifel or Ryan Beck. We express no view as to, and our opinion does not address, the relative merits of the Merger as compared to any alternative business strategies that might exist for Stifel or the effect of any other transaction in which Stifel might engage. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to Stifel in connection with the proposed Merger and will receive a fee for such service, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We acted as financial advisor to Citigroup Inc. in connection with its sale of the Legg Mason capital markets business to Stifel on December 1, 2005. In connection therewith and

The Board of Directors

Stifel Financial Corp.

January 8, 2007

pursuant to that certain Acquisition Agreement, dated as of September 12, 2005 (as amended, the “Legg Acquisition Agreement”), between Stifel and Citigroup Inc., Stifel may owe Citigroup Inc. certain contingent “earn-out” payments based on the combined revenues of Stifel and Ryan Beck if the Merger is consummated. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Stifel and Bancorp for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Stifel, Bancorp and Ryan Beck and their respective affiliates.

Our advisory services and the opinion expressed herein are provided solely for the information of the Board of Directors of Stifel in its evaluation of the proposed Merger, and may not be relied upon by any third party or used for any other purpose. Our opinion may not be quoted, referred to or otherwise disclosed, in whole or in part, nor may any public reference to Citigroup Global Markets Inc. be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by Stifel in the Merger is fair, from a financial point of view, to Stifel.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

Ryan Beck Holdings, Inc. and Subsidiaries

Index to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

Page
Report of Independent Auditors	2
Consolidated Financial Statements
Consolidated Statements of Financial Condition as of December 31, 2006 and 2005	3
Consolidated Statements of Operations for the years ended December 31, 2006, 2005 and 2004	4
Consolidated Statements of Stockholder's Equity for the years ended December 31, 2006, 2005 and 2004	5
Consolidated Statements of Cash Flows for the years ended December 31, 2006, 2005 and 2004	6-7
Notes to Consolidated Financial Statements	8
Management’s Discussion and Analysis of Financial Condition and Results of Operations	21

Report of Independent Auditors

To the Board of Directors and Stockholder of

Ryan Beck Holdings, Inc. and Subsidiaries:

In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of operations, changes in stockholder's equity, and cash flows present fairly, in all material respects, the financial position of Ryan Beck Holdings, Inc. and subsidiaries (the "Company") at December 31, 2006 and 2005 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 11 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123(R) "Share-Based Payment", effective January 1, 2007.

/s/ PricewaterhouseCoopers LLP

April 19, 2007

Ryan Beck Holdings, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

December 31, 2006 and 2005

(In thousands, except share and per share amounts)	December 31,
	2006	2005
Assets
Cash	$3,188	$5,267
Cash segregated under Federal and other regulations	97	99
Securities owned, held at clearing broker, at fair value	112,382	180,292
Forgivable loans, net of reserves of $3,052 and $3,401, respectively	18,582	18,687
Notes receivable	- -	3,360
Deferred income taxes, net	16,406	11,729
Due from clearing brokers	15,629	- -
Property and equipment, net of accumulated depreciation and amortization	9,644	7,573
Income taxes receivable	3,602	- -
Goodwill	454	454
Other assets	8,644	6,918
Total assets	$188,628	$234,379

Liabilities and Stockholder’s Equity
Liabilities
Accrued employee compensation and benefits	$56,320	$56,633
Due to clearing broker	- -	24,486
Securities sold, but not yet purchased, at fair value	31,407	35,177
Accounts payable and other accrued expenses	11,015	15,376
Total liabilities	98,742	131,672

Commitments and contingencies (Note 13)	- -	- -
Minority interest in consolidated subsidiary	45	2,092

Stockholder’s equity
Common stock, par value $0.001 per share, authorized 75,000,000 shares; issued 24,465,000 and outstanding 24,375,000 as of December 31, 2006 and December 31, 2005, respectively	24	24
Treasury stock at cost, 90,000 shares as of December 31, 2006 and December 31, 2005, respectively	(492)	(492)
Additional paid-in capital	38,241	37,580
Retained earnings	52,068	63,503
Total stockholder’s equity	89,841	100,615
Total liabilities and stockholder’s equity	$188,628	$234,379

The accompanying notes are an integral part of these consolidated financial statements.

Ryan Beck Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

For the Years Ended December 31, 2006, 2005 and 2004

(In thousands)	For the Years Ended December 31,
	2006	2005	2004
Revenues
Principal transactions, net	$90,190	$100,287	$90,416
Commissions	85,866	83,073	82,575
Interests and dividends	25,151	22,187	18,064
Underwriting and investment banking	14,221	45,527	48,245
Other	3,033	2,237	3,855
Total revenue	218,461	253,311	243,155

Expenses
Compensation and benefits	170,605	165,323	158,867
Occupancy, equipment rental and depreciation	16,588	15,816	15,429
Communications	15,187	13,554	12,527
Professional fees	8,790	6,706	5,481
Floor brokerage, exchange, and clearing fees	8,612	9,118	9,835
Interest expense	5,995	3,419	924
Advertising and market development	5,788	5,418	4,734
Other	7,046	7,119	6,184
Total expenses	238,611	226,473	213,981

Income (loss) before income taxes and minority interest	(20,150)	26,838	29,174
Income tax benefit / (expense)	7,965	(10,095)	(11,692)
(Loss) / income before minority interest	(12,185)	16,743	17,482
Minority interest benefit / (expense)	750	(87)	- -
Net (loss) income	$(11,435)	$16,656	$17,482

The accompanying notes are an integral part of these consolidated financial statements.

Ryan Beck Holdings, Inc. and Subsidiaries

Consolidated Statements of Changes in Stockholder’s Equity

For the Years Ended December 31, 2006, 2005 and 2004

(In thousands)	Common Stock (1)	Additional Paid-In Capital (1)	Retained Earnings	Treasury Stock		Total (1)
Balance at December 31, 2003	$24	$37,437	$34,365	$	- -	$71,826
Net income	- -	- -	17,482		- -	17,482
Dividend paid to parent ($0.204 per share)	- -	- -	(5,000)		- -	(5,000)
Exercise of stock options	- -	143	- -		- -	143
Balance at December 31, 2004	24	37,580	46,847		- -	84,451
Net income	- -	- -	16,656		- -	16,656
Repurchase of common stock	- -	- -	- -		(492)	(492)
Balance at December 31, 2005	24	37,580	63,503		(492)	100,615
Net loss	- -	- -	(11,435)		- -	(11,435)
Amortization of stock compensation	- -	661	- -		- -	661
Balance at December 31, 2006	$24	$38,241	$52,068		$(492)	$89,841

(1)	The Company declared a 3 for 1 stock split on January 20, 2004. Amounts have been adjusted to retroactively give effect to the stock split.

The accompanying notes are an integral part of these consolidated financial statements.

Ryan Beck Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Years Ended December 31, 2006, 2005 and 2004

(In thousands)	For the years ended December 31,
	2006	2005	2004
Cash flows from operating activities:
Net income / (loss)	$(11,435)	$16,656	$17,482
Adjustment to reconcile net (loss) / income to net cash provided by operating activities
Depreciation and amortization	2,587	2,661	2,101
Amortization of forgivable loans	6,216	4,899	5,406
Deferred rent	2,978	2,377	1,425
Deferred income taxes	(4,677)	(3,693)	(1,520)
Stock based compensation	661	- -	- -
Minority interest	(750)	87	- -
(Increase) decrease in operating assets
Cash segregated under federal and other regulations	2	123	105
Securities owned, at fair value	67,910	(54,849)	(878)
Forgivable loans	(6,111)	(6,998)	(6,949)
Due from clearing broker	(15,629)	16,619	(16,619)
Income taxes receivable	(3,602)	- -	- -
Other assets	(1,726)	(772)	1,304
Increase (decrease) in operating liabilities
Securities sold, but not yet purchased, at fair value	(3,770)	(4,286)	1,649
Due to clearing broker	(24,486)	24,486	(8,583)
Accrued employee compensation and benefits	(313)	4,203	11,661
Accounts payable and other accrued expenses	(7,338)	(1,437)	(3,232)
Net cash provided by operating activities	517	76	3,352

Cash flows from investing activities
Proceeds from notes receivable-GMS	3,360	2,986	5,625
Purchases of property and equipment	(4,658)	(2,761)	(5,861)
Net cash provided by (used in) investing activities	$(1,298)	$225	$(236)

The accompanying notes are an integral part of these consolidated financial statements.

Ryan Beck Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

For the Years Ended December 31, 2006, 2005 and 2004

(In thousands)	For the years ended December 31,
	2006		2005		2004

Cash flows from financing activities
Dividend payment to shareholder	$	- -	$	- -	$(5,000)
Exercise of stock options		- -		- -	143
Repurchase of common stock		- -		(492)	- -
Capital contributions from minority interest holders in consolidated subsidiary		2,905		2,006	- -
Capital withdrawals from minority interest holders in consolidated subsidiary		(4,203)		- -	- -
Net cash provided by (used in) financing activities		(1,298)		1,514	(4,857)

Increase (decrease) in cash		(2,079)		1,815	(1,741)

Cash
Beginning of year		5,267		3,452	5,193
End of year		$3,188		$5,267	$3,452

Supplemental cash flow disclosure
Interest paid		$5,920		$3,212	$935
Income taxes paid, including $4,000, $10,712, and $8,900 paid to Parent, respectively		$4,680		$13,698	$12,558

The accompanying notes are an integral part of these consolidated financial statements.

Ryan Beck Holdings, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004
1.	Organization

Ryan Beck Holdings, Inc. and Subsidiaries (collectively, the "Company") is a company organized under the laws of the state of New Jersey. The Company's principal subsidiary is Ryan Beck & Co., Inc. ("Ryan Beck"), a registered broker-dealer under the Securities Exchange Act of 1934 and is a member of the National Association of Security Dealers, Inc. ("NASD") and other securities exchanges. Other subsidiaries include Ryan Beck Life Agency, Ryan Beck Executive Tax Advisors, Ryan Beck Management Co., Inc. and Ryan Beck Investment Management, LLC ("General Partner"). Ryan Beck is an investment banking firm engaged in the underwriting, distribution and trading of tax-exempt, equity and debt securities. As investment bankers, the broker-dealer provides capital-raising and advisory services, in addition to mergers and acquisitions transaction management. Ryan Beck also offers a full-service, general securities brokerage business with investment and insurance products for retail and institutional clients and provides investment and wealth management advisory services for its customers. Ryan Beck clears the majority of its securities transactions on a fully-disclosed basis through a clearing broker, Pershing, a Bank of New York Securities.

The Company is a wholly owned subsidiary of BankAtlantic Bancorp ("BankAtlantic"), a public company traded on the NASDAQ. On February 28, 2007, BankAtlantic closed on a transaction, whereby the Company was sold to Stifel Financial Corp. (see Note 16)

2.	Summary of Significant Accounting Policies

Consolidation Policy

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. In 2005, Ryan Beck Kronos Fund, LP ("Partnership"), a limited partnership organized under the Delaware Revised Uniform Limited Partnership Act, was formed and consolidated into the General Partner, a wholly owned subsidiary of Ryan Beck, who has control over the Partnership. As of December 31, 2006 and December 31, 2005, the Consolidated Statement of Financial Condition includes 100% of the assets and liabilities of the Partnership and the ownership interests of minority investors are recorded as minority interest. Minority interest in income from continuing operations are deducted to arrive at consolidated net income. All inter-company transactions and balances have been eliminated.

Use of Estimates

The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant of these estimates and assumptions relates to reserves on terminated forgivable loans and litigation matters. These estimates are based on historical experience and information that is available to management about current events and actions the Company may take in the future. Actual results could differ from those estimates.

Securities Transactions

Proprietary securities transactions are recorded on trade date with gains and losses recorded net, in principal transactions. Customers’ securities transactions are reported on a settlement date basis with related commission income and expenses reported on trade date. Amounts receivable and payable for securities transactions that have not reached their contractual settlement date are recorded net on the statement of financial condition.

Ryan Beck Holdings, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

Securities owned are carried at fair value. Fair value is based on quoted market prices or dealer quotes where those are available and considered reliable. Additionally, other factors may be considered where appropriate, such as market prices for related or similar financial instruments and coupon, yield, credit quality, prepayment terms, volatility and other economic factors. Changes in unrealized appreciation (depreciation) arising from fluctuations in fair value or upon realization of securities positions are reflected net in principal transactions.

Derivatives

Derivative financial instruments, including futures, mortgage backed to-be-announced securities (TBA's) and when-issued securities are recorded on the trade date with gains and losses recognized net in the Statement of Operations as principal transactions. These derivative financial instruments are held for trading purposes, which include meeting the needs of clients and hedging proprietary trading activities. Derivatives are carried at quoted market value, or, if market prices are not readily available, estimated fair value.

Open equity futures transactions are recorded as receivables from and payables to broker-dealers and clearing organizations.

Investment Banking

Investment banking revenues include gains, losses, and fees, net of syndicate expenses, arising from securities offerings in which Ryan Beck acts as an underwriter or agent. Investment banking revenues also include fees earned from providing merger and acquisition and financial advisory services. Investment banking management and underwriting fees are recorded as earned, provided no contingency of payment exists. Sales concessions are recorded on trade date.

Income Taxes

The Company operates under a tax sharing arrangement and is included in BankAtlantic’s consolidated federal tax return. The Company files state and local income tax returns separately from BankAtlantic. Federal income taxes are calculated as if the Company filed on a separate tax return basis and the amount of current tax expense or benefit was either remitted to or received from BankAtlantic.

The amount of current and deferred taxes payable or refundable is recognized as of the date of the financial statements, utilizing currently enacted tax laws and rates. Deferred tax expenses or benefits are recognized in the financial statements for the changes in deferred tax liabilities or assets between years.

The Company establishes reserves for uncertain tax positions based upon an assessment of its tax filing positions for each jurisdiction. Reserves are included within accounts payable and other accrued expenses.

Depreciation

Depreciation is provided on a straight line basis for assets acquired for periods beginning on January 1, 2005, using estimated lives of three to ten years. For periods prior to 2005, the Ryan Beck utilized an accelerated basis of depreciation. Leasehold improvements are amortized on a straight-line basis over the lesser of the economic useful life of the improvement or the term of the lease.

Goodwill

Goodwill represents the cost of acquired businesses in excess of fair market value of the related net identifiable assets at acquisition. The carrying value of the goodwill is periodically reviewed for impairment at the level of

Ryan Beck Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2006, 2005 and 2004

reporting units by the Company on an undiscounted cash flow basis to assess recoverability. If the estimated future cash flows (undiscounted and without interest) are projected to be less than the carrying value, an impairment write-down representing goodwill which exceeds the present value of the estimated expected future cash flows would be recorded as a period expense.

Fair Value of Financial Instruments

Management estimates that the fair value of financial instruments recognized on the Consolidated Statement of Financial Condition approximates their carrying value, as such financial instruments are short-term in nature, bear interest at current market rates or are subject to frequent repricing.

Recent Accounting Pronouncements

On September 15, 2006, the Financial Accounting Standards Board ("FASB") issued FASB Statement No. 157 "Fair Value Measurement" ("FAS 157"). FAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value instruments. Under the standard, fair value refers to the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the market in which the reporting entity transacts. The standard clarifies the principle that fair value should be based on the assumptions market participants would use when pricing the asset or liability. In support of this principle, the standard establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets and the lowest priority to unobservable data, for example, the reporting entity’s own data. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. The Statement does not expand the use of fair value in any new circumstances. FAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of FAS 157 to have a material impact on our consolidated results of operations and financial condition.

In June 2006, the FASB issued Financial Interpretation No. 48 "Accounting for Uncertainty in Income Taxes-an interpretation of FASB No. 109" ("FIN 48"). FIN 48 provides guidance for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that a company has taken or expects to take on a tax return. FIN 48 substantially changes the accounting policy for uncertain tax positions and could result in increased volatility in the Company’s provision for income taxes. The interpretation also revises disclosure requirements including a tabular presentation to reflect the roll-forward of unrecognized tax benefits. This interpretation is effective as of January 1, 2007 and any changes in net assets that result from the application of this interpretation should be reflected as an adjustment to retained earnings. The Company does not expect the adoption of FIN 48 to have a material impact on our consolidated results of operations and financial condition.

3.	Reclassifications / Revisions

Certain amounts from prior periods have been reclassified / revised to conform to current period presentation. During 2005 and 2004, the Company reported $7.6 million and $6.7 million, respectively, of income earned on customer balances held at the clearing broker as other income. Such amounts have been reclassified to interest income to be consistent with the December 31, 2006 presentation. In addition, the Company reported ($2.1) million and ($1.5) million of book overdrafts as cash flows from financing activities during 2005 and 2004, respectively, but has revised such cash flows to be reported as operating activities to be consistent with the December 31, 2006 presentation as such activity is associated with zero-balance account program and not a bank overdraft.

Ryan Beck Holdings, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

4.	Cash Segregated Under Federal and Other Regulations

Cash segregated under Federal and other regulations of approximately $97,000 and $99,000 as of December 31, 2006 and 2005 represents funds segregated by Ryan Beck to satisfy the redemption of customers redeeming municipal bond coupons.

5	Notes Receivable

As part of Ryan Beck’s acquisition of certain of the assets and assumption of certain of the liabilities of Gruntal & Co., LLC, in April 2002, Ryan Beck acquired all of the membership interests in The GMS Group, L.L.C. ("GMS"). Ryan Beck sold its entire membership interest in GMS to GMS Group Holdings Corp. ("Buyer") in August 2003 for $22.6 million. Ryan Beck received cash proceeds from the sale of $9.0 million and a $13.6 million secured promissory note issued by the Buyer with recourse to the management of GMS. The note is secured by the membership interest in GMS and contains covenants that require GMS to maintain certain capital and financial ratios. If these covenants are not maintained, Ryan Beck can exercise its rights of default under the note, including pursuing sale of the collateral. The promissory note is at a federal funds rate plus an applicable margin, subject to a cap of 13%, and is payable in 27 equal quarterly installments continuing until June 2010 with a final payment in September 2010. The note can be prepaid at the option of the borrower and any prepayment of principal shall be applied in inverse order of maturity. At December 31, 2005 the outstanding balance of the promissory note was approximately $3.4 million. In June 2006, Ryan Beck received a final lump sum payment of approximately $3.4 million, reducing the outstanding balance to zero.

6	Forgivable Loans

Ryan Beck has a recruitment and retention plan for certain financial consultants, key employees and others, whereby they are given a sum of money which is repayable only if they voluntarily terminate employment with Ryan Beck, are terminated for cause or fail to meet other agreed upon criteria (the "forgivable note"). Each forgivable note will generally have a term of three, five or seven years. A pro-rata portion of the principal amount of the note is forgiven each month over the term, solely based upon the passage of time. If a participant terminates employment with Ryan Beck prior to the end of the term of the note, the outstanding balance becomes immediately due. A reserve is established for such terminated notes, taking into consideration historical settlements reached with former employees, adjusted for any expenses incurred related to collections. Ryan Beck had $18.6 million and $18.7 million of notes receivable from certain employees, net of reserves of approximately $3.1 million and $3.4 million as of December 31, 2006 and 2005, respectively. For the years ended December 31, 2006, 2005 and 2004, amortization expense for these notes was $6.2 million, $4.9 million and $5.4 million, respectively, which is included in Compensation and benefits.

7.	Securities Owned and Securities Sold, Not Yet Purchased, at Fair Value

The Company's securities owned consisted of the following (in thousands):

Ryan Beck Holdings, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

	As of December 31,
	2006	2005
Obligations of U.S. Government agencies	$56,865	$45,827
Mutual funds and other	23,720	28,359
State and municipal obligations	14,790	76,568
Equity securities	11,345	23,645
Corporate debt	3,877	3,410
Certificates of Deposit	1,785	2,483
	$112,382	$180,292

Securities owned at December 31, 2006 and 2005 were primarily associated with Ryan Beck's trading activities conducted as principal on behalf of the firm and individual and institutional investor clients. Transactions as principal involve making markets in securities which are held in inventory to facilitate sales to and purchases from customers.

Securities sold, but not yet purchased consisted of the following (in thousands):

	As of December 31,
	2006	2005
Obligations of U.S. Government agencies	$19,806	$29,653
State and municipal obligations	73	41
Equity securities	10,551	3,780
Corporate debt	935	1,332
Certificates of Deposit	42	371
	$31,407	$35,177

During the year ended December 31, 2005, a limited partnership was organized under the Delaware Revised Uniform Limited Partnership Act. The Partnership is a hedge fund that primarily trades equity securities. The Partnership is consolidated into the General Partner, a wholly owned subsidiary of the Company, who has control over the Partnership. There are no securities owned and securities sold, but not yet purchased associated with the Partnership at December 31, 2006. Included within securities owned and securities sold, but not yet purchased at December 31, 2005 was $3.4 million and $1.3 million, respectively, associated with the Partnership.

8.	Property and Equipment

Property and equipment, stated at cost, consisted of (in thousands):

	As of December 31,
	2006	2005
Office furniture and equipment	$17,304	$14,569
Leasehold improvements	7,070	5,236
	24,374	19,805
Less accumulated depreciation and amortization	(14,730)	(12,232)
	$9,644	$7,573

Ryan Beck Holdings, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

For the years ended December 31, 2006, 2005 and 2004 the Company recorded depreciation and amortization expense of approximately $2.6 million, $2.7 million and $2.1 million, which is included in occupancy, equipment rental and depreciation.

9.	Income Taxes

The income tax (benefit) / provision consists of the following for the years ended December 31, 2006, 2005 and 2004 (in thousands):

	For the Years Ended December 31,
	2006	2005	2004
Current tax (benefit) expense
Federal	$(3,535)	$11,807	$10,164
State	247	1,981	3,048
	(3,288)	13,788	13,212
Deferred tax (benefit)
Federal	$(2,772)	$(2,976)	$(1,175)
State	(1,905)	(717)	(345)
	(4,677)	(3,693)	(1,520)
	$(7,965)	$10,095	$11,692

The following is a reconciliation of the expected income tax expense computed at the applicable Federal statutory rate of 35% to the actual income tax (benefit) / expense for the years ended December 31, 2006, 2005 and 2004 (in thousands):

	For the years ended December 31,
	2006		2005		2004
Tax (benefit) expense at federal statutory rate	$(6,790)	(35.0)%	$9,363	35.0%	$10,211	35.0%
State income taxes, net of federal income tax effect	(1,024)	(5.2)%	1,486	5.5%	1,801	6.2%
Tax exempt interest income (net of cost to carry)	(185)	(0.1)%	(563)	(2.1)%	(161)	(0.1)%
Travel and entertainment expense	329	1.7%	228	0.9%	230	0.8%
Other	(295)	(1.5)%	(419)	(1.7)%	(389)	(1.8)%
Income tax (benefit) expense	$(7,965)	(40.1)%	$10,095	37.6%	$11,692	40.1%

The Company has recorded federal taxes receivable of approximately $3.7 million as of December 31, 2006 which is included within income taxes receivable and federal taxes payable of approximately $3.9 million as of December 31, 2005, which is included within accounts payable and accrued expenses and is due under a tax sharing arrangement.

Ryan Beck Holdings, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

The Company's cumulative net deferred tax asset consists of the following at December 31, 2006 and 2005 (in thousands):

	As of December 31
	2006	2005
Deferred compensation	$12,787	$10,141
Deferred rent	938	785
Medical claims reserve	752	1,253
State tax NOL	695	- -
Legal reserve	479	273
Stock based compensation	305	- -
Forgivable loans	206	47
Depreciation	166	- -
Amortization of goodwill	141	202
Other	125	179
Total deferred tax asset	16,594	12,880
Investments	(188)	(1,054)
Depreciation	- -	(97)
Total deferred tax liability	(188)	(1,151)
Total net deferred tax	$16,406	$11,729

At December 31, 2006, the Company established a deferred tax asset of approximately $695,000 related to state net operating loss carryforwards of approximately $12.7 million. These carryforwards expire in each of the respective states where they had arisen, commencing with December 31, 2011 and ending on December 31, 2026, based on the carryforward periods available to the Company in the states in which it files for such carryforward periods.

There are no valuation allowances recorded against Federal and state deferred assets at December 31, 2006 and 2005. Management believes it is more likely than not that all of the Federal and state deferred tax assets will be utilized.

10.	Due from Clearing Brokers

In the ordinary course of business, Ryan Beck borrows under an agreement with its clearing broker by pledging securities owned as collateral primarily to finance its trading inventories. As of December 31, 2006, the balance due from the clearing brokers was $15.6 million and as of December 31, 2005, the balance due to the clearing broker was $24.5 million. The clearing broker may rehypothecate all of Ryan Beck's securities owned.

11.	Employee Benefit Plans

Retirement Plans

Ryan Beck maintains a retirement plan for eligible employees, the 401(k) Savings Plan.

Employees may contribute to the 401(k) Savings Plan up to 25% of their eligible earnings, subject to certain limitations. In 2006, 2005 and 2004, Ryan Beck matched 50% on the first 6% of contribution for salaried employees, as defined. Additionally, the Company awarded an additional 0%, 0% and 2% of contributions for

Ryan Beck Holdings, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

salaried employees as a discretionary match during the years ended December 31, 2006, 2005 and 2004, respectively. Included in compensation and benefits expense on the consolidated statement of operations was approximately $998,000, $502,000, and $1.6 million of operating and employer contribution expenses related to the 401(k) Savings Plan during the years ended December 31, 2006, 2005 and 2004, respectively.

Ryan Beck & Co., Inc. Common Stock Option Plan

In March 2002, Ryan Beck established the Common Unit Option Plan ("Plan"), a non-qualified stock option plan. In September 2002, the common units were converted into options to acquire Ryan Beck’s Common Stock. In March 2004, Ryan Beck options were converted into options of the Company.

The Company historically accounted for its stock based compensation under the recognition and measurement principles of Accounting Principles Board Opinion No. 25. As the exercise price of all options granted for the years ended December 31, 2005 and 2004 were at fair value of the common stock, no compensation expense was recorded by the Company.

Effective January 1, 2006, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123 (revised 2004), "Share-Based Payment" ("SFAS 123R"), using the modified prospective transition method. Under this transition method, share-based compensation expense for the year ended December 31, 2006 includes compensation expense for all share-based compensation awards granted prior to, but not yet vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provision of SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Share-based compensation expense for all stock-based compensation awards granted after January 1, 2006 is based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R, using a Black-Scholes model. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which is generally the option vesting term of four years. The impact of adopting SFAS 123R on the Company’s consolidated financial statements for the year ended December 31, 2006 was an increase of compensation expense of approximately $0.7 million.

The following is a summary of the Company's common stock option activity:

Outstanding Options
Outstanding at December 31, 2003	1,530,000
Exercised	(90,000)
Forfeited	(22,500)
Issued	820,500
Outstanding at December 31, 2004	2,238,000
Exercised	- -
Forfeited	(191,000)
Issued	22,000
Outstanding at December 31, 2005	2,069,000
Exercised	- -
Forfeited	(82,000)
Issued	377,500
Outstanding at December 31, 2006	2,364,500
Available for Grant at December 31, 2006	73,000

Ryan Beck Holdings, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

In March 2004, options were granted to acquire an aggregate of 798,500 shares of the Company's common stock at an exercise price equal to fair value at the date of grant ($5.26), and in July 2004, 22,000 options were granted to acquire shares of the Company's common stock at an exercise price equal to fair value at the date of grant ($5.28), all of which vest four years from the grant date and expire ten years from the grant date. In January 2005, 22,000 options were granted to acquire shares of the Company's common stock at an exercise price equal to fair value at the date of grant ($5.46), all of which vest four years from the grant date and expire ten years from the grant date. In March 2006, 377,500 options were granted to acquire shares of the Company’s common stock at an exercise price equal to fair value at the date of grant ($3.86), all of which vest four years from the grant date and expire ten years from the grant date. In June 2004, options to acquire 90,000 shares of the Company's common stock were exercised at a price of $1.60 per share. During the years ended December 2006, 2005 and 2004, 82,000, 191,000, and 22,500 options to acquire the Company's common stock were forfeited with a weighted average exercise price of $4.28, $3.67 and $5.26, respectively.

Upon exercise of the options, the Company or BankAtlantic Bancorp has the right under certain defined circumstances, starting six months plus one day after the exercise date, to repurchase the common stock at fair value as determined by an independent appraiser. The Company and BankAtlantic Bancorp also have the right of first refusal on any sale of the Company's common stock issued as a result of the exercise of an option, and BankAtlantic Bancorp has the right to require any common shareholder to sell its shares in the event that BankAtlantic Bancorp sells its interest in the Company. The 90,000 shares of the Company's common stock issued in June 2004 upon the exercise of the Company's stock options were repurchased by the Company in January 2005 at $5.46 per share, the fair value of the Company's common stock at the repurchase date.

The method used to calculate the fair value of the options granted was the Black-Scholes model with the following grant date fair values and assumptions:

Year of Grant	Number of Options Granted	Grant Date Fair Value of common stock	Fair Value of Option	Exercise Price	Risk Free Interest Rate	Expected Volatility	Expected Dividend Yield	Expected Term (Years)
2004	820,500	$5.26-5.28	$1.31-1.37	$5.26-5.28	3.77-4.31%	19.80-20.39%	1.09%	6
2005	22,000	$5.46	$1.57	$5.46	4.39%	21.97%	0.83%	6
2006	377,500	$8.74	$3.86	$8.74	4.55%	38.25%	0.82%	7

During December 31, 2006, the annual forfeiture percentage was 11.47%.

Ryan Beck Holdings, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

The following table summarizes information about the Company’s stock options outstanding at December 31, 2006:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at 12/31/06	Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at 12/31/06	Weighted- Average Exercise Price
$1.60 to $1.68	1,297,500	5.2 years	$1.62	1,297,500	$1.61
$5.26 to $5.46	689,500	7.2 years	5.27	—	—
$8.74	377,500	9.1 years	8.74	—	—
	2,364,500	6.4 years	$3.82	1,297,500	$1.61

As of December 31, 2006, approximately $1.6 million of unrecognized compensation cost was related to non vested stock option compensation. The cost is expected to be recognized over a weighted average period of approximately three years.

The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	For the years ended December 31,
	2005	2004
Net income, as reported	$16,656	$17,482
Deduct total stock-based employee compensation expense determined under fair value based method for all awards, net of related income tax effect	(173)	(136)
Pro forma net income	$16,483	$17,346

Ryan Beck & Co., Inc., Deferred Compensation Plans

Ryan Beck maintains a voluntary deferred compensation plan, the Ryan Beck & Co., Inc. Voluntary Deferred Compensation Plan, for certain employees whereby the employee may elect to defer a portion of his or her compensation for a minimum of 3 years or until retirement. These assets are fully vested. Ryan Beck also maintains the Ryan Beck & Co., Inc. Deferred Incentive Compensation Plan for certain employees whereby a portion of their compensation is deferred for a period of three to ten years. Compensation is not vested until the end of the term and the associated expense is recognized on a straight-line basis over the vesting period. Under the terms of these plans, the obligations are not required to be funded. The value of the deferred compensation obligation is adjusted to reflect the performance of selected measurement options chosen by each participant. The deferred compensation under these plans totaled $48.7 million and $36.2 million as of December 31, 2006 and 2005, respectively. The fully vested obligation of such plans is $17.4 million and $14.1 million which has been recorded in accrued employee compensation at December 31, 2006 and 2005, respectively.

Ryan Beck maintains an incentive deferred compensation plan for a key executive called the Supplemental Bonus Plan. Deferred bonuses are awarded under this plan, which vest over a three year period. Payments under the plan

Ryan Beck Holdings, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

occur in three equal annual installments upon vesting. The balance due as of December 31, 2006 and 2005 is $1.4 million and $1.4 million, which is included within accrued employee compensation and benefits.

Ryan Beck also maintains the Supplemental Executive Retirement Plan on behalf of one key executive. Retirement benefits of $2.3 million under the plan are payable in equal monthly installments over 120 months commencing at retirement. If the participant retires early or has an involuntary termination without cause, or for good reason or there is a change in control, the participant shall be entitled to receive 10% of his retirement benefit at the time such event occurs for each year of participation in the Plan not to exceed 10 years. The balance due as of December 31, 2006 and 2005 is $0.3 million and $0.2 million, respectively, which is included within accrued employee compensation and benefits.

12.	Regulatory Requirements

Ryan Beck, as a registered broker dealer and futures commission merchant, is subject to the net capital provisions of Rule 15c3-1 under the Securities Exchange Act of 1934 and Rule 1.17 of the Commodity Futures Trading Commission, which requires the maintenance of minimum net capital. Additionally, Ryan Beck, as a market maker, is subject to supplemental requirements of Rule 15c3-1(a)4, which provides for the computation of net capital to be based on the number of and price of issues in which markets are made by Ryan Beck, not to exceed $1.0 million. At December 31, 2006 and 2005, Ryan Beck's regulatory net capital was $23.0 million and $41.2 million, which was $22.0 million and $40.2 million in excess of its required net capital of $1.0 million, respectively.

Ryan Beck operates the majority of its business under the provisions of paragraph (k)(2)(ii) of Rule 15c3-3 of the Securities Exchange Act of 1934 as a fully-disclosed introducing broker and, accordingly, customer accounts are carried on the books of the clearing broker. However, Ryan Beck safekeeps and redeems municipal bond coupons for the benefit of its customers and for this activity, Ryan Beck is subject to the provisions of SEC Rule 15c3-3 relating to possession or control and customer reserve requirements.

13.	Commitments and Contingencies

Litigation

The Company is involved in a number of complaints, legal actions, arbitrations, investigations and proceedings concerning matters arising in connection with its business. Some of these actions have been brought on behalf of various classes of plaintiffs and seek substantial or indeterminate damages.

The Company is also involved, from time to time, in investigations and proceedings by governmental agencies and self-regulatory organizations, which can result in fines or other disciplinary action being imposed.

The Company is named as defendants in various judicial, regulatory and arbitration proceedings in the ordinary course of business. The nature of such proceedings do not involve large claims subjecting the Company to exposure, such as claims relating to investment banking underwritings, but rather are routine retail customer complaints regarding losses in individual accounts. These claims are ordinarily subject to arbitration proceedings, as specified in the agreements customers enter into when they transact with or through us. Additionally, legal proceedings may be brought from time to time in the future. Although there can be no assurance as to the ultimate outcome of a particular matter, the Company has generally denied, or believes that the Company has meritorious defenses and will deny, liability in all significant actions pending against them and the Company intends to vigorously defend such actions. In view of the inherent difficulty of predicting the outcome of legal proceedings, particularly where the

Ryan Beck Holdings, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

plaintiffs seek substantial or indeterminate damages or where novel legal theories or a large number of parties are involved, the Company cannot state what the eventual outcome of currently pending matters will be, what the timing of the ultimate resolution of these matters will be or what the eventual result in each pending matter will be. Subject to the foregoing caveat, the Company believes, based upon our current knowledge, after appropriate consultation with legal counsel and taking into account our legal reserves, that pending judicial, regulatory and arbitration proceedings will be resolved with no material adverse effect on our financial condition, although the Company can provide no assurance that such actions will not be material to our operating results and cash flows, depending in part, upon operating results and cash flows for a particular period. A provision has been made for all legal contingencies that are both probable and reasonably estimable.

Leases

The Company leases office space in various locations under noncancelable operating leases. At December 31, 2006, the future minimum rental commitments were as follows (in thousands):

Years ending December 31,
2007	$11,147
2008	10,159
2009	8,962
2010	5,836
2011	4,913
Thereafter	16,670
$57,687

Certain leases contain renewal options, or escalation clauses providing for increased rental payments based upon maintenance, utility and tax increases. Total office rental expense charged to operations was approximately $13.1 million, $13.1 million and $13.3 million for the years ended December 31, 2006, 2005 and 2004, respectively and is included within occupancy, equipment rental and depreciation, which is recognized on a straight-line basis over the life of the lease.

14.	Financial Instruments With Off-Balance-Sheet Risk

Ryan Beck enters into various transactions involving derivatives and other off-balance sheet financial instruments. These financial instruments include futures, mortgage-backed to-be-announced securities (TBAs) and securities purchased and sold on a when-issued basis (when-issued securities). These derivative financial instruments are used to meet the needs of customers, conduct trading activities, and manage market risks and are, therefore, subject to varying degrees of market and credit risk.

Futures contracts are executed on an exchange, and cash settlement is made on a daily basis for market movements. Accordingly, futures contracts generally do not have credit risk except in the event of default of the exchange. The credit risk for TBAs, options and when-issued securities is limited to the unrealized market valuation gains recorded in the statement of financial condition. Market risk is substantially dependent upon the value of the underlying financial instruments and is affected by market forces such as volatility and changes in interest rates. The Company generally utilizes US treasury bond and note futures as economic hedges against its municipal bond trading portfolio. The financial futures are recorded at fair value with changes in fair value included in earnings. At December 31, 2006 and 2005, the Company sold 10 US treasury contracts and 245 US treasury contracts with a notional amount of $1.1 million and $26.5 million, respectively. At December 31, 2006 and 2005 there were no derivatives designated as accounting hedges.

Ryan Beck Holdings, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2006, 2005 and 2004

In addition, the Company has sold securities that it does not currently own and will therefore be obligated to purchase such securities at a future date. Ryan Beck has recorded these obligations in the financial statements at December 31, 2006, at market values of the related securities and will incur a loss if the market value of the securities increases subsequent to December 31, 2006.

Ryan Beck’s customers' securities transactions are introduced on a fully-disclosed basis to its clearing broker. The clearing broker carries all of the accounts of the customers of Ryan Beck and is responsible for execution, collection of and payment of funds and receipt and delivery of securities relative to customer transactions. Customers' securities activities are transacted on a cash and margin basis. These transactions may expose the Ryan Beck to off-balance-sheet risk, wherein the clearing broker may charge Ryan Beck for any losses it incurs in the event that customers may be unable to fulfill their contractual commitments and margin requirements are not sufficient to fully cover losses. As the right to charge Ryan Beck has no maximum amount and applies to all trades executed through the clearing broker, Ryan Beck believes there is no maximum amount assignable to this right. At December 31, 2006 and 2005, Ryan Beck has recorded liabilities of $12,440 and $13,279, respectively, with regard to the right, which is included within accounts payable and other accrued expenses. Ryan Beck has the right to pursue collection or performance from the counter parties who do not perform under their contractual obligations. Ryan Beck seeks to minimize this risk through procedures designed to monitor the creditworthiness of its customers and ensure that customer transactions are executed properly by the clearing broker.

15.	Related-Party Transactions

There were no related party transactions during the year ended December 31, 2006.

In 2005, the Company recorded approximately $800,000 in revenue and expense reimbursements related to investment banking and advisory services performed for BFC Financial Corporation ("BFC"). BFC is the controlling shareholder of BankAtlantic Bancorp with a majority voting interest.

In 2004, the Company recorded approximately $280,000 in revenue related to investment banking and advisory services performed for BankAtlantic Bancorp.

16.	Subsequent Events

On February 28, 2007 BankAtlantic and the Company’s option holders (collective, the "Shareholders") are scheduled to exchange their entire interest in Ryan Beck Holdings, Inc. common stock and options to acquire the Company’s common stock for approximately 2,500,000 shares of Stifel Financial Corp. common stock and five-year warrants to purchase an aggregate of 500,000 shares of Stifel Financial Corp’s. common stock at an exercise price of $36.00 per share (the"Warrants"). This will result in Ryan Beck Holdings, Inc. and Ryan Beck to be merged into Stifel Financial Corp.

This proposed merger will result in the triggering of change of control provisions with various deferred compensation and stock option arrangements of the Company resulting in the acceleration and recognition of liabilities, upon closing of the merger. In addition, the proposed merger may also impact the ultimate realizability of certain deferred tax assets of which there is currently no valuation allowance established.

STIFEL FINANCIAL CORP.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby nominates, constitutes and appoints Ronald J. Kruszewski and James M. Zemylak (or such other person as is designated by the board of directors of Stifel Financial Corp. (“Stifel”)) (the “Proxies”), or either of them (with full power to act alone), true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote as designated below all of the shares of common stock, $0.15 par value, of Stifel entitled to be voted by the undersigned at the special meeting of stockholders to be held on June 22, 2007 and at any adjournments or postponements thereof.

Please complete, sign and date other side and return promptly. Please mark [ X ] your vote as indicated in this example.

MANAGEMENT RECOMMENDS A VOTE FOR THE FOLLOWING:

1.          Proposal to issue additional shares of Stifel common stock upon the exercise of warrants and for payment of earn-out consideration relating to Stifel’s acquisition of Ryan Beck Holdings, Inc.

FOR	AGAINST	ABSTAIN
☐	☐	☐

2.          Proposal to approve and adopt the Stifel Financial Corp. 2007 Incentive Stock Plan (For Ryan Beck Employees).

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.            In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the special meeting and any adjournment thereof.

The undersigned hereby acknowledges receipt of the Notice of the Special Meeting of Stockholders and the accompanying Proxy Statement.

This proxy will be voted as specified. If no specification is made, this proxy will be voted FOR Proposal No. 1 and FOR Proposal No. 2. A vote to ABSTAIN will be voted AGAINST Proposal No. 1 and Proposal No. 2.

Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

☐	PLEASE CHECK THIS BOX IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

SIGN HERE _______________________________________________
(Please sign exactly as name appears at left)
SIGN HERE _______________________________________________
Executors, administrators, trustees, etc. should indicate when signing
DATED _______________________________________________

Please sign this proxy card exactly as your shares are registered. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If more than one person holds the power to vote the same, any one of them may sign this proxy card. If the stockholder is a corporation, this proxy card must be signed by a duly authorized officer of the stockholder. By signing this proxy card, you acknowledge receipt of the Notice of Special Meeting of Stockholders and Proxy Statement, with all enclosures and attachments, dated May 22, 2007. If address at left is incorrect, please write in the correct information.